EXHIBIT 2.a

                                           ACQUISITION AGREEMENT


                                                  BETWEEN



                                      FURNISHINGS INTERNATIONAL INC.



                                                    AND



                                             MASCO CORPORATION




                                              March 29, 1996

                                             TABLE OF CONTENTS

Preface. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

          Section  1.     Definitions. . . . . . . . . . . . . . . .   1

          Section 2.      Acquisition of Shares. . . . . . . . . . .   1
                  (a)     Basic Transaction. . . . . . . . . . . . .   1
                  (b)     Purchase Price . . . . . . . . . . . . . .   1
                  (c)     The Closing. . . . . . . . . . . . . . . .   2
                  (d)     Deliveries at the Closing. . . . . . . . .   2
                  (e)     Preparation of Closing Date Balance Sheet.   3
                  (f)     Adjustment to Preliminary Purchase Price .   6

          Section 3.      Representations and Warranties Concerning
                          the Transaction. . . . . . . . . . . . . . . 7
                  (a)     Representations and Warranties of Masco. . . 7
                  (b)     Representations and Warranties of the Buyer. 8

          Section 4.      Representations and Warranties Concerning
                          the HFG Companies . . . . . . . . . . . . . 16
                  (a)     Organization, Qualification, and Corporate
                          Power . . . . . . . . . . . . . . . . . . . 16
                  (b)     Capitalization. . . . . . . . . . . . . . . 16
                  (c)     Noncontravention. . . . . . . . . . . . . . 17
                  (d)     Brokers' Fees . . . . . . . . . . . . . . . 18
                  (e)     Investments . . . . . . . . . . . . . . . . 18
                  (f)     Financial Statements. . . . . . . . . . . . 18
                  (g)     Events Subsequent to December 31, 1995. . . 19
                  (h)     Litigation. . . . . . . . . . . . . . . . . 20
                  (i)     Legal Compliance. . . . . . . . . . . . . . 20
                  (j)     Tax Matters . . . . . . . . . . . . . . . . 20
                  (k)     Real Property . . . . . . . . . . . . . . . 22
                  (l)     Intellectual Property . . . . . . . . . . . 24
                  (m)     Personal Property . . . . . . . . . . . . . 26
                  (n)     Contracts . . . . . . . . . . . . . . . . . 26
                  (o)     Employees . . . . . . . . . . . . . . . . . 27
                  (p)     Employee Benefits . . . . . . . . . . . . . 28
                  (q)     Environmental Laws and Liabilities. . . . . 31
                  (r)     Insurance . . . . . . . . . . . . . . . . . 31

          Section 5.      Pre-Closing Covenants . . . . . . . . . . . 31
                  (a)     General . . . . . . . . . . . . . . . . . . 32
                  (b)     Notices and Consents. . . . . . . . . . . . 32
                  (c)     Operation of Business . . . . . . . . . . . 32
                  (d)     Reasonable Access . . . . . . . . . . . . . 33

                  (e)     Notice of Developments. . . . . . . . . . . 33
                  (f)     Exclusivity . . . . . . . . . . . . . . . . 35
                  (g)     Financing . . . . . . . . . . . . . . . . . 35
                  (h)     Certain Resignations. . . . . . . . . . . . 36
                  (i)     FIRPTA Certificates . . . . . . . . . . . . 36
                  (j)     Clear Title . . . . . . . . . . . . . . . . 36
                  (k)     Transitional Services . . . . . . . . . . . 36

          Section 6.      Employees and Employee Benefits . . . . . . 37
                  (a)     Continuation of Benefits. . . . . . . . . . 37
                  (b)     Certain Statutory Requirements. . . . . . . 37
                  (c)     Employee Pension Benefit Plans. . . . . . . 37
                  (d)     Employee Welfare Benefit Plans. . . . . . . 40
                  (e)     Employee Benefit Arrangements . . . . . . . 40
                  (f)     Plan Contributions. . . . . . . . . . . . . 41
                  (g)     Transitional Services . . . . . . . . . . . 41
                  (h)     Conflict. . . . . . . . . . . . . . . . . . 42


          Section 7.      Conditions to Obligation to Close . . . . . 42
                  (a)     Conditions to Obligation of the Buyer . . . 42
                  (b)     Conditions to Obligation of Masco . . . . . 43

          Section 8.      Indemnification . . . . . . . . . . . . . . 45
                  (a)     Survival of Representations and Warranties. 45
                  (b)     Indemnification Provisions for Benefit of
                          the Buyer . . . . . . . . . . . . . . . . . 46
                  (c)     Indemnification Provisions for Benefit of
                          Masco . . . . . . . . . . . . . . . . . . . 48
                  (d)     Matters Involving Third Parties . . . . . . 49
                  (e)     Miscellaneous . . . . . . . . . . . . . . . 50

          Section 9.      Tax Matters . . . . . . . . . . . . . . . . 51
                  (a)     Tax Sharing Agreements. . . . . . . . . . . 51
                  (b)     Allocation of Tax Liability . . . . . . . . 51
                  (c)     Consolidated and Similar Taxes and Tax
                          Returns for Periods Through the Closing
                          Date. . . . . . . . . . . . . . . . . . . . 52
                  (d)     Tax Contests. . . . . . . . . . . . . . . . 53
                  (e)     Cooperation . . . . . . . . . . . . . . . . 54
                  (f)     Payments of Transfer Taxes and Fees . . . . 54
                  (g)     Carrybacks. . . . . . . . . . . . . . . . . 54
                  (h)     Retention of Carryovers . . . . . . . . . . 55
                  (i)     Post-Closing Elections. . . . . . . . . . . 55
                  (j)     Allocation of Purchase Price. . . . . . . . 55
                  (k)     Certain Transactions on the Closing Date. . 56
                  (l)     Separate Returns, Straddle Period Returns
                          and Allocation of Certain Taxes . . . . . . 56

                  (m)     Refunds and Related Matters . . . . . . . . 57
                  (n)     Requested Transactions. . . . . . . . . . . 59
                  (o)     Miscellaneous . . . . . . . . . . . . . . . 59
                  (p)     Conflict. . . . . . . . . . . . . . . . . . 59
                  (q)     Survival. . . . . . . . . . . . . . . . . . 59

          Section 10.     Environmental Matters . . . . . . . . . . . 60
                  (a)     General . . . . . . . . . . . . . . . . . . 60
                  (b)     Reporting, Remediation, and Compliance. . . 60
                  (c)     Certain Responsibilities of the Buyer . . . 61
                  (d)     Third Party Actions . . . . . . . . . . . . 62
                  (e)     Resolution of Certain Disputes. . . . . . . 62
                  (f)     Certain Recoveries. . . . . . . . . . . . . 63

          Section 11.     Termination . . . . . . . . . . . . . . . . 63
                  (a)     Termination of Agreement. . . . . . . . . . 63
                  (b)     Effect of Termination . . . . . . . . . . . 64

          Section 12.     Miscellaneous . . . . . . . . . . . . . . . 64
                  (a)     Press Releases and Public Announcements . . 64
                  (b)     No Third Party Beneficiaries. . . . . . . . 64
                  (c)     Specific Performance. . . . . . . . . . . . 65
                  (d)     Entire Agreement. . . . . . . . . . . . . . 65
                  (e)     Non-Competition, Non-Interference and
                          Non-Solicitation. . . . . . . . . . . . . . 65
                  (f)     Confidentiality . . . . . . . . . . . . . . 66
                  (g)     Succession and Assignment . . . . . . . . . 67
                  (h)     Counterparts. . . . . . . . . . . . . . . . 67
                  (i)     Headings. . . . . . . . . . . . . . . . . . 67
                  (j)     Notices . . . . . . . . . . . . . . . . . . 67
                  (k)     Governing Law . . . . . . . . . . . . . . . 68
                  (l)     Amendments and Waivers. . . . . . . . . . . 68
                  (m)     Severability. . . . . . . . . . . . . . . . 68
                  (n)     Expenses. . . . . . . . . . . . . . . . . . 68
                  (o)     Further Assurances. . . . . . . . . . . . . 68
                  (p)     Risk Management and Litigation Support. . . 69
                  (q)     Certain Intercompany Relationships. . . . . 69
                  (r)     Certain Releases, Assignments, and
                          Assumptions . . . . . . . . . . . . . . . . 70
                  (s)     Construction. . . . . . . . . . . . . . . . 71
                  (t)     Incorporation of Exhibits and Schedules . . 72
                  (u)     Limited Recourse. . . . . . . . . . . . . . 72
                  (v)     Waiver of Jury Trial. . . . . . . . . . . . 72
                  (w)     No Offset . . . . . . . . . . . . . . . . . 72

Schedule of HFG Companies

Schedule of Defined Terms

Schedule of Disclosures Regarding Masco's Representations and Warranties

Schedule of Disclosures Regarding the Buyer's Representations and Warranties

Schedule of Tax Allocations

Schedule 2(b) - PIK Payments Schedule

Schedule 2(b)(ii) - Sample Adjustment Schedule

Schedule 8(b) - Environmental Sites

Exhibit A - Terms of PIK Note

Exhibit B - Summary of Terms of Capital Stock of the Buyer

Exhibit C - Terms of Stockholders' Agreement

Exhibit D - Form of Opinion of Counsel to Masco

Exhibit E - Form of Opinion of Counsel to the Buyer

                                           ACQUISITION AGREEMENT

          This Agreement is entered into as of March 29, 1996, by and between FURNISHINGS INTERNATIONAL INC., a Delaware corporation (the "Buyer"), and Masco Corporation, a Delaware corporation ("Masco"). The Buyer and Masco are referred to collectively herein as the "Parties."

          Masco (or, in certain cases, its indirect Subsidiary Masco Corporation Limited) owns all of the outstanding capital stock of each of the corporations listed on the attached Schedule of HFG Companies
(collectively, the "HFG Companies").

          This Agreement contemplates a transaction in which the Buyer will purchase from Masco (or, as appropriate, Masco Corporation Limited), and Masco will sell (or, as appropriate, will cause Masco Corporation Limited to sell) to the Buyer, all of the outstanding capital stock of each of the HFG Companies in return for the consideration specified below. The Parties contemplate that prior to the Closing Date they will agree that, in lieu of or in addition to the sale of the capital stock of one or more of the HFG Companies, such HFG Company or one or more of its Subsidiaries will merge into the Buyer or one or more wholly owned Subsidiaries of the Buyer.

          Now, therefore, in consideration of the premises and the represen-tations, warranties, and covenants herein contained, the Parties agree as follows.

          Section 1. Definitions. Defined terms used in this Agreement are set forth in the attached Schedule of Defined Terms.

          Section 2. Acquisition of Shares.

          (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from Masco (or, as appropriate, Masco Corporation Limited), and Masco agrees to sell (or, as appropriate, cause Masco Corporation Limited to sell) to the Buyer, all of the outstanding capital stock in each of the HFG Companies for the consideration specified below in this Section 2. The Parties contemplate that prior to the Closing Date they will agree that, in lieu of or in addition to the sale of the capital stock of one or more of the HFG Companies, such HFG Company or one or more of its Subsidiaries will merge into the Buyer or one or more wholly owned Subsidiaries of the Buyer. Any such merger will be effected pursuant to mutually agreeable merger documentation and on a basis that is economically equivalent for both Parties.

          (b) Purchase Price. The "Preliminary Purchase Price" shall consist of (i) $757,808,900 in cash, (ii) a promissory note (the "PIK Note") of the Buyer having a principal amount equal to $235,000,000 and an interest rate equal to 12% per annum and having the terms (including the maturity and amortization schedule) set forth in the attached Exhibit A; provided that
(x) the principal amount of the PIK Note will be further adjusted as provided in Section 2(f) and (y) if on the Closing Date the Maximum Permitted Rate is less than 12%, the interest rate on the PIK Note will be reduced to the Maximum Permitted Rate and the principal amount of the PIK Note will be increased consistent with the sample calculation provided in Schedule 2(b) in an amount such that the discounted present value of all scheduled cash payments (assuming interest will be paid in cash commencing on the eighth anniversary of the Closing
Date) under the PIK Note following such adjustment (calculated using 12% as the discount factor) will be equal to the discounted present value of all such payments under the PIK Note prior to such adjustment (calculated using the same discount factor), (iii) 548,571 shares of Series A Preferred Stock (the "Series A Preferred Stock") of the Buyer having the terms set forth in the attached Exhibit B under the caption "Series A Preferred Stock", (iv) 347,917 shares of Series B Preferred Stock (the "Series B Preferred Stock") of the Buyer having the terms set forth in the attached Exhibit B under the caption "Series B Preferred Stock" and (v) 15,000 shares of Class A Common Stock (the "Class A Common Stock") and 37,083 shares of Class B Common Stock (the "Class B Common Stock") of the Buyer (in each case to be allocated evenly among the three series thereof). The Preliminary Purchase Price will be applied as follows: first, to the repayment by the HFG Companies and their Subsidiaries (as set forth in the Schedule of Tax Allocations) of the Net Intercompany Balance and, second, to the payment in full for the outstanding capital stock of the HFG Companies. All cash transfers on the Closing Date pursuant to this Section 2(b) will be made by wire transfer of immediately available funds to Masco (for Masco's own account or, as appropriate, for the account of Masco Corporation Limited). The Preliminary Purchase Price will be subject to certain adjustments as described below in arriving at the Purchase Price. The Parties agree that the Purchase Price shall be allocated for all purposes among the capital stock and assets of the HFG Companies and their Subsidiaries in accordance with Section 9(j) below.

          (c) The Closing. Subject to the satisfaction or waiver of the conditions set forth in Section 7 below, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Davis Polk & Wardwell in New York, N.Y., commencing at 9:00 a.m. local time on the second business day following the expiration or termination of all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act or such other date as the Buyer and Masco may mutually determine (the "Closing Date").

          (d) Deliveries at the Closing. At the Closing, (i) Masco will deliver (or, as appropriate, will cause Masco Corporation Limited to deliver) to the Buyer (A) the various certificates, instruments, and other documents referred to in Section 5(h) and (i) below and in Section 7(a) below and (B) stock certificates representing all of the outstanding capital stock of each of the HFG Companies, endorsed in blank or accompanied by duly executed assignment documents, with requisite stock transfer tax stamps, if any, attached, in each case free and clear of any Security Interests, equities, claims and demands (other than those created by the Buyer and its Affiliates (determined assuming that Masco, the HFG Companies and their respective Subsidiaries are not Affiliates of the Buyer)), and (ii) the Buyer will deliver or cause to be delivered to Masco (for Masco's own account or, as appropriate, for the account of Masco Corporation Limited)
(A) the various certificates, instruments, and other documents referred to in Section 7(b) below and (B) the consideration specified in the first sentence of Section 2(b) above, which shall be applied as specified in the second sentence of such Section 2(b). If the Parties agree that the Buyer will acquire one or more of the HFG Companies or their Subsidiaries through one or more mergers, as contemplated by Section 2(a), then each of the Parties will deliver (or, in the case of Masco, as appropriate, will cause Masco Corporation Limited to deliver) such additional documents and instruments as may be required to accomplish each such merger.

          (e)     Preparation of Closing Date Balance Sheet.

               (i) Within 60 days after the Closing Date, Masco will prepare and deliver to the Buyer an audited combined balance sheet (the "Proposed Closing Date Balance Sheet") for the HFG Companies and their Subsidiaries as of the close of business on the Closing Date (determined as though the Parties had not consummated the transactions contemplated by this Agreement), together with a written report thereon of Coopers & Lybrand L.L.P., including their unqualified opinion, stating that the Proposed Closing Date Balance Sheet (x) has been audited by them using the same audit scope (including methods, principles, practices and location visits) as was used in the audit of the Financial Statements as of and for the period ended December 31, 1995 (except that the location visits will be expanded to include Bench Craft and The Berkline Corporation) and (y) fairly presents the combined financial position of the HFG Companies and their Subsidiaries as of the Closing Date in conformity with GAAP. The Buyer shall be responsible for all of the fees and expenses payable to Coopers & Lybrand L.L.P. in connection with the preparation of such report. The Proposed Closing Date Balance Sheet (and the Closing Date Balance Sheet referred to below) will be prepared in accordance with GAAP applied on a basis consistent with the methods, principles, practices and policies (including the same procedures and scope with respect to any taking of a physical inventory and any physical inspection of assets) employed in the preparation of the Financial Statements; provided, however, that the physical inventories in connection with the Proposed Closing Date Balance Sheet shall be taken no earlier than 92 days prior to the Closing Date.

               (ii) Concurrently with the delivery of the Proposed Closing Date Balance Sheet, Masco will prepare and deliver to the Buyer a report (the "Adjusted NIA Report") setting forth Masco's calculation of the Adjusted Net Investment and Advances as of the Closing Date. "Adjusted Net Investment and Advances" means "Masco Corporation Net Investment and Advances," as set forth on the Proposed Closing Date Balance Sheet or on the Closing Date Balance Sheet, adjusted consistently with the sample reconciliation calculation (which assumes a Closing Date of May 31, 1996) provided for in Schedule 2(e) (ii) (the "Adjustment Schedule") to reflect the following: (A) (w) any contingent liability (it being understood that, for purposes of this clause (w) and clause (C) below, the phrase "contingent liability" will not include loss contingencies related to the collectibility of receivables, the quantity or quality of inventory or product returns) of the HFG Companies and their Subsidiaries that neither reduced the Year-end Net Investment and Advances nor will be the responsibility of any of the Buyer, the HFG Companies and their Subsidiaries after the Closing (after giving effect to Masco's obligations under this Agreement, but without regard to any limitations on such obligations under Section 8(b) below), provided that such contingent liability does not arise from facts and circumstances existing and in the Knowledge of Masco as of the Closing Date,

          (x) any asset, deferred credit or liability of the HFG Companies and their Subsidiaries for current and deferred income taxes, (y) any liability of the HFG Companies and their Subsidiaries for ERISA funding obligations with respect to defined benefit and defined contribution employee pension benefit plans administered by Masco (and any asset or liability of the HFG Companies and their Subsidiaries with respect to defined benefit and defined contribution employee pension benefit plans that would be required under FAS 87 but that did not increase or decrease Year-end Net Investments and Advances) and (z) any liabilities, accruals or reserves for general/product liability, automobile liability and domestic workers' compensation of the HFG Companies and their Subsidiaries (whether or not administered by Masco) and any liabilities, accruals or reserves for health, medical, dental, disability or life insurance benefits, to the extent administered by Masco through a welfare benefit trust fund maintained by Masco (or, in the case of life insurance benefits, to the extent covered by third party insurance maintained by Masco), will, in each case, be excluded in determining the "Adjusted Net Investment and Advances";
          (B) neither the assets included in "Property and equipment, net" and "Excess of cost over acquired net assets," nor the Robert Allen sample books included in "Other Assets," will be written up or down from their historic depreciated or amortized carrying cost to reflect any higher or lower market value (other than (i) decreases for depreciation and amortization required by GAAP, consistently applied, (ii) increases as a result of the capitalization of interest under GAAP, consistently applied, and (iii) decreases as a result of damage to or destruction of property, plant, or equipment), and any such adjustment that is not reflected in the combined balance sheet as of December 31, 1995 included in the Financial Statements, but is reflected in the Proposed Closing Date Balance Sheet or the Closing Date Balance Sheet, will be reversed;
          (C) no reserves will be established (or, if reserves were already established as of December 31, 1995, will be increased or decreased) with respect to any contingent liability reflected in the Disclosure Schedule or in any written notice pursuant to Section 5(e)(i) below (other than with respect to (x) the Specified Masco Representations and (y) facts and circumstances existing and in the Knowledge of Masco as of the date of this Agreement); and (D) no adjustments will be made in order to reflect the occurrence of any event or development subsequent to the Closing (regardless of whether any such event or development relates back in any manner to the period ending on the Closing Date); provided, however, that adjustments will be made to correct any arithmetical and similar errors. The calculation of the Adjusted Net Investment and Advances set forth in the Adjusted NIA Report shall be prepared on a basis consistent with the methods, principles, practices and policies employed in the calculation of the Year-end Net Investment and Advances set forth in the Adjustment Schedule; provided, however, that while a portion of the cash and cash investments of the HFG Companies and their Subsidiaries was excluded in determining Year-end Net Investment and Advances, all of the cash and cash investments of the HFG Companies and their Subsidiaries reflected on the Closing Date Balance Sheet will be included in determining the Adjusted Net Investment and Advances. The Adjusted NIA Report shall be accompanied by a written report of Coopers & Lybrand L.L.P. confirming the accuracy of the adjustments set forth therein. The Buyer shall be responsible for all of the fees and expenses of Coopers & Lybrand L.L.P. in connection with the preparation of such report.

                    (iii) If the Buyer has any objections that Masco has not prepared the Proposed Closing Date Balance Sheet (including the cash and cash investments reflected thereon) or the Adjusted NIA Report in accordance with the provisions of this Agreement, then the Buyer may deliver a statement describing its objections in reasonable detail to Masco within 60 days after receiving the Proposed Closing Date Balance Sheet and the Adjusted NIA Report. Masco and the Buyer will use reasonable efforts to resolve any disputes themselves through the exchange of written proposals setting forth their respective determinations of the Adjusted Net Investment and Advances and of the cash and cash investments of the HFG Companies and their Subsidiaries as of the Closing Date (the "Closing Date Cash"). During this period (not to exceed 30 days after Masco has received the statement of objections) in which the Parties are attempting to resolve any such disputes themselves, neither Party shall be constrained by any position it has previously taken with respect to the determination of the Adjusted Net Investment and Advances and the Closing Date Cash (nor shall Masco be constrained by any position it has taken in the preparation of the Proposed Closing Date Balance Sheet or the Adjusted NIA Report); provided, however, that neither Party may take any position that is inconsistent with the provisions of this Agreement. If the Parties do not obtain a final resolution within 30 days after Masco has received the statement of objections, the Parties shall submit the items remaining in dispute for resolution to a nationally recognized accounting firm (other than Coopers & Lybrand L.L.P. or Ernst & Young L.L.P.) reasonably acceptable to each of the Parties (the "Independent Accounting Firm"). Within 10 days after the selection of the Independent Accounting Firm, each Party shall submit to the Independent Accounting Firm a written statement describing each item subject to dispute in reasonable detail. The Independent Accounting Firm shall, within 60 days after such submission, resolve any remaining disputes. Any such resolution by the Independent Accounting Firm will be set forth in writing and will be conclusive and binding upon the Parties; provided, however, that (A) the Adjusted Net Investment and Advances or the Closing Date Cash, as the case may be, shall be deemed to equal the amount set forth in the final written proposal of the Buyer prior to the involvement of the Independent Accounting Firm (the "Low Value") if the Independent Accounting Firm determines that such Adjusted Net Investment and Advances or Closing Date Cash is less than or equal to the Low Value and (B) such Adjusted Net Investment and Advances or Closing Date Cash, as the case may be, shall be deemed to equal the amount set forth in the final written proposal of Masco prior to the involvement of the Independent Accounting Firm (the "High Value") if the Independent Accounting Firm determines that such Adjusted Net Investment and Advances or Closing Date Cash is greater than or equal to the High Value. In any event, if the Proposed Closing Date Balance Sheet or the Adjusted NIA Report (taking into account any change in Closing Date Cash) is to be revised in any respect, the Parties (or the Independent Accounting Firm) shall also make any appropriate corresponding offsets and adjustments elsewhere in the Proposed Closing Date Balance Sheet and the Adjusted NIA Report. Masco (or the Independent Accounting Firm) will revise the Proposed Closing Date Balance Sheet and the Adjusted NIA Report as appropriate to reflect the final resolution of any disputes referred to in this Section 2(e)(iii). The "Closing Date Balance Sheet" shall mean the Proposed Closing Date Balance Sheet together with any revisions thereto pursuant to this Section 2(e)(iii).

          The "Revised Adjusted NIA Report" shall mean the Adjusted NIA Report together with any revisions thereto pursuant to this Section 2(e)(iii).

                    (iv) In the event the Parties submit any unresolved disputes to the Independent Accounting Firm as provided in Section 2(e)(iii) above, the Buyer will be responsible for all of the fees and expenses of the Independent Accounting Firm in resolving such disputes.

                    (v) The Buyer will make the books, records and personnel of the HFG Companies and their Subsidiaries available to Masco and its accountants and other representatives, and Masco will make its, and will cause Coopers & Lybrand L.L.P. to make its, work papers, back-up materials and personnel used in preparing the Proposed Closing Date Balance Sheet and the Adjusted NIA Report available to the Buyer and its accountants and other representatives, at reasonable times and upon reasonable notice at any time during (A) the preparation by Masco of the Proposed Closing Date Balance Sheet and the Adjusted NIA Report (including the taking of any physical inventory), (B) the review by the Buyer of the Proposed Closing Date Balance Sheet and the Adjusted NIA Report, and
          (C) the resolution by the Parties and, if necessary, the Independent Accounting Firm of any disputes involving the Proposed Closing Date Balance Sheet or the Adjusted NIA Report.

               (f) Adjustment to Preliminary Purchase Price. The Preliminary Purchase Price will be adjusted as follows:

                    (i) if the Closing Date Cash is less than $14,000,000 (the amount of such shortfall being referred to as the "Masco Cash Payment"), Masco will pay to the Buyer an amount equal to the Masco Cash Payment, together with interest thereon at the Applicable Rate from the Closing Date, by wire transfer of immediately available funds within three business days after the date on which Adjusted Net Investment and Advances finally is determined pursuant to
          Section 2(e).

                    (ii) following any payment contemplated by clause (i) above, the Adjusted Net Investment and Advances (as set forth in the Revised Adjusted NIA Report) will be increased by the amount of any Masco Cash Payment (as contemplated by the Adjustment Schedule). If the Adjusted Net Investment and Advances (as so adjusted) exceeds $1,691,400,000 (such amount being referred to as "Year-end Net Investment and Advances"), the principal amount of the PIK Note will be increased, effective as of the Closing Date, by the amount of such excess; provided, however, that the principal amount of the PIK Note shall be appropriately modified in the same manner as the adjustment to the original principal amount of the PIK Note in accordance with clause (y) of the proviso to Section 2(b)(ii).

                    (iii) If the Adjusted Net Investment and Advances as of the Closing Date (as so adjusted) is less than the Year-end Net Investment and Advances, Masco (for its own account or, as appropriate, for the account of Masco Corporation Limited) will pay to the Buyer an amount equal to such deficiency, together with interest thereon at the Applicable Rate from the Closing Date, by wire transfer of immediately available funds within three business days after the date on which such Adjusted Net Investment and Advances finally is determined pursuant to Section 2(e).

The Preliminary Purchase Price as so adjusted is referred to herein as the "Purchase Price."

          Section 3. Representations and Warranties Concerning the Transac-tion.

          (a) Representations and Warranties of Masco. Masco represents and warrants to the Buyer that the statements contained in this Section 3(a) are correct as of the date of this Agreement, and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)), except for the matters reflected in the accompanying Schedule of Disclosures Regarding Masco's Representations and Warranties (the "Disclosure Sched-ule"), which Disclosure Schedule shall be construed in accordance with
Section 12(s).

               (i) Organization. Each of Masco and Masco Corporation Limited is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

               (ii) Authorization of Transaction. Masco has full corporate power and authority, including all necessary approvals of its directors and shareholders, to execute and deliver this Agreement and the other Transaction Documents to which Masco is a party and to perform Masco's obligations hereunder and thereunder (including by causing Masco Corporation Limited to take all actions contemplated to be taken by it under this Agreement). This Agree-ment has been duly and validly executed and delivered by Masco and constitutes the valid and legally binding obligation of Masco, enforceable against it in accordance with its terms, and each of the other Transaction Documents to which Masco or Masco Corporation Limited is a party, upon its execution and delivery, will constitute the valid and legally binding obligation of Masco or Masco Corporation Limited (as the case may be), enforceable against Masco or Masco Corporation Limited (as the case may be) in accordance with its terms. As of the Closing Date, Masco Corporation Limited will have full corporate power and authority, including all necessary approvals of its directors and shareholders, to take all actions contemplated to be taken by it under this Agreement (including the execution, delivery and performance of each Transaction Document to which it is a party and the sale to the Buyer of all the outstanding capital stock in certain HFG Companies).

               (iii) Noncontravention. Neither the execution and the delivery by Masco of this Agreement and the other Transaction Documents to which Masco is a party, nor the execution and delivery by Masco Corporation Limited of the Transaction Documents to which it is a party, nor the consummation by Masco and Masco Corporation Limited of the transactions contemplated hereby and thereby, will
          (A) violate any constitution, statute, law, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any foreign, federal, state or local government, governmental agency or court to which Masco or Masco Corporation Limited is subject or any provision of their respective charters or bylaws or (B) conflict with, result in a breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, result in the accel-eration, termination, modification or cancellation of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, contract, lease, license, instrument, permit or other arrangement to which Masco or Masco Corporation Limited is a party or by which either of them is bound or to which any of Masco's remaining Subsidiaries or assets is subject (or result in the imposition of any Security Interest upon any of the capital stock of the HFG Companies and their Subsidiaries), except for such violations, conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations, rights, and failures to give notice which, individually and in the aggregate, would not have a material adverse effect on the ability of any Party to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Neither Masco nor Masco Corporation Limited will be required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government, governmental agency or court in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which Masco or Masco Corporation Limited is a party, except where failures to give any such notice, to make any such filing or to obtain any such authorization, consent or approval would not, individually and in the aggregate, have a material adverse effect on the ability of any Party to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

               (iv) Brokers' Fees. Neither Masco nor Masco Corporation Limited has any liability or obligation to pay any fees or commis-sions to any broker, finder, or agent with respect to the transac-tions contemplated by this Agreement and the other Transaction Documents for which any of the Buyer and its Affiliates (including the HFG Companies and their Subsidiaries, but excluding Masco and its remaining Subsidiaries) could become liable or obligated.

               (v) HFG Company Shares. Masco (or, as indicated, Masco Corporation Limited) holds of record and owns beneficially the number of shares of each class of capital stock of each HFG Company as set forth in Section 4(b) of the Disclosure Schedule, free and clear of any Security Interests, equities, claims and demands and, except with respect to wholly owned Subsidiaries of the HFG Companies, free of all preemptive rights.

               (vi) Acquisition for Investment. Neither Masco nor Masco Corporation Limited is acquiring any of the PIK Note, the Series A Preferred Stock, the Series B Preferred Stock or the Common Stock with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act; provided, however, that the disposition of Masco's or Masco Corporation Limited's property (including any of the PIK Note, the Series A Preferred Stock, the Series B Preferred Stock or the Common Stock) will at all times remain within its control.

          (b) Representations and Warranties of the Buyer. The Buyer represents and warrants to Masco that the statements contained in this
Section 3(b) are correct as of the date of this Agreement, and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 3(b)), except for the matters reflected in the accompanying Schedule of Disclosures Regarding the Buyer's Representations and Warranties (the "Buyer Disclosure Schedule"), which Buyer Disclosure Schedule shall be construed in accordance with Section 12(s), and any matters reflected in any written notice delivered in accordance with Section 5(e)(ii) below (other than with respect to (x) the Specified Buyer Representations and (y) facts and circumstances existing and in the knowledge of the Buyer as of the date of this Agreement).

               (i) Organization, Qualification, and Corporate Power. Each of the Buyer and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as it is now being conducted, except for such failures to be so organized, existing, or in good standing or to have such power, authority, and governmental approvals that, individually and in the aggregate, would not have a Buyer Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Each of the Buyer and its Subsidiaries is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually and in the aggregate, would not have a Buyer Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement and the other Transaction Documents. The Buyer has heretofore delivered to Masco true and complete copies of the charter and bylaws of each of the Buyer and its Subsidiaries as currently in effect and will deliver to Masco true and complete copies of all corporate documents of any Person (other than the HFG Companies and their Subsidiaries) that is a Subsidiary of the Buyer on the Closing Date but is not in existence as of the date of this Agreement.

               (ii) Authorization of Transaction. The Buyer has full corporate power and authority, including all necessary approvals of its directors and shareholders, to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, and each of the other Transaction Documents to which the Buyer or any of the Affiliates of the Buyer (determined assuming that Masco is not an Affiliate of the Buyer) is a party, upon its execution and delivery, will constitute the valid and legally binding obligation of the Buyer or such Affiliate (as the case may be), enforceable against the Buyer or such Affiliate (as the case may be) in accordance with its terms. As of the

          Closing Date, each of the Affiliates of the Buyer (determined assuming that Masco is not an Affiliate of the Buyer) will have all corporate or other requisite power and authority, including all necessary approvals of its directors, shareholders, partners or other governing bodies of such person, as applicable, to take all actions contemplated to be taken by it under this Agreement (including the execution, delivery and performance of each Transaction Document to which it is a party).

               (iii) Noncontravention. Neither the execution and the delivery by the Buyer or any of the Affiliates of the Buyer (determined assuming that Masco is not an Affiliate of the Buyer) of this Agreement and the other Transaction Documents to which such Person is a party, nor the consummation by the Buyer and such Affiliates of the transactions contemplated hereby and thereby, will
          (i) violate any constitution, statute, law, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any foreign, federal, state or local government, governmental agency or court to which any such Person is subject, or violate any provision of the charter or bylaws (or similar organizational documents) of any such Person or (ii) conflict with, result in a breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, result in the acceleration, termination, modification or cancellation of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, contract, lease, license, instrument, permit or other arrangement to which any such Person is a party or by which it is bound or to which any of its assets is subject (or, other than Security Interests required to be granted in connection with the Financing, result in the imposition of any Security Interest upon any of the capital stock of any such Person or such Person's assets), except for such violations, conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations, rights, failures to give notice and Security Interests that, individually and in the aggregate, would not have a Buyer Material Adverse Effect or a material adverse effect on the ability of any Party to consummate the transactions contemplated by this Agreement and the other Transaction Documents. None of the Buyer or any of the Affiliates of the Buyer (determined assuming that Masco is not an Affiliate of the Buyer) will be required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any government, governmental agency or court in order for the Buyer to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which any of the Buyer or such Affiliates is a party, except where failures to give any such notice, to make any such filing or to obtain any such authorization, consent or approval would not, individually and in the aggregate, have a Buyer Material Adverse Effect or a material adverse effect on the ability of any Party to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

               (iv) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement and the other Transaction Documents for which any of Masco and its Affiliates (determined assuming that the Buyer is not an Affiliate of Masco) could become liable or obligated.

               (v) Investment. The Buyer is not acquiring the capital stock of any of the HFG Companies with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act; provided, however, that the disposition of the Buyer's property (including the capital stock of the HFG Companies) shall at all times remain within the Buyer's control.

               (vi) Financing. The Buyer has delivered to Masco true and complete copies of the following letters received in connection with the financing of the transactions contemplated by this Agreement and payment of the related fees and expenses (the "Financing"):

                     (A) FURNISHINGS INTERNATIONAL INC. Senior Secured Credit Facilities and Receivables Purchase Facility Commitment Letter dated as of March 29, 1996 from Chemical Bank addressed to the Buyer (and accompanying Fee Letter);

                     (B) FURNISHINGS INTERNATIONAL INC. Engagement Letter dated as of March 29, 1996 from Chemical Securities Inc. addressed to the Buyer;

                     (C) Senior Subordinated Notes Engagement Letter and the related "highly confident" letter, each dated as of March 29, 1996 from Chemical Securities Inc. addressed to the Buyer; and

                     (D) Commitment Letter dated as of March 29, 1996 from 399 Venture Partners, Inc. addressed to the Buyer;

          in each case as in effect on the date of this Agreement, and the Buyer will deliver to Masco, promptly following the execution and delivery thereof, true and complete copies of all final agreements and instruments implementing the Financing that are executed after the date of this Agreement. Assuming the satisfaction or waiver of the conditions contained in the letters, the aggregate net proceeds of the capital contributions, credit facilities and debt described in such letters will be sufficient for Buyer to consummate the transactions contemplated hereby and to pay all related fees and expenses. As of the date hereof, the Buyer has no reason to believe that the conditions contained in such letters will not be satisfied.

               (vii) Capitalization. Except in the case of any wholly-owned Subsidiary of the Buyer that is formed after the date hereof in connection with the Financing or the transactions contemplated by the Transaction Documents, the Buyer Disclosure Schedule sets forth the authorized, issued and outstanding shares of each class of capital stock of each of the Buyer and its Subsidiaries, the names of the record holders of each class of its capital stock, and the number of shares of each class held of record by each such holder, in each case as of the date hereof. All of the issued and outstanding shares of capital stock of each of the Buyer and its Subsidiaries have been duly authorized, and are validly issued, fully paid and nonassessable. Except as contemplated by this Agreement and the other Transaction Documents, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contractual commitments (or, to the knowledge of the Buyer, non-contractual commitments) that could require any of the Buyer or its Subsidiaries to issue, sell, redeem, repurchase or otherwise acquire any of its capital stock or any securities convertible into or exercisable or exchangeable for any of its capital stock. None of the issued and outstanding shares of capital stock of any of the Buyer or its Subsidiaries was issued in violation of any preemptive rights. The shares set forth in the Buyer Disclosure Schedule constitute all the issued and outstanding capital stock of the Buyer. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other commitments that could require any of the Buyer and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of their Subsidiaries. Except in the case of any wholly-owned Subsidiary of the Buyer that is formed after the date hereof in connection with the Financing or the transactions contemplated by the Transaction Documents, the shares set forth in the Buyer Disclosure Schedule constitute all the issued and outstanding capital stock of each of the Subsidiaries of the Buyer and (other than directors' qualifying shares) are owned of record and beneficially solely by the Buyer or a Subsidiary of the Buyer free and clear of all Security Interests, equities, claims and demands (other than Security Interests required to be granted in connection with the Financing). Except for the Transaction Documents, as of the Closing Date there will be no voting trusts, proxies, or other agreements or understandings with respect to the voting or disposition of any capital stock of (or any other voting interest in) the Buyer. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting or disposition of any capital stock of (or any other voting interest in) any Subsidiary of the Buyer.

               (viii) Investments. None of the Buyer and its Subsidiaries has any direct or indirect equity participation in any corporation, partnership, trust, or other business association other than their respective Subsidiaries.

               (ix) Financial Statements. The Buyer Disclosure Schedule contains copies of the following financial statements (collectively, the "Buyer Financial Statements"): (i) an unaudited consolidated balance sheet as of December 31, 1995 and (ii) unaudited consolidated statements of operations and cash flow for the fiscal period ended December 31, 1995, in each case for the Buyer and its Subsidiaries. The Buyer Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby and present fairly the consolidated financial position of the Buyer and its Subsidiaries as of such date and the consolidated results of operations of the Buyer and its Subsidiaries for such period.
          Except (x) as reflected or reserved against in the audited consolidated balance sheet as of December 31, 1995 (including the notes thereto) or (y) as reflected in any subsection of the Buyer Disclosure Schedule (including any amendment or supplement to the Buyer Disclosure Schedule resulting from a notice delivered pursuant to Section 5(e)(ii) below), as of the Closing Date there will be no contingent liabilities of the Buyer and its Subsidiaries, other than (i) liabilities which arise in the Ordinary Course of Business of the Buyer and its Subsidiaries and (ii) other liabilities which, individually and in the aggregate, would not have a Buyer Material Adverse Effect.

               (x) Subsequent Events. Since December 31, 1995, there has not been any Buyer Material Adverse Effect.

               (xi) Litigation. The Buyer Disclosure Schedule sets forth each instance in which any of the Buyer and its Subsidiaries (i) is subject to any outstanding injunction or judgment or any final order, decree or ruling or (ii) is a party or, to the knowledge of the Buyer, is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator, except for such injunctions, judgments, orders, decrees, rulings, threats, actions, suits, proceedings, hearings and investigations that, individually and in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect or a material adverse effect on the ability of any Party to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

               (xii) Legal Compliance. Each of the Buyer and its Subsidiaries has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of foreign, federal, state and local governments (and all agencies thereof) and, to the knowledge of the Buyer, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except in each such case for failures to comply that, individually and in the aggregate, would not have a Buyer Material Adverse Effect or a material adverse effect on the ability of any Party to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

               (xiii) Investment Company. The Buyer is not an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

               (xiv)     Environmental Laws and Liabilities.

                     (A) Each of the Buyer and its Subsidiaries (i) complies with the Environmental Laws in all applicable respects, (ii) has obtained and complies in all applicable respects with all of the terms and conditions of all Environmental Permits and (iii) complies in all applicable respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in the Environmental Laws except in each case for such failures to comply or to obtain any Environmental Permit that, individually and in the aggregate, would not have a Buyer Material Adverse Effect.

                     (B) None of the Buyer and its Subsidiaries has any liability, and none of the Buyer and its Subsidiaries has handled, transported, treated, stored or disposed of any substance or arranged for the handling, transportation, treatment, storage or disposal of any substance so as to give rise to any liability, for damage to any site, location or body of water (surface or subsurface), for investigation, removal or cleanup of Releases or threatened Releases of Hazardous Materials, or for damage or injury to any Person or property under any applicable Environmental Law, except in each case for such liabilities that, individually and in the aggregate, would not have a Buyer Material Adverse Effect.

               (xv)     Employee Benefits.

                     (A) The Buyer Disclosure Schedule lists each Employee Benefit Plan covered by or subject to ERISA and each significant Employee Benefit Arrangement that any of the Buyer or its Subsidiaries maintains or administers, or to which any of them contributes. Each such Employee Benefit Plan and Employee Benefit Arrangement (and each related trust, VEBA trust, insurance contract, or fund) has complied in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws and has been administered in accordance with its terms, in each case since September 11, 1995.

                     (B) Each such Employee Benefit Plan which is an employee pension benefit plan and which is intended to meet the requirements of a qualified plan under Code Sec. 401(a) is, and at all times since September 11, 1995 has been, so qualified and has either (1) received a favorable determination letter from the Internal Revenue Service covering such Employee Benefit Plan for the Tax Reform Act of 1986, as amended, the Unemployment Compensation Act of 1992, and the Omnibus Budget Reconciliation Act of 1993 or (2) timely applied to the Internal Revenue Service for a favorable determination letter so covering such plan.

                     (C) As of the date hereof, the estimated market value of assets under such Employee Benefit Plans which are employee pension benefit plans subject to the minimum funding requirements of Code Sec. 412 equals or exceeds in the aggregate the present value of all currently accrued benefits thereunder determined on an on-going basis in accordance with the actuarial methods, factors and assumptions used by such plans' actuaries for the purpose of meeting the minimum funding requirements.

                     (D) With respect to each such Employee Benefit Plan which is an employee pension benefit plan subject to Title IV of ERISA or Section 412 of the Code, in each such case since September 11, 1995, no such employee pension benefit plan has been completely or partially terminated or been the subject of a Reportable Event as to which notices are required to be filed with the PBGC, and no proceeding by the PBGC to terminate any such employee pension benefit plan has been instituted or, to the knowledge of the Buyer, threatened, subject to such exceptions which, taken together, would not result in a material liability for the Buyer and its Subsidiaries, considered as a single combined business.

                     (E) No significant liability (other than for PBGC premiums) has been incurred or, to the knowledge of the Buyer, would reasonably be expected to be incurred by the Buyer with respect to the period prior to the Closing Date under Title IV of ERISA (including withdrawal liability) or under Sections 4971 through 4980B of the Code with respect to any Employee Benefit Plan (including a Multiemployer Plan) presently, or since January 1, 1988, maintained or contributed to by any of the Buyer, its Subsidiaries or any predecessor of the Buyer or by any other entity that is, or at any time since January 1, 1988 was, an ERISA Affiliate of such entities.

                     (F) No other liability has been incurred or, to the knowledge of the Buyer, would reasonably be expected to be incurred by any of the Buyer or its Subsidiaries with respect to any Employee Benefit Plan or Employee Benefit Arrangement which any ERISA Affiliate of the Buyer and its Subsidiaries (other than the Buyer and its Subsidiaries) maintains or administers or to which any such ERISA Affiliate contributes.

                (xvi)     Taxes.

                     (A) Each of the Buyer and its Subsidiaries has filed with the relevant Taxing Authority all federal income tax and other material Returns that it has been required to file. All such Returns were correct and complete in all material respects. All Taxes due and owing by any of the Buyer or its Subsidiaries (whether or not shown on any Return) have been paid.

                     (B) There is no pending dispute or claim raised by any Taxing Authority concerning any Tax liability of any of the Buyer or its Subsidiaries. Neither the Buyer nor any of its Subsidiaries has received any Tax examination reports or statements of deficiencies.

                     (C) No claim by any Taxing Authority in a jurisdiction in which any of the Buyer or its Subsidiaries do not file Returns is currently pending or, to the knowledge of the Buyer, threatened to the effect that any of them is or may be subject to Tax by that jurisdiction.

                     (D) None of the Buyer or its Subsidiaries is a party to any Tax allocation or sharing agreement.

                     (E) None of the Buyer or its Subsidiaries has received any written ruling of a Taxing Authority related to Taxes, or entered into any written and legally binding agreement with a Taxing Authority relating to Taxes, which in either case would have a Buyer Material Adverse Effect for any Post-Closing Period.

                     (F) None of the Buyer or its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local, or foreign law, and none of such entities has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the business of the Buyer or any of its Subsidiaries.

          Section 4. Representations and Warranties Concerning the HFG Companies. Masco represents and warrants to the Buyer that the statements contained in this Section 4 are correct as of the date of this Agreement, and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except for the matters reflected in the Disclosure Schedule, which Disclosure Schedule shall be construed in accordance with Section 12(s), and any matters reflected in any written notice delivered pursuant to Section 5(e)(i) below (other than with respect to (x) the Specified Masco Representations and (y) facts and circumstances existing and in the Knowledge of Masco as of the date of this Agreement).

          (a) Organization, Qualification, and Corporate Power. Each of the HFG Companies and their Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as it is now being conducted, except for such failures to be so organized, existing, or in good standing or to have such power, authority, and governmental approvals that, individually and in the aggregate, would not have a Material Adverse Effect.
Section 4(b) of the Disclosure Schedule sets forth the jurisdiction of incorporation or organization (as the case may be) of each of the HFG Companies and their Subsidiaries. Each of the HFG Companies and their Subsidiaries is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually and in the aggregate, would not have a Material Adverse Effect.

          (b) Capitalization. Section 4(b) of the Disclosure Schedule sets forth the authorized, issued, and outstanding shares of each class of capital stock of each of the HFG Companies. All of the issued and outstanding shares of capital stock of each of the HFG Companies have been duly authorized, and are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contractual commitments (or, to the Knowledge of Masco, non-contractual commitments) that could require (i) any of the HFG Companies to issue, sell, redeem, repurchase or otherwise acquire any of its capital stock or any securities convertible into or exercisable or exchangeable for any of its capital stock or (ii) Masco or Masco Corporation Limited to sell, pledge, encumber or otherwise dispose of any capital stock of any HFG Company or any securities convertible into or exercisable or exchangeable for any such capital stock. None of the issued and outstanding shares of capital stock of any of the HFG Companies was issued in violation of any preemptive rights. The shares set forth in
Section 4(b) of the Disclosure Schedule constitute all the issued and outstanding capital stock of each of the HFG Companies and are owned of record and beneficially solely by Masco (or to the extent indicated in Section 4(b) of the Disclosure Schedule, solely by Masco Corporation Limited) free and clear of all Security Interests, equities, claims and demands. Upon consummation of the transactions contemplated by this Agreement and registration of the shares of capital stock of each of the HFG Companies in the name of the Buyer in the stock records of each of the HFG Companies, the Buyer, assuming it shall have purchased such shares in good faith and without notice of any adverse claim, will own all the issued and outstanding capital stock of each of the respective HFG Companies free and clear of all Security Interests (other than those created by the Buyer or its Subsidiaries (other than the HFG Companies and their Subsidiaries)). There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock or any other voting interest of any of the HFG Companies, other than by nominees or directors holding shares of capital stock for the benefit of Masco. Section 4(b) of the Disclosure Schedule also sets forth for each Subsidiary of the HFG Companies the number of authorized, issued, and outstanding shares of each class of its capital stock, the names of the record holders of each class of its capital stock, and the number of shares of each class held of record by each such holder. All of the issued and outstanding shares of capital stock of each such Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contractual commitments (or, to the Knowledge of Masco, non-contractual commitments) that could require any of the HFG Companies and their Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of their Subsidiaries or that could require any of the Subsidiaries of the HFG Companies to issue, sell, redeem, repurchase or otherwise acquire any of its own capital stock or any securities convertible into or exercisable or exchangeable for any of its capital stock. None of the issued and outstanding shares of capital stock of any of the Subsidiaries of the HFG Companies was issued in violation of any preemptive rights. The shares set forth in Section 4(b) of the Disclosure Schedule constitute all the issued and outstanding capital stock of each of the Subsidiaries of the HFG Companies and (other than directors' qualifying shares) are owned of record and beneficially solely by the listed HFG Company or Subsidiary of an HFG Company free and clear of all Security Interests, equities, claims and demands. Except for the Transaction Documents, there are no voting trusts, proxies or other agreements or understandings with respect to the voting or disposition of any capital stock of (or any other voting interest in) any Subsidiary of the HFG Companies, other than with respect to voting by nominees or directors holding shares of capital stock for the benefit of such HFG Companies.

          (c) Noncontravention. Neither the execution and the delivery of this Agreement and the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any constitution, statute, law, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any federal, state or local government, governmental agency or court (or, to the Knowledge of Masco, any foreign government, governmental agency or court) to which any of the HFG Companies and their Subsidiaries is subject, or violate any provision of the charter or bylaws (or similar organizational documents) of any of the HFG Companies and their Subsidiaries, or (ii) conflict with, result in a breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, result in the accel-eration, termination, modification or cancellation of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, contract, lease, license, instrument, permit or other arrangement to which any of the HFG Companies and their Subsidiaries is a party or by which any of them is bound or to which any of their respective assets is subject (or result in the imposition of any Security Interest (other than Security Interests required to be granted in connection with the Financing) upon any of the capital stock of any of the HFG Companies and their Subsidiaries or any of their respective assets), except for such violations, conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations, rights, failures to give notice and Security Interests upon assets (other than capital stock) that, individually and in the aggregate, would not have a Material Adverse Effect. None of the HFG Companies and their Subsidiaries will be required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any government, governmental agency or court in order for the Parties to consummate the transactions contemplated by this Agreement and the other Transaction Documents, except for where failures to give any such notice, to make any such filing, or to obtain any such authorization, consent, or approval would not, individually and in the aggregate, have a Material Adverse Effect.

          (d) Brokers' Fees. None of the HFG Companies and their Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement and the other Transaction Documents.

          (e) Investments. None of the HFG Companies and their Subsidiaries has any direct or indirect equity participation in any corpora-tion, partnership, trust, or other business association other than their respective Subsidiaries identified in Section 4(b) of the Disclosure Schedule.

          (f) Financial Statements. Section 4(f) of the Disclosure Schedule contains copies of the audited combined balance sheets as of December 31, 1994 and December 31, 1995, and audited combined statements of operations and cash flow for the fiscal years ended December 31, 1993, December 31, 1994 and December 31, 1995, for the HFG Companies and their Subsidiaries (collectively, the "Financial Statements"), in each case together with the report thereon of Coopers & Lybrand L.L.P., including their unqualified opinion thereon. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the combined financial position of the HFG Companies and their Subsidiaries as of such dates and the combined results of operations of the HFG Companies and their Subsidiaries for such periods. Except (x) as reflected or reserved against in the audited combined balance sheet as of December 31, 1995 included within the Financial Statements (including the notes thereto) or (y) as reflected or reserved against in the Closing Date Balance Sheet or
(z) as reflected in any subsection of the Disclosure Schedule (including any amendment or supplement to the Disclosure Schedule resulting from a written notice delivered pursuant to Section 5(e)(i) below), as of the Closing Date, there will be no contingent liabilities of the HFG Companies and their Subsidiaries which are required by GAAP (applied on a consistent basis with the methods, principles, practices and policies used in preparing the Financial Statements) to be reflected or reserved against in a combined balance sheet of the HFG Companies and their Subsidiaries as of that date, other than (i) liabilities which arise in the Ordinary Course of Business of the HFG Companies and their Subsidiaries and
(ii) other liabilities which, individually and in the aggregate, would not have a Material Adverse Effect.

          (g) Events Subsequent to December 31, 1995. No events or circumstances have occurred or arisen since December 31, 1995 which, taken together, would have a Material Adverse Effect. Without limiting the generality of the foregoing, since that date:

               (i) none of the HFG Companies and their Subsidiaries has sold, leased, transferred, encumbered, assigned or otherwise disposed of any material assets, tangible or intangible, outside of the Ordinary Course of Business;

               (ii) none of the HFG Companies and their Subsidiaries has entered into, amended, modified, or terminated any material agreement, contract, lease, permit or license outside of the Ordinary Course of Business;

               (iii) no third party has accelerated, terminated, modified or canceled (or, to the Knowledge of Masco, notified any of the HFG Companies and their Subsidiaries of its intention to accelerate, terminate, modify or cancel) any material agreement, contract, lease, permit or license to which any of the HFG Companies and their Subsidiaries is a party, or by which any of them is bound, outside of the Ordinary Course of Business;

               (iv) none of the HFG Companies and their Subsidiaries has made any material capital expenditures outside of the Ordinary Course of Business or, to the Knowledge of Masco, experienced any material damage, destruction or loss (whether or not covered by insurance) to its property;

               (v) none of the HFG Companies and their Subsidiaries has adopted, entered into, amended, modified, or terminated any collective bargaining agreement, Employee Benefit Plan or material Employee Benefit Arrangement, granted any material increase in compensation, or made any other material change in employment terms for any of its directors, officers and employees, in each case outside of the Ordinary Course of Business;

               (vi)     none of the HFG Companies and their Subsidiaries has
          (x) been a party to any merger, consolidation or similar business combination or (y) other than in the Ordinary Course of Business, acquired all or substantially all of the assets of any other Person; and

               (vii) none of the HFG Companies and their Subsidiaries has committed to any of the foregoing.

          (h) Litigation. Section 4(h) of the Disclosure Schedule sets forth each instance in which any of the HFG Companies and their Subsidiaries (or Masco to the extent relating to this Agreement or any other Transaction Document) (i) is subject to any outstanding injunction or judgment or any final order, decree, or ruling or (ii) is a party or, to the Knowledge of Masco, is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator, except for such injunctions, judgments, orders, decrees, rulings, threats, actions, suits, proceedings, hearings and investigations that would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement and the other Transaction Documents, and, in the case of (ii) above, except for claims arising in the Ordinary Course of Business and administered under Masco's risk management program for general liability, product liability, automobile liability, workers' compensation, and health, medical, dental, disability and life insurance benefits.

          (i) Legal Compliance. Each of the HFG Companies and their Subsidiaries has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local, and, to the Knowledge of Masco, foreign governments (and all agencies thereof), and, to the Knowledge of Masco, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except in each such case for failures to comply that would not have a Material Adverse Effect or a material adverse effect on the ability of any Party to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

          (j)     Tax Matters.

               (i) Each Affiliated Group headed by Masco or any other Seller Party has filed with the relevant Taxing Authority all federal income tax and other material Returns that it has been required to file for each taxable period during which any of the HFG Companies and their Subsidiaries was a member of such Affiliated Group. All such Returns were correct and complete in all material respects to the extent they relate to any of the HFG Companies and their Subsidiaries. Each of the HFG Companies and their Subsidiaries has filed with the relevant Taxing Authority all Returns that it has been required to file other than as part of such Affiliated Group, and all such Returns were correct and complete in all respects, except in each such case where the failure to file a Return or of such Return to be correct or complete in all respects, individually or together with other such failures, would not have a Material Adverse Effect. All Taxes due and owing by any of the HFG Companies and their Subsidiaries (whether or not shown on any Return) have been paid.

               (ii) No Affiliated Group headed by Masco or any other Seller Party has waived any statute of limitations in respect of Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency, in either case to the extent relating to any of the HFG Companies and their Subsidiaries. None of the HFG Companies and their Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

               (iii) Section 4(j)(iii) of the Disclosure Schedule lists all federal, state, local, and foreign Income Tax Returns and sales and use tax Returns filed by or with respect to any of the HFG Companies and their Subsidiaries for taxable periods ended on or after December 31, 1991, and indicates those Income Tax Returns and sales and use tax Returns filed by or with respect to any of the HFG Companies and their Subsidiaries that currently are the subject of audit.

               (iv) Neither any of the HFG Companies or their Subsidiaries nor the common parent of any Affiliated Group of which any of the HFG Companies or their Subsidiaries is a member has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local, or foreign law, and none of such entities has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the business of any of the HFG Companies or their Subsidiaries.

               (v) No claim by any Taxing Authority in a jurisdiction in which any of the HFG Companies and their Subsidiaries do not file Returns is currently pending or, to the Knowledge of Masco, threatened to the effect that any of them is or may be subject to Tax by that jurisdiction.

               (vi) There is no pending dispute or claim raised by any Taxing Authority concerning any Tax liability of any of the HFG Companies or their Subsidiaries. Masco has delivered to Buyer complete and correct copies of all Income Tax Returns filed by, and summaries of all Tax examination reports and statements of deficiencies assessed against or agreed to by, the HFG Companies and their Subsidiaries since December 31, 1991.

               (vii) None of the HFG Companies or their Subsidiaries is obligated to make any payments or is a party to any agreement that under certain circumstances could require it to make any payments, that are not deductible under Section 280G of the Code.

               (viii) Other than an agreement or arrangement described in, and to be terminated pursuant to, Section 9(a) below, none of the HFG Companies or their Subsidiaries is a party to any Tax allocation or sharing agreement.

               (ix) None of the HFG Companies or their Subsidiaries is a "consenting corporation" within the meaning of Section 341(f)(1) of the Code or comparable provisions of any state statutes, and none of the assets of any of the HFG Companies or their Subsidiaries is subject to an election under Section 341(f) of the Code or comparable provisions of any state statutes.

               (x) None of the HFG Companies or their Subsidiaries has received any written ruling of a Taxing Authority or entered into any written and legally binding agreement with a Taxing Authority, in each case related to Income Taxes which would have an adverse effect on, or related to Taxes which would have a Material Adverse Effect on, the HFG Companies and their Subsidiaries for any Post-Closing Period.

               (xi) Neither any foreign HFG Company nor any foreign Subsidiary of a HFG Company is, or at any time has been, a passive foreign investment company within the meaning of Section 1296 of the Code, and none of the HFG Companies or their Subsidiaries is a shareholder, directly or indirectly, in a passive foreign investment company.

               (xii) None of the HFG Companies or their Subsidiaries is, or at any time has been, subject to (x) the dual consolidated loss provisions of Section 1503(d) of the Code or (y) the overall foreign loss provisions of Section 904 (f) of the Code (other than with respect to overall foreign losses which may arise with respect to any tax year beginning on or after January 1, 1995).

          (k)     Real Property.

               (i) Section 4(k)(i) of the Disclosure Schedule lists and briefly describes all real property owned by any of the HFG Companies and their Subsidiaries, including a description of (A) the street address of each parcel of owned real property, (B) the current record owner of each such parcel of owned real property, and (C) the principal current use of each such parcel of owned real property. Each such description is correct in all material respects. With respect to each such parcel of owned real property which contains a manufacturing, warehouse, assembly or distribution facility or a showroom or which has a market value in excess of $250,000:

                    (A) the identified owner has good and marketable title to the parcel of real property, free and clear of any lien, mortgage, encumbrance, security interest, easement, covenant, or other restriction or title matter, except for (w) any mechanic's, materialmen's, and similar liens, (x) any liens for real estate taxes or assessments not yet due and payable or for real estate taxes or assessments that the taxpayer is contesting in good faith through appropriate proceedings (provided the applicable real property is not subject to imminent threat of loss), (y) any recorded and unrecorded easements, covenants, and other similar restrictions and (z) any utility easements, building and use restrictions, zoning restrictions and other easements and restric-tions existing generally with respect to properties of a similar character, in each case that, individually and in the aggregate, do not materially interfere with, restrict or limit the current use of the property or impose any material financial or performance obligation on the owner or user of such property;

                    (B) there are no pending condemnation proceedings, lawsuits, or administrative actions relating to the parcel of real property (and, to the Knowledge of Masco, there are no threatened condemnation proceedings, lawsuits or administrative actions relating to the property) that would reasonably be expected to materially and adversely affect the current use, occupancy or value thereof;

                    (C) the legal description for the parcel contained in the deed, survey, title commitment, or title opinion relating thereto and included in Section 4(k)(i) of the Disclosure Schedule describes such parcel fully and adequately, and the buildings and improvements are located within the boundary lines of the described parcels of land in all material respects, are not in violation of applicable setback requirements, zoning laws and ordinances in any material respect and do not encroach in any material respect on any easement or right-of-way which may burden the land;

                    (D) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

                    (E) there are no leases or grants of occupancy rights to others affecting the parcel of real property, in each case of any significance; and

                    (F) there are no material casualty events affecting the parcel of real property not fully covered by insurance (except for customary deductibles).

     Masco has made available to the Buyer true and complete copies, to the extent available to Masco, of (x) property surveys, title commitments (including copies of recorded agreements and matters) and deeds for each parcel of owned real estate located in the United States, and (y) property surveys, title opinion letters and deeds, certificates of title and similar documents, as applicable in the relevant jurisdiction, for each parcel of owned real estate located outside of the United States.

          (ii) Section 4(k)(ii) of the Disclosure Schedule lists and briefly describes all real property leased or subleased to or by any of the HFG Companies and their Subsidiaries. Each such description is correct in all material respects. Masco has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4(k)(ii) of the Disclosure Schedule (except as indicated). There are no amendments, consents for alterations, or other documents recording variations to such leases which materially and adversely affect the rental payments, the term, or the current use of the properties subject thereto. With respect to each lease and sublease listed in Section 4(k)(ii) of the Disclosure Schedule,
(A) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect, except as (x) the enforceability may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to creditors' rights generally, and (y) such property may be subject to prior or superior leases, mortgages, deeds of trust, or other liens against the lessor's interest in such property, (B) none of the HFG Companies and their Subsidiaries is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by any of the HFG Companies and their Subsidiaries or permit termination, modification or acceleration by any third party thereunder, and (C) to the Knowledge of Masco, no third party has repudiated or has the right to terminate or repudiate (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease or sublease) any provision thereof, except in each case for such illegality, invalidity, failures to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations and repudiations that, individually and in the aggregate, would not have a Material Adverse Effect. The representations set forth in this Section 4(k)(ii) shall apply only to those leases and subleases for which the base rent is more than $50,000 per annum or which are material to the HFG Company or the Subsidiary of the HFG Company named as the tenant, subtenant, lessor or sublessor therein.

                (iii) Each representation and warranty in this Section 4(k) is deemed made to the Knowledge of Masco to the extent that such representation and warranty relates to any real property located outside of the United States.

          (l)     Intellectual Property.

               (i) None of the HFG Companies and their Subsidiaries has interfered with, infringed upon, misappropriated or violated any Intellectual Property rights of third parties and, to the Knowledge of Masco, no third party has interfered with, infringed upon, misappropriated or violated any Intellectual Property rights of any of the HFG Companies and their Subsidiaries, except in each case for such interferences, infringements, misappropriations and violations that, individually and in the aggregate, would not have a Material Adverse Effect.

               (ii) Section 4(l)(ii) of the Disclosure Schedule identifies each material unexpired patent or trademark or copyright registration which has been issued to any of the HFG Companies and their Subsidiaries with respect to any of its Intellectual Property, identi-fies each material pending patent application or application for trademark or copyright registration which any of the HFG Companies and their Subsidiaries has made with respect to any of its Intellectual Property, and identifies each material unexpired license, agreement or other permission which any of the HFG Companies and their Subsidiaries has granted to any third party with respect to any of its Intellectual Property; provided, however, that no copyright for a fabric design will be deemed material for this purpose unless the Combined Company receives more than $200,000 per year from sales of fabric incorporating the particular design. Section 4(l)(ii) of the Disclosure Schedule also identifies each material trade name or unregistered trademark used by any of the HFG Companies and their Subsidiaries in connection with any of their businesses. Except as set forth in

     Section 4(l)(i) of the Disclosure Schedule, with respect to each item of Intellectual Property identified in Section 4(l)(ii) of the Disclosure Schedule, (A) the HFG Companies and their Subsidiaries possess all right, title and interest in and to the item, free and clear of any Security Interest, license or other restriction, (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge, and (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Masco, threatened, which challenges the legality, validity, enforceability, use, or ownership of such item, except in each case for such lack of any right, title or interest in and to such item, and such Security Interests, licenses, restrictions, injunctions, judgments, orders, decrees, rulings, charges, actions, suits, proceedings, hearings, investigations, complaints, claims and demands that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

               (iii) Section 4(l)(iii) of the Disclosure Schedule identi-fies each material item of Intellectual Property that any third party owns and that any of the HFG Companies and their Subsidiaries uses pursuant to any license, sublicense, agreement, or permission (other than licenses to use standard software applications and other broadly distributed use rights). Masco has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (except as indicated). Except as set forth in Section 4(l)(i) of the Disclosure Schedule, with respect to each item of Intel-lectual Property identified in Section 4(l)(iii) of the Disclosure Schedule, assuming that each licensor of such item had and continues to have all requisite rights with respect to the relevant Intellectual Property required under applicable law to grant a legal, valid, binding, and enforceable license in respect of such Intellectual Property,
     (A) the license, sublicense, agreement or permission covering such item is legal, valid, binding, enforceable, and in full force and effect, except as the enforceability may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to creditors' rights generally, (B) none of the HFG Companies and their Subsidiaries is in breach or default, and no event has oc-curred which, with notice or lapse of time, would constitute a breach or default by any of the HFG Companies and their Subsidiaries or permit termination, modification or acceleration by any third party thereunder, and (C) to the Knowledge of Masco, no third party to the license, sublicense, agreement, or permission has repudiated any provision thereof, except in each case for such illegality, invalidity, failures to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations and repudiations that, individually and in the aggregate, would not have a Material Adverse Effect. Except as indicated in Section 4(l)(iii) of the Disclosure Schedule, neither Masco nor, to the Knowledge of Masco, any of the HFG Companies and their Subsidiaries has received written notice of any claim to the effect that the licensor of an item of Intellectual Property identified in Section 4(l)(iii) of the Disclosure Schedule does not have all relevant rights to such Intellectual Property required under applicable law to grant a legal, valid, binding and enforceable license in respect of such Intellectual Property.

               (iv) Each representation and warranty in this Section 4(l) is deemed made to the Knowledge of Masco to the extent that such representation and warranty relates to any Intellectual Property governed by the laws of any jurisdiction, or relates to any operations, outside of the United States.

          (m) Personal Property. The HFG Companies and their Subsidiaries will have good and marketable title to the personal property that will be shown on the Closing Date Balance Sheet, free and clear of all Security Interests. The owned and leased buildings, machinery, equipment, and other tangible assets that the HFG Companies and their Subsidiaries use in their business have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear), in each such case considered in the aggregate.

          (n) Contracts. Section 4(n)(1) of the Disclosure Schedule lists the following instruments, contracts and other agreements currently in effect to which any of the HFG Companies and their Subsidiaries is a party (or, to the extent involving any of the HFG Companies and their Subsidiaries, to which any of Masco and its remaining Subsidiaries is a party):

               (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum;

               (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will involve consideration in excess of $100,000;

               (iii) any agreement related to any branded design product the sales of which during 1993 or 1994 exceeded $5,000,000;

               (iv) any partnership agreement, joint venture agreement, shareholders' agreement or similar arrangement;

               (v) any instrument or agreement (or group of related instruments and agreements) under which it has created, incurred, assumed, collateralized or guaranteed any indebtedness for borrowed money, any indebtedness evidenced by notes, bonds, debentures or similar instruments, or any capitalized lease obligation, in excess of $100,000;

               (vi) any agreement of any significance that limits or purports to limit the ability of any of the HFG Companies and their Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

               (vii) any collective bargaining agreement or other similar contract with any labor organization;

               (viii) any written agreement for the employment (or engagement as a consultant) of any Person on a full-time, part-time, or other basis providing annual compensation (or other cash consideration) in excess of $50,000 or providing severance benefits in excess of $50,000; and

               (ix) any other instrument or agreement (or group of related instruments and agreements) the performance of which involves consideration in excess of $250,000.

Section 4(n)(1) of the Disclosure Schedule also lists each other instrument and agreement (or group of related instruments and agreements) currently in effect between any of the HFG Companies and their Subsidiaries, on the one hand, and any of Masco, its Affiliates (provided that the HFG Companies and their Subsidiaries shall not be deemed Affiliates of Masco for the purposes of this sentence), its remaining Subsidiaries, and its and such Subsidiaries' officers and directors, on the other hand, which instrument or agreement (or group of related instruments and agreements) is material to the relevant HFG Company or Subsidiary of an HFG Company. Masco has delivered to the Buyer a correct and complete copy of each instrument and agreement listed in Section 4(n)(1) of the Disclosure Schedule (except as indicated). Except as set forth in Section 4(n)(2) of the Disclosure Schedule with respect to each such instrument and agreement, (A) the instrument or agreement is legal, valid, binding, enforceable, and in full force and effect, except as the enforceability may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to creditors' rights generally, (B) none of the HFG Companies and their Subsidiaries is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any of the HFG Companies and their Subsidiaries or permit termination, modification or acceleration by any third party thereunder, and (C) to the Knowledge of Masco, no third party to the instrument or agreement has repudiated any provision thereof, except in each case for such illegality, invalidity, failures to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations and repudiations that, individually and in the aggregate, would not have a Material Adverse Effect.

          (o) Employees. To the Knowledge of Masco, none of the HFG Companies and their Subsidiaries has experienced any labor strike, lock-out or picketing or any material grievance, claim of unfair labor practices, or other collective bargaining dispute since December 31, 1992, none of the HFG Companies and their Subsidiaries has committed any material unfair labor practice, and there are no significant organizational efforts or demands for recognition or collective bargaining presently being made or threatened by or on behalf of any labor union with respect to employees of any of the HFG Companies and their Subsidiaries. No domestic employees of any of the HFG Companies and their Subsidiaries are represented by a labor union, no labor union has been certified or recognized as a representative of any such domestic employees, and none of the HFG Companies or their Subsidiaries is a party to or has any obligation in respect of any domestic collective bargaining agreement or other domestic labor union contract.

          (p)     Employee Benefits.

               (i) Section 4(p)(i) of the Disclosure Schedule lists each Employee Benefit Plan covered by or subject to ERISA that any of Masco, the HFG Companies, and their respective Subsidiaries maintains or administers, or to which any of them contributes, in each such case covering any employee or former employee of any of the HFG Companies and their Subsidiaries. No such Employee Benefit Plan is a Multiemployer Plan.

                    (A) Each such Employee Benefit Plan (and each related trust, VEBA trust, insurance contract, or fund) has complied in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws and has been administered in accordance with its terms, in each case since January 1, 1988.

                    (B) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, Forms PBGC-1, and Summary Plan Descriptions) have, where required, been filed or distributed with respect to each such Employee Benefit Plan and each Employee Benefit Arrangement listed in Section 4(p)(vi) of the Disclosure Schedule. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met in all material respects with respect to each such Employee Benefit Plan that is a group health plan (within the meaning of ERISA Sec. 601 and Code Sec. 4980B).

                    (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due and payable to any such Employee Benefit Plan which is an employee pension benefit plan (as defined in ERISA) on or prior to the date hereof have been paid to such employee pension benefit plan. All premiums and other payments due on or before the date hereof have been paid with respect to each such Employee Benefit Plan which is an employee welfare benefit plan (as defined in ERISA).

                    (D) Each such Employee Benefit Plan which is an employee pension benefit plan and which is intended to meet the requirements of a qualified plan under Code Sec. 401(a) is, and at all times since January 1, 1988 has been, so qualified and has either (1) received a favorable determination letter from the Internal Revenue Service covering such Employee Benefit Plan for the Tax Reform Act of 1986, as amended, the Unemployment Compensation Act of 1992, and the Omnibus Budget Reconciliation Act of 1993 or
          (2) timely applied to the Internal Revenue Service for a favorable determination letter so covering such plan.

                    (E) As of the date hereof, the estimated market value of assets under such Employee Benefit Plans which are employee pension benefit plans subject to the minimum funding requirements of Code Sec. 412 equals or exceeds in the aggregate the present value of all currently accrued benefits thereunder determined on an on-going basis in accordance with the actuarial methods, factors and assumptions used by the plans' actuaries for the purpose of meeting the minimum funding requirements.

                    (F) Masco has delivered to the Buyer correct and complete copies of the current plan document and summary plan description, the most recent favorable determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report filed with the Internal Revenue Service, and all related trust agreements, insurance contracts and other funding agreements which implement each such Employee Benefit Plan, in each case as applicable to such Employee Benefit Plan.

                    (G) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan and, to the Knowledge of Masco, no plan fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Masco, threatened.

               (ii) Section 4(p)(ii) of the Disclosure Schedule lists each employee welfare benefit plan providing medical, health or life insurance and any other welfare benefit plan providing significant welfare-type benefits for currently (or future) retired or terminated United States employees of any of the HFG Companies and their Subsidiaries, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

               (iii) With respect to each such Employee Benefit Plan which is an employee pension benefit plan subject to Title IV of ERISA or Section 412 of the Code, in each such case since January 1, 1988, no such employee pension benefit plan has been completely or partially terminated or been the subject of a Reportable Event as to which notices are required to be filed with the PBGC, and no proceeding by the PBGC to terminate any such employee pension benefit plan has been instituted or, to the Knowledge of Masco, threatened, subject to such exceptions which, taken together, would not result in a material liability for the Combined Company.

               (iv) No significant liability (other than for PBGC premiums) has been incurred or, to the Knowledge of Masco, would reasonably be expected to be incurred with respect to the period prior to the Closing Date under Title IV of ERISA (including withdrawal liability) or under Sections 4971 through 4980B of the Code with respect to any Employee Benefit Plan (including a Multiemployer Plan) presently, or since January 1, 1988, maintained or contributed to by Masco, any of the HFG Companies, any of their respective Subsidiaries or any entity that is, or at any time since January 1, 1988 was, an ERISA Affiliate.

               (v)     No benefit under any Employee Benefit Plan listed in
     Section 4(p)(i) of the Disclosure Schedule or under any Employee Benefit Arrangement listed in Section 4(p)(vi) of the Disclosure Schedule, including any retention agreement or severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated by this Agreement or any other Transaction Document.

               (vi) Section 4(p)(vi) of the Disclosure Schedule lists each significant Employee Benefit Arrangement, other than any Foreign Benefit Plan, that has been entered into, maintained, or administered, as the case may be, by any of Masco, the HFG Companies and their respective Subsidiaries and that currently covers any employee or former employee of any of the HFG Companies and their Subsidiaries. Each such Employee Benefit Arrangement complies in all material respects with its terms and with the requirements of applicable statutes, laws, orders, rules and regulations.

               (vii) To the Knowledge of Masco, Section 4(p)(vii) of the Disclosure Schedule lists all significant Foreign Benefit Plans that any of Masco, the HFG Companies and their respective Subsidiaries maintains or administers, or to which any of them contributes, in each such case covering any employee or former employee of any of the HFG Companies and their Subsidiaries (other than plans, programs, arrangements and agreements required to be sponsored, maintained or contributed to by applicable laws). Further, and in each case to the Knowledge of Masco:

                    (A) Any employer and employee contributions required by law or required by the terms of any such Foreign Benefit Plan to be made to or provided for such Foreign Benefit Plan on or before the date hereof have been made, or provided for in accordance with the past practices of Masco, the HFG Companies and their respective Subsidiaries.

                    (B) The fair market value of the assets of each such funded Foreign Benefit Plan equals or exceeds the present value of the benefits accrued to the Closing Date payable to all current and former participants, determined on an ongoing basis according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, and the transactions contemplated by this Agreement and the other Transaction Documents shall not cause the funded status of any such Foreign Benefit Plan to be insufficient to procure or provide for the benefits accrued to the Closing Date on an ongoing basis.

                    (C) Each such Foreign Benefit Plan has been maintained and administered in all material respects in compliance with the requirements of applicable laws, and if required to be registered with applicable regulatory authorities, such Foreign Benefit Plan has been so registered and has been maintained in good standing with applicable regulatory authorities and is operated in substantial compliance with such applicable authority.

          (q)     Environmental Laws and Liabilities.

               (i)     Each of the HFG Companies and their Subsidiaries
     (A) complies with the Environmental Laws in all applicable respects,
     (B) has obtained and complies in all applicable respects with all of the terms and conditions of all Environmental Permits and (C) complies in all applicable respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in the Environmental Laws, except in each case for such failures to comply or to obtain any Environmental Permit that, individually and in the aggregate, would not have a Material Adverse Effect.

               (ii) None of the HFG Companies and their Subsidiaries has any liability, and none of the HFG Companies and their Subsidiaries has handled, transported, treated, stored or disposed of any substance or arranged for the handling, transportation, treatment, storage or disposal of any substance so as to give rise to any liability, for damage to any site, location or body of water (surface or subsurface), for investigation, removal or cleanup of Releases or threatened Releases of Hazardous Materials, or for damage or injury to any Person or property under any applicable Environmental Law, except in each case for such liabilities that, individually and in the aggregate, would not have a Material Adverse Effect.

               (iii) To the Knowledge of Masco, Section 4(q)(iii) of the Disclosure Schedule lists all underground storage tanks either in use or which have not been closed in compliance with the Environmental Laws in all applicable respects and which are present on any of the Properties.

               (iv) To the Knowledge of Masco, Section 4(q)(iv) of the Disclosure Schedule lists all potentially applicable insurance policies of the HFG Companies and their Subsidiaries for any environmental matters; provided, however, that Masco is not representing or warranting the actual availability or extent of coverage under any such policies listed in Section 4(q)(iv) of the Disclosure Schedule.

               (v) Each representation and warranty in Section 4(q)(i) and (ii) above is deemed made to the Knowledge of Masco to the extent that such representation and warranty relates to any Properties and operations outside of the United States and Western Europe (including the United Kingdom, Sweden and Germany).

          (r) Insurance. To the Knowledge of Masco, Section 4(r) of the Disclosure Schedule lists and describes in reasonable detail the current insurance policies of Masco under which any of the HFG Companies or their Subsidiaries may make claims after the Closing Date pursuant to Section 8(e); provided that Masco is not representing or warranting the actual availability or extent of coverage under any such policies listed on Section 4(r) of the Disclosure Schedule.

          Section 5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

          (a) General. Each of the Parties will (and in the case of Masco, will cause Masco Corporation Limited to) take all reasonable action and do all things reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions
set forth in Section 7 below).   Without limiting the generality of the
preceding sentence, each of the Parties will (and in the case of Masco, will cause Masco Corporation Limited to) use its best efforts and will instruct its officers, directors, employees, representatives, investment bankers, financial advisors, and other agents and Affiliates to use their respective best efforts to achieve a Closing on or before June 15, 1996; provided, however, that such obligation shall be subject to the limitations set forth in Section 5(g) below and shall not require any Affiliate of the Buyer to provide financing for the transactions contemplated by this Agreement. In addition, to the extent necessary or appropriate, Masco shall cause Masco Corporation Limited to take all actions required to be taken by Masco Corporation Limited under this Agreement as if Masco Corporation Limited were a party to this Agreement. If the Buyer or any of its Affiliates becomes aware of any event or development that the Buyer, in its good faith judgment, believes may reasonably be expected to delay or prevent the Closing hereunder, including any such event or development relating to the Financing, the Buyer shall inform Masco as promptly as possible of such event or development and the Parties shall consult with each other in good faith about alternative actions that may be taken by the Parties in connection with such event or development.

          (b) Notices and Consents. Masco will, and will cause each of the HFG Companies and their Subsidiaries to, give any notices to third parties, and use all commercially reasonable efforts to obtain any third party consents, that the Buyer may request in connection with the matters described in Section 3(a)(iii) or 4(c) of the Disclosure Schedule or that the Buyer may otherwise reasonably request. Each of the Parties will (and Masco will cause each of the HFG Companies and their Subsidiaries to) give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents and approvals of governments and governmental agencies, in each case to the extent the same are required to be given, made or obtained by it (or by any of the HFG Companies and their Subsidiaries, as the case may be) in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, each of the Parties will file, if required, any Notification and Report Forms and related material that it may be required to file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use commercially reasonable efforts to obtain early termination of the applicable waiting period, and will make any further filings and provide any additional information that the government may request or require in connection therewith.

          (c) Operation of Business. Except as set forth on Section 4(g)(2) of the Disclosure Schedule, and except for cash infusions or withdrawals by Masco, Masco will cause the HFG Companies and their Subsidiaries to conduct their respective businesses and operations (including the management of their working capital consistent with past practices) in all material respects only in the Ordinary Course of Business; provided, however, that Masco will take all necessary steps to cause the Net Intercompany Balance to be no greater than $757,808,900 as of the Closing Date and to allocate the Net Intercompany Balance appropriately among the HFG

Companies and their Subsidiaries as the Buyer may reasonably request. Without limiting the generality of the foregoing, Masco will not, and will not cause or permit any of the HFG Companies and their Subsidiaries to, (i) take any action that would result in a breach of any representation or warranty contained in Section 3(a)(v) or Section 4(b) of this Agreement or clauses (i), (ii), (v), (vi) and (vii) and the first part of clause (iv) of the second sentence of Section 4(g) of this Agreement or (ii) engage in any practice, take any action, or enter into any transaction outside of the Ordinary Course of Business that would have a material adverse effect on the ability of Masco to consummate the transactions contemplated by this Agreement and the other Transaction Documents or that would have a Material Adverse Effect. Masco agrees that, promptly after the date of this Agreement, it shall notify the divisional heads of the HFG Companies and their Subsidiaries regarding the restrictions set forth in this Section 5(c). The Parties understand and agree that Masco's indemnification obligation for Adverse Consequences resulting from any breach of this
Section 5(c) shall be governed by Section 8(b) of this Agreement. In addition, Masco will cause (x) the aggregate amount of Third Party Indebtedness to be no greater than $30,000,000 and (y) the aggregate amount of outstanding letters of credit in respect of which any of the HFG Companies or their Subsidiaries has reimbursement obligations to be no greater than $30,000,000, in each case as of the Closing Date.

          (d) Reasonable Access. Masco will permit representatives of the Buyer (including representatives of any Person that the Buyer identifies to Masco as a prospective provider of financing for the transactions contemplated by this Agreement) to have reasonable access at reasonable times and upon reasonable notice to all premises, properties, personnel, books, records, contracts and other documents of or pertaining to the HFG Companies and their Subsidiaries; provided, however, that such access shall not interfere with normal business operations. Such access shall be subject in all respects to the terms and conditions of the Confidentiality Agreement.

          (e) Notice of Developments. (i) If at any time after the date of this Agreement, Masco becomes aware of any inaccuracy or omission in its representations and warranties in Section 4 of this Agreement (other than a Specified Masco Representation) as a result of the discovery of facts or circumstances existing as of the date of this Agreement or the occurrence of any events or developments after the date of this Agreement, and such inaccuracy or omission did not result from a breach of any covenant of Masco (other than the covenant set forth in Section 5(c) to the extent related to breaches of Section 4(g)), Masco may, and, if the particular matter (taken together with all other inaccuracies and omissions not previously disclosed to the Buyer in a mandatory notice pursuant to this Section 5(e)(i)) would have a material adverse effect on the ability of any Party to consummate the transactions contemplated by this Agreement and the other Transaction Documents or would have a Material Adverse Effect, shall, notify the Buyer in a written notice describing the inaccuracy or omission in reasonable detail. Any such notice shall specify whether, in Masco's good faith judgment, such notice is optional or mandatory under this Section 5(e)(i); provided that Masco's determination that any notice delivered under this
Section 5(e)(i) is an optional notice shall not be binding on the Buyer for purposes of Section 7(a) or Section 11(a)(ii)(B) of this Agreement, so long as (A) the Buyer notifies Masco within 15 days of receipt of such notice that the Buyer disagrees with Masco's determination and (B) the Buyer immediately proceeds to exercise any rights the Buyer claims to have pursuant to Section 11(a)(ii). If the Buyer receives a notice designated by Masco as a mandatory notice under this Section 5(e)(i) (other than with respect to facts and circumstances existing and in the Knowledge of Masco as of the date of this Agreement) and thereafter fails to exercise its right to terminate this Agreement within the period specified in Section 11(a)(ii) below, or receives a notice designated by Masco as an optional notice under this Section 5(e)(i) (other than with respect to facts and circumstances existing and in the Knowledge of Masco as of the date of this Agreement), such written notice pursuant to this Section 5(e)(i) will be deemed to have amended and supplemented the Disclosure Schedule (except as the Disclosure Schedule relates to Specified Masco Representations), to have qualified such representations and warranties of Masco, and to have cured such inaccuracy or omission in all respects (except as it relates to the Specified Masco Representations). All materiality qualifications in
Section 4 above and all qualifications in Section 4 above requiring a Material Adverse Effect in order for a particular representation and warranty to have been breached shall be disregarded in determining whether there is an inaccuracy or omission in such representation and warranty for purposes of this Section 5(e)(i).

          (ii) If at any time after the date of this Agreement, the Buyer becomes aware of any inaccuracy or omission in its representations and warranties in this Agreement (other than any of the Specified Buyer Representations) as a result of the discovery of facts or circumstances existing as of the date of this Agreement or the occurrence of any events or developments after the date of this Agreement, and such inaccuracy or omission did not result from a breach of any covenant of the Buyer, the Buyer may, and, if the particular matter (taken together with all other inaccuracies and omissions not previously disclosed to Masco in a mandatory notice pursuant to this Section 5(e)(ii)) would have a material adverse effect on the ability of any Party to consummate the transactions contemplated by this Agreement and the other Transaction Documents or would have a Buyer Material Adverse Effect, shall, notify Masco in a written notice describing the inaccuracy or omission in reasonable detail. Any such notice shall specify whether, in the Buyer's good faith judgment, such notice is optional or mandatory under this Section 5(e)(ii); provided that the Buyer's determination that any notice delivered under this Section 5(e)(ii) is an optional notice shall not be binding on Masco for purposes of
Section 7(b) or Section 11(a)(iii)(B) of this Agreement, so long as (A) Masco notifies the Buyer within 15 days of receipt of such notice that Masco disagrees with the Buyer's determination and (B) Masco immediately proceeds to exercise any rights Masco claims to have pursuant to Section 11(a)(iii). If Masco receives a notice designated by the Buyer as a mandatory notice under this Section 5(e)(ii) (other than with respect to facts and circumstances existing and in the knowledge of the Buyer as of the date of this Agreement) and thereafter fails to exercise its right to terminate this Agreement within the period specified in Section 11(a)(iii) below, or receives a notice designated by the Buyer as an optional notice under this
Section 5(e)(ii) (other than with respect to facts and circumstances existing and in the knowledge of the Buyer as of the date of this Agreement), such written notice pursuant to this Section 5(e)(ii) will be deemed to have amended and supplemented the Buyer Disclosure Schedule (except as the Buyer Disclosure Schedule relates to Specified Buyer Representations), to have qualified such representations and warranties of the Buyer, and to have cured such inaccuracy or omission in all respects (except as it relates to the Specified Buyer Representations). All materiality qualifications in Section 3(b) above and all qualifications in
Section 3(b) above requiring a Buyer Material Adverse Effect in order for a particular representation and warranty to have been breached shall be disregarded in determining whether there is an inaccuracy or omission in such representation and warranty for purposes of this Section 5(e)(ii).

          (f) Exclusivity. Masco will not (nor will Masco authorize or permit any of the HFG Companies, their Subsidiaries, and its or their respective officers, directors, employees, representatives, investment bankers, financial advisors and other agents and Affiliates to) directly or indirectly (i) take any action to solicit, initiate or encourage the submission of any proposal or offer from any Person, or the entering into of any agreement with any Person, relating to the acquisition of any of the capital stock or all, or substantially all, of the assets of any of the HFG Companies and their Subsidiaries (including any such acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations with, or furnish any non-public information to, any Person in connection with any such actual or possible proposal, offer or agreement.

          (g) Financing. The Buyer will use its best efforts to obtain the Financing; provided, however, that nothing in this Section 5(g) shall require the Buyer (x) to agree to any terms (including with respect to interest rates and amortization) or conditions that, in the aggregate, are more onerous in any material respect than those contemplated by, or to pay any fees or other amounts not within the range of fees and other amounts contemplated by, the letters referred to in Section 3(b)(vi) above or (y) to use such best efforts if a portion of the Financing has become unavailable because of the occurrence of one or more events or the existence of one or more conditions that make it impossible to satisfy the conditions contained in Section 7(a) (other than Section 7(a)(vii)) below. The Buyer agrees that it (x) will exercise all of its rights to enforce performance of the letters described in Section 3(b)(vi) and (y) will not waive, modify or amend any of its rights under such letters in any material respect. In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, the Buyer will use its best efforts to obtain alternative financing from other sources (other than its Affiliates) on and subject to substantially the same terms and conditions as the portion of the Financing that has become unavailable; provided, however, that nothing in this Section 5(g) shall require the Buyer, in attempting to obtain alternative financing, to agree to any terms (including with respect to interest rates and amortization) or conditions that, in the aggregate, are more onerous in any material respect than those applicable to, or to pay any fees or other amounts in excess of the range of the fees and other amounts that would have been payable in connection with, the portion of the Financing that has become unavailable. The Buyer shall use its best efforts (x) to satisfy at or prior to the Closing Date all requirements of the agreements related to the Financing which are conditions to closing under such agreements and to drawing down the proceeds of the Financing; (y) to defend all lawsuits or other legal proceedings challenging such agreements related to the Financing or the consummation of the transactions contemplated thereby; and (z) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated thereby. The Buyer agrees that it will undertake all necessary actions so that as of the Closing Date and upon completion of the Closing, the issued and outstanding capital stock of the Buyer and the ownership of the capital stock of the Buyer will be as set forth in Annex I to Exhibit B. Masco will (and will cause Masco Corporation Limited and each of the HFG Companies and their Subsidiaries to) cooperate with the Buyer and take all reasonable actions necessary in order to assist the Buyer in obtaining the Financing (or any alternative financing in the event that any portion of the Financing becomes unavailable); provided, however, that under no circumstances shall Masco be required to expend any funds for any purposes related to the Financing. Masco shall prepare and deliver to the Buyer, as soon as reasonably practicable after March 31, 1996, an unaudited combined balance sheet for the HFG Companies and their Subsidiaries as of March 31, 1996, and the related unaudited combined statements of operations and cash flow for the three months ending March 31, 1996. Masco represents that such financial statements shall be prepared in accordance with GAAP applied on a consistent basis with the Financial Statements and present fairly the combined financial position and combined results of operations of the HFG Companies and their Subsidiaries as of and for such date and period (except for the absence of footnotes and subject to changes resulting from normal year-end adjustments).

          (h) Certain Resignations. Concurrently with the Closing, Masco will deliver to the Buyer duly signed resignations, effective as of the Closing, from such members of the boards of directors (or similar governing bodies) of the HFG Companies and their Subsidiaries as are designated in a written notice delivered by the Buyer to Masco at least ten business days prior to the Closing Date.

          (i) FIRPTA Certificates. Concurrently with the Closing, Masco will (and, if requested by the Buyer, will cause Masco Corporation Limited to) deliver to the Buyer a duly executed FIRPTA certificate in a form that satisfies the requirements set forth in Section 1.1445-2(b)(2) of the Treasury regulations.

          (j) Clear Title. Promptly after the execution of this Agreement, and in order to assist the Buyer in obtaining the Financing, Masco and the Buyer shall cooperate with each other and the respective title insurance companies and surveyors, and shall use their commercially reasonable efforts (including providing copies of the relevant surveys to the appropriate title insurance companies), to obtain and agree upon insurable legal descriptions reasonably acceptable to the Parties for each parcel of owned real property located in the United States and identified in
Section 4(k)(i) of the Disclosure Schedule. The failure to obtain or agree upon such legal descriptions shall not constitute a breach of this Agreement by either Masco or the Buyer.

          (k) Transitional Services. Prior to or at the Closing, the Parties will enter into a transitional services agreement pursuant to which Masco will agree to perform transitional services for the HFG Companies and their Subsidiaries through March 31, 1997 and the Buyer will agree to make payments for such services as provided in the next sentence. The services to be provided by Masco will be consistent with the services provided by Masco to the HFG Companies and their Subsidiaries in the Ordinary Course of Business prior to the Closing Date (other than legal and litigation support services) and the payments by the Buyer to Masco shall be made monthly and at an annualized rate of $6,000,000 (which amount shall be reduced for personnel (other than the chief executive officer of the HFG Companies and their Subsidiaries) transferred to the HFG Companies and their Subsidiaries from Masco and its remaining Subsidiaries after the Closing Date). If requested by the Buyer, the Parties will negotiate in good faith as to the provision by Masco of transitional services after March 31, 1997; provided that the fees for any such services provided by Masco after March 31, 1997 shall be based on

Masco's costs (including overhead and other allocated costs). Any transitional services to be provided by Masco (whether before or after March 31, 1997) shall be provided subject to exculpation, indemnification and other provisions customary for transitional services agreements.

          Section 6.     Employees and Employee Benefits.

          (a) Continuation of Benefits. For the period from the Closing Date through December 31, 1996, the Buyer will cause the HFG Companies and their Subsidiaries to use their best efforts to maintain Employee Benefit Plans, Employee Benefit Arrangements, and levels of employee compensation that, in the Buyer's reasonable judgment, are substantially comparable in the aggregate to what is in effect for employees of the HFG Companies and their Subsidiaries as of the Closing Date. With respect to any individuals who after the Closing Date continue to be employees of the HFG Companies and their Subsidiaries and who were covered by an employee welfare benefit plan maintained by Masco, the Buyer will establish a similar plan providing comparable benefits as well as comparable pre-existing condition, waiting period, co-insurance and deductible provisions (collectively "eligibility provisions"), to be effective as of the Closing Date for such employees, or extend coverage to such employees as of the Closing Date under any similar plan (or plans) maintained by the Buyer providing comparable benefits and eligibility provisions. For purposes of satisfying any eligibility provisions under such plans, the Buyer will credit such employees with all past service with (and, where applicable, amounts paid to) Masco, the HFG Companies, and their respective Subsidiaries and ERISA Affiliates.

          (b)     Certain Statutory Requirements.   From and after the
Closing, the Buyer will indemnify and hold harmless Masco from and against any Adverse Consequences resulting from any violation after the Closing Date by the Buyer or by any of the HFG Companies and their Subsidiaries of any provision of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the "WARN Act"); provided, however, that in order for such indemnification to be effective, Masco shall deliver a certificate to the Buyer at the Closing representing that, during the 180 days prior to the Closing Date, none of Masco or its Affiliates has taken any action in respect of the HFG Companies and their Subsidiaries that, as of the Closing Date, creates WARN Act liability.

          (c) Employee Pension Benefit Plans. As soon as practicable after the Closing Date, and after giving and receiving appropriate governmental notifications and approvals, the Parties shall take the following actions with regard to those employee pension benefit plans listed on Section 4(p)(i) of the Disclosure Schedule (or shall cause the following actions to be taken by the trustees, custodians, and, where appropriate, actuaries and other professionals retained by such plans) in which any participant is, as of the Closing Date, an employee of or, prior to the Closing Date, was terminated with a deferred vested benefit from or was a retiree from, any of the HFG Companies and their Subsidiaries (or their respective predecessors) (such participants, together with their beneficiaries, are referred to collectively herein as "HFG Participants"):

               (i) with respect to each such plan (indicated by an "A" in parentheses alongside its listing on Section 4(p)(i) of the Disclosure Schedule) which is a defined contribution plan and which covers HFG Participants as well as other participants ("Non-HFG Participants"), Masco shall direct to the Buyer's successor plan and trustee a transfer in cash or, if acceptable to the Buyer, securities, other property, or any combination thereof (or in particular investments if such plan permitted participant-directed investments and both such plan and the Buyer's successor plan and trustee will permit such transfer of particular investments) of that portion of such plan's assets (including all outstanding HFG Participant loans, if any, and including allocable earnings and losses of such plan or, in the case of participant-directed investments, including earnings and losses of the individual HFG Participant accounts), valued as of the date of such transfer, for those HFG Participants with an account (whether or not vested) under such plan (other than accounts which have been distributed in the normal course as of the date of such transfer), and thereafter the Buyer shall assume (or the applicable HFG Company or Subsidiary of an HFG Company shall retain) all liabilities and responsibilities relating to such HFG Participant accounts and the assets so transferred;

               (ii) with respect to each such plan (indicated by a "B" in parentheses alongside its listing on Section 4(p)(i) of the Disclosure Schedule) which is a defined benefit plan and which covers HFG Participants as well as Non-HFG Participants, other than the Masco Corporation Home Furnishings and Building Products Pension Plan (the "HFG Plan") and the Masco Benefits Restoration Plan, Masco shall direct to the Buyer's successor plan and trustee a transfer in cash (or, if acceptable to the Buyer, in kind) of the proportion of such plan's assets allocable to liabilities accrued to the Closing Date to all HFG Participants (including earnings and losses to the date of such transfer allocable to such assets), which proportion shall be deemed to equal the quotient of (x) the present value of benefits accrued on the Closing Date for all HFG Participants in such plan calculated on a termination basis pursuant to Code Sec. 414(l) divided by (y) the present value of benefits accrued on the Closing Date for all HFG Participants and Non-HFG Participants in such plan calculated on a termination basis pursuant to Code Sec. 414(l), all as mutually determined by Masco's and Buyer's actuaries, and thereupon the Buyer shall assume all such liabilities and responsibilities relating to all HFG Participants under such plan and the assets so transferred;

               (iii) with respect to the HFG Plan, as of the Closing Date, Non-HFG Participants in the HFG Plan shall be removed from the HFG Plan and its assets allocable to liabilities accrued to the Closing Date to such Non-HFG Participants shall be determined by the same methodology as set forth in subsection (ii) above (except that "Non-HFG Participants" shall be substituted for "HFG Participants" in clause (x) of such subsection (ii)) and Masco shall direct to Masco's successor plan and trustee the transfer of the proportion of the HFG Plan's assets so determined to be allocable to such liability to such Non-HFG Participants, and thereupon Masco shall assume all such liabilities and responsibilities relating to all Non-HFG Participants under the HFG Plan and the assets so transferred;

               (iv) with respect to the Berkline Associates Pension Plan listed on Section 4(p)(i) of the Disclosure Schedule and the HFG Plan, after giving effect to the provisions of the foregoing Section 6(c)(iii), Masco shall direct the resignation of such plans' trustees, and shall direct to the Buyer's successor trustee a transfer in cash of all such plans' assets (including all outstanding participant loans if any), and thereafter the Buyer shall assume (or, in the case of the Berkline Associates Pension Plan, the Berkline Corporation shall retain) the sponsorship of such plans together with all liabilities and responsibilities relating to such plans and the assets so transferred (except as provided in clause (iii) above and clause (viii) below);

               (v) with respect to the Masco Benefits Restoration Plan, the Buyer shall assume the liabilities incurred thereunder through the Closing Date by Masco, the HFG Companies, and their Subsidiaries for HFG Participants in such plan, and in connection therewith shall establish and maintain plans or other contractual arrangements in order to provide to such eligible HFG Participants the supplemental pension benefits accrued to the Closing Date for such HFG Participants under the terms of such plan, but no assets shall be transferred by Masco with respect to any such liabilities or benefits;

               (vi) with respect to all such directions for transfer, each Party represents that each and every successor plan and trust to which transfer is requested by such Party will be tax-qualified under applicable provisions of Code Secs. 401(a) and 501(a), and each Party will comply in all applicable respects with Code Sec. 414(l);

               (vii) from and after each such transfer of assets with respect to each such plan (and, with respect to the liabilities assumed by the Buyer for HFG Participants in the Masco Benefits Restoration Plan, from and after the Closing Date), Masco shall cease to have any liability or responsibility for, and the Buyer shall indemnify and hold harmless Masco from and against, any Adverse Consequences resulting from such liabilities and responsibilities that the Buyer has assumed (or that any of the HFG Companies and their Subsidiaries has retained) with respect to each such plan, its assets, and the HFG Participants under such plan; provided, however, that neither the Buyer nor the HFG Companies and their Subsidiaries shall indemnify Masco for, and Masco shall continue to be liable to the extent provided in Section 8 below in respect of, Adverse Consequences (including any fiduciary breach liability) resulting from violations of laws or breaches of fiduciary duties (if any) of Masco, its trustees, or any other plan fiduciaries in administering any such plan prior to the Closing Date or breach by Masco of any representation contained in this Agreement; and

               (viii) from and after each such transfer of assets with respect to each such plan (and, with respect to the liabilities and responsibilities retained by Masco for Non-HFG Participants in the Masco Benefits Restoration Plan, from and after the Closing Date), the Buyer shall cease to have any liability or responsibility for, and Masco shall indemnify and hold harmless the Buyer from and against, any Adverse Consequences resulting from such liabilities and responsibilities that Masco has assumed or retained with respect to each such plan, its assets, and the Non-HFG Participants.

          (d) Employee Welfare Benefit Plans. Effective as of the Closing, Masco shall cease to have any liability or responsibility for (including liabilities and responsibilities for COBRA, for incurred but not paid claims outstanding as of the Closing Date, for disabilities or periods of sickness commencing prior to the Closing Date, and for accidents and deaths occurring prior to the Closing Date), and the Buyer shall assume (as necessary where none of the HFG Companies and their Subsidiaries will retain), be solely responsible for, and indemnify and hold harmless Masco from and against, any Adverse Consequences resulting from liabilities and responsibilities arising under the employee welfare benefit plans and Foreign Benefit Plans listed in Section 4(p)(i), (ii) and (vii) of the Disclosure Schedule covering individuals who, as of the Closing Date, are employees of or, prior to the Closing Date, were terminated or retired from, the HFG Companies and their Subsidiaries, regardless of whether such individuals continue in the employ of the HFG Companies and their Subsidiaries after the Closing Date (collectively, the "HFG Employees"); provided, however, that neither the Buyer nor the HFG Companies and their Subsidiaries shall indemnify Masco for, and Masco shall continue to be liable to the extent provided in Section 8 below in respect of, Adverse Consequences (including any fiduciary breach liability) resulting from violations of laws or breaches of fiduciary duties (if any) of Masco, its trustees, or any other plan fiduciaries in administering any such plan prior to the Closing Date or breach by Masco of any representation contained in this Agreement. In connection therewith, at or promptly following the Closing Date, Masco will cause (or, as appropriate, assist with) the transfer to the Buyer's successor plans and trustees of any assets attributable to any welfare benefit plan covering HFG Employees that are held in any welfare benefit trust fund currently maintained by Masco, the HFG Companies, and their respective Subsidiaries. With respect to the welfare benefit trust funds maintained by Masco for certain HFG Companies and their Subsidiaries, the assets attributable to HFG employees are deemed to be those equal to 35.55% of medical claims paid by such welfare benefit trust for the year ending December 31, 1995 for each such HFG Company or Subsidiary, but in no event shall the amount of the assets attributable to the HFG Employees be less than $4.3 million.

          (e) Employee Benefit Arrangements. Effective as of the Closing, Masco shall cease to have any liability or responsibility for, and the Buyer shall assume (as necessary where none of the HFG Companies and their Subsidiaries will retain), be solely responsible for, and indemnify and hold harmless Masco from and against, any Adverse Consequences resulting from liabilities and responsibilities arising under the Employee Benefit Arrangements (other than workers' compensation programs) listed in Section 4(p)(vi) of the Disclosure Schedule covering HFG Employees; provided, however, that neither the Buyer nor the HFG Companies and their Subsidiaries shall indemnify Masco for, and Masco shall continue to be liable to the extent provided in Section 8 below in respect of, Adverse Consequences (including any fiduciary breach liability) resulting from violations of laws or breaches of fiduciary duties (if any) of Masco, its trustees, or any other plan fiduciaries in administering any such arrangement prior to the Closing Date or breach by Masco of any representation contained in this Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Buyer shall not have any liability or responsibility for, and Masco shall be solely responsible for, and indemnify and hold harmless Buyer from and against, all Adverse Consequences resulting from (i) the Special Incentive Arrangements in connection with the HFG divestiture listed on Section 4(n)(1) and Section 4(p)(vi) of the Disclosure Schedule, and (ii) effective as of the Closing Date, any claim for workers' compensation benefits arising from any sickness or accident of any domestic employee of the HFG Companies and their Subsidiaries occurring prior to the Closing Date (whether known or unknown at the Closing Date). After the Closing Date, the Buyer and the HFG Companies and their Subsidiaries will cooperate as reasonably requested by Masco in administering such claims for domestic workers' compensation benefits, and Masco will administer such claims, in a manner consistent with the past practices of Masco and Universal (as the case may be). Such cooperation will include (x) assigning to Masco any pertinent contracts and insurance policies (together with all claims made as of the Closing Date, and the right to make any additional claims concerning the obligations assumed by Masco hereunder, against such contracts and insurance policies or the companies issuing such policies), providing claim files, employee, financial, underwriting and other information, assisting Masco in contesting such claims and returning employees to work, all as reasonably requested by Masco, and (y) providing the other support contemplated by Section 12(p) hereof.

          (f) Plan Contributions. With respect to each employee pension benefit plan listed on Section 4(p)(i) of the Disclosure Schedule that is intended to be a tax-qualified plan, prior to the Closing Date, Masco shall
(i) contribute thereto the full amount attributable to the HFG Participants for the plan year ended immediately prior to the Closing Date, and (ii) with respect to the period from the beginning of the plan year in which the Closing Date occurs to the Closing Date, contribute an amount attributable to the HFG Participants for such period, subject, in the case of clause
(ii), to the discretion of the Masco Board of Directors (which will be exercised consistent with past practices) to determine the amount attributable to such period with respect to discretionary contributions under profit-sharing plans; provided that to the extent contributions made pursuant to clauses (i) and (ii) above are made earlier than such contributions would have been made in accordance with Masco's past practices, each such contribution shall be discounted to the date on which it is made, using a present value factor of 9% per annum, in each case from the date such early contribution would otherwise have been made consistent with past practices and in compliance with applicable law; and provided further that with respect to clause (ii), in the case of a defined contribution plan, such amount shall be based on services performed during such period, and, in the case of a defined benefit plan, such amount shall be the pro rata portion of the contribution attributable to the entire plan year determined in a manner consistent with past practices.

          (g) Transitional Services. The Parties shall cooperate as needed to ensure the smooth transfer of assets, liabilities and plan administration contemplated in this Section 6, including continued plan administration by Masco as reasonably requested by the Buyer and the exchange of pertinent employee information and records. Any continued administration of plans by Masco for the convenience of the Buyer shall be the subject of good faith negotiations and shall be accompanied by appropriate indemnifications of Masco by the Buyer.

          (h) Conflict. In the event of a conflict between the provisions of this Section 6 and any other provision of this Agreement, the provisions of this Section 6 shall control. Without limiting the generality of the foregoing, the indemnification obligations of the Parties under this
Section 6 shall not be subject to the limitations (including time and amount limitations) set forth in Section 8(a), 8(b) and 8(c) below.

          Section 7.     Conditions to Obligation to Close.

          (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i)     the representations and warranties set forth in
     Section 3(a) above shall be correct in all material respects at and as of the Closing Date;

               (ii)     the representations and warranties set forth in
     Section 4 above shall be correct in all respects at and as of the Closing Date, disregarding for this purpose (A) any materiality qualification in Section 4 above, and (B) any qualification in Section 4 above requiring a Material Adverse Effect in order for a particular representation and warranty to have been breached, except, in the case of both (A) and (B), where all such failures of the representations and warranties to be correct in all respects at and as of the Closing Date would not have a Material Adverse Effect;

               (iii) Masco shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               (iv) Masco shall have delivered to the Buyer a certificate dated as of the Closing Date to the effect that each of the conditions specified above in Section 7(a)(i)-(iii) above is satisfied in all respects;

               (v) there shall not be any pending action, suit, or other judicial proceeding brought by the United States Federal Trade Commission, by the Antitrust Division of the United States Department of Justice or (if such pending action, suit, or other judicial proceeding is reasonably likely to have a material adverse effect on the ability of any Party to consummate the transactions contemplated by this Agreement and other Transaction Documents) by any other governmental agency against any of the Parties with respect to any of the transactions contemplated by this Agreement and the other Transaction Documents, and there shall not be in effect any law or any judgment, injunction, order or decree of any governmental agency or court preventing any of the Parties from consummating in any material respect the transactions contemplated by this Agreement and the other Transaction Documents where, under the circumstances of the transactions contemplated hereby and thereby, such law, judgment, injunction, order or decree would materially diminish the benefits of such transactions to the Buyer or is reasonably likely to involve the imposition of felony or significant misdemeanor penalties on the Buyer;

               (vi) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated; the Buyer or Masco, as applicable, shall have received any required governmental authorizations or approvals that have been specifically identified (by cross-reference to this Section 7(a)(vi)) as closing conditions for the Buyer on the Disclosure Schedule or the Buyer Disclosure Schedule; and Masco shall have received any required consent under its credit agreement with Morgan Guaranty Trust Company of New York;

               (vii) the Buyer shall have entered into definitive agreements providing for the Financing, and shall have received, in immediately available funds, proceeds of the Financing in an aggregate amount at least sufficient to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses;

               (viii) Masco and Masco Corporation Limited shall have executed and delivered to the Buyer one or more agreements pursuant to which each of Masco and Masco Corporation Limited, effective as of the Closing, permanently waives and releases any claims relating to the period ending on the Closing Date which it has or may have against any of the current or former officers and directors of any of the HFG Companies and their Subsidiaries, but in each case only to the extent such HFG Company or such Subsidiary has an indemnity obligation to such current or former officers and directors with respect to the claims so released;

               (ix) each of the Transaction Documents to which Masco or Masco Corporation Limited is a party shall have been duly executed and delivered by Masco or Masco Corporation Limited, as the case may be; and

               (x) the Buyer shall have received from the Vice President and General Counsel of Masco an opinion in form and substance substantially as set forth in Exhibit D attached hereto, addressed to the Buyer, and dated as of the Closing Date.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

          (b) Conditions to Obligation of Masco. The obligation of Masco to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i)     the representations and warranties set forth in
     Section 3(b) above shall be correct in all respects at and as of the Closing Date, disregarding for this purpose (A) any materiality qualification in Section 3(b) above and (B) any qualification in Section 3(b) above requiring a Buyer Material Adverse Effect in order for a particular representation and warranty to have been breached, except, in the case of both (A) and (B), where all such failures of the representations and warranties to be correct in all respects at and as of the Closing Date would not have a Material Adverse Effect (determined for this purpose as if the Buyer and its Subsidiaries were included in the Combined Company with the HFG Companies and their Subsidiaries);

               (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               (iii) neither the Buyer nor any of its Subsidiaries shall have filed for relief under any provision of the U.S. Bankruptcy Code or any similar state law or have taken any affirmative steps in contemplation of the foregoing;

               (iv) the Buyer shall have delivered to Masco a certificate dated as of the Closing Date to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

               (v) there shall not be any pending action, suit or other judicial proceeding brought by the United States Federal Trade Commission, by the Antitrust Division of the United States Department of Justice or (if such pending action, suit, or other judicial proceeding is reasonably likely to have a material adverse effect on the ability of any Party to consummate the transactions contemplated by this Agreement and the other Transaction Documents) by any other governmental agency against any of the Parties with respect to any of the transactions contemplated by this Agreement and the other Transaction Documents, and there shall not be in effect any law or any judgment, injunction, order or decree of any governmental agency or court preventing any of the Parties from consummating in any material respect the transactions contemplated by this Agreement and the other Transaction Documents where, under the circumstances of the transactions contemplated hereby and thereby, such law, judgment, injunction, order or decree would materially diminish the benefits of such transactions to Masco or is reasonably likely to involve the imposition of felony or significant misdemeanor penalties on Masco or the Buyer;

               (vi) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated; Masco or the Buyer, as applicable, shall have received any required governmental authorizations or approvals that have been specifically identified (by cross-reference to this Section 7(b)(vi)) as closing conditions for Masco on the Disclosure Schedule; and Masco shall have received any required consent under its credit agreement with Morgan Guaranty Trust Company of New York;

               (vii) each of the Transaction Documents to which the Buyer or any of its Affiliates is a party shall have been duly executed and delivered by the Buyer or such Affiliate, as the case may be; and

               (viii) Masco shall have received from counsel to the Buyer an opinion in form and substance substantially as set forth in Exhibit E attached hereto, addressed to Masco, and dated as of the Closing Date.

Masco may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

          Section 8.     Indemnification.

          (a) Survival of Representations and Warranties. All of the representations and warranties of Masco contained in Sections 3, 4(b) and 4(d) and the representations and warranties contained in Section 4(p) (but only to the extent that they relate to liabilities due to the PBGC, the U.S. Internal Revenue Service or the U.S. Department of Labor) and Section 6(c)(vi) shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations). The representations and warranties of Masco contained in Section 4(j) (but only to the extent that such representations and warranties in Section 4(j) relate to Specified Non-Income Taxes), Section 4(p) (except to the extent that the survival of such representations and warranties in Section 4(p) is governed by the first sentence of this Section 8(a)) and Section 4(q) shall survive the Closing and continue in full force and effect until June 30, 1999; provided that the representations and warranties of Masco contained in
Section 4(q), to the extent that such representations and warranties relate to the operations of HFG Companies and their Subsidiaries located in the Western Europe, shall survive only until June 30, 1997, except with respect to any matters related thereto as to which the Buyer establishes that Masco had Knowledge as of the Closing Date. Except as otherwise expressly provided in Section 9, the representations and warranties of Masco contained in Section 4(j), to the extent that such representations and warranties relate to Income Taxes, shall not survive the Closing and, from and after the Closing, shall be of no further force or effect. All of the other representations and warranties of Masco contained in Section 4, and the representations and warranties of Masco contained in the last sentence of
Section 5(g), shall survive the Closing and continue in full force and effect only until June 30, 1997. Notwithstanding the foregoing, if the Buyer sells a majority of the capital stock of any of the HFG Companies or any of their Subsidiaries, or any of the HFG Companies or any of their Subsidiaries sells substantially all of its assets (or any of its real property), during any applicable survival period to any third party (other than any Affiliate of the Buyer), regardless of how such sale is structured (including any such sale structured as a merger, consolidation, reorganization, exchange, or issuance of capital stock), then all of the representations and warranties of Masco contained in Section 4, insofar as such representations and warranties relate to the entity or assets sold, shall expire on the earlier of (i) the date such representations and warranties would otherwise expire in accordance with the preceding sentences of this Section 8(a) or (ii) June 30, 1998, it being understood that if such sale or transaction takes place after June 30, 1998, such representations and warranties which have not theretofore expired shall expire immediately prior to the consummation of such sale or other transaction; provided that this sentence shall not apply to any claim (x) resulting from a breach of the representations and warranties of Masco contained in Sections 4(b), 4(d) or 4(p) (but, in the case of the representations and warranties contained in Section 4(p), only to the extent that they relate to liabilities due to the PBGC, the U.S. Internal Revenue Service or the U.S. Department of Labor) or
(y) by a third party (other than a third party purchasing all or a portion of such stock or assets or any Affiliate of such third party) against any of the Indemnified Buyer Parties, except to the extent such claim relates to or arises from the offering or sale of such stock or assets.

          All of the representations and warranties of the Buyer contained in Section 3(b)(i) - (v), Section 3(b)(vii), Section 3(b)(xiii), Section 3(b)(xv) (but only to the extent that such representations and warranties relate to liabilities due to the PBGC, the U.S. Internal Revenue Service or the U.S. Department of Labor), Section 3(b)(xvi) (but only to the extent that such representations and warranties relate to

Income Taxes) and Section 6(c)(vi) shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations). The representations and warranties of the Buyer set forth in the preceding sentence (subject to the limitations set forth in such sentence) are referred to herein as the "Specified Buyer Representations." The representations and warranties contained in Section 3(b)(vi) shall not survive the Closing and, from and after the Closing, shall be of no further force or effect. All of the other representations and warranties of the Buyer contained in Section 3(b) shall survive the Closing and continue in full force and effect until June 30, 1997 (or June 30, 1999, in the case of the representations and warranties of the Buyer contained in (A) Section 3(b)(xiv), (B) Section 3(b)(xv) (except to the extent that the survival of such representations and warranties in Section 3(b)(xv) is governed by the first sentence of this paragraph) and (C) Section 3(b)(xvi) (but only to the extent that such representations and warranties relate to Specified Non-Income Taxes)).

          Notwithstanding the foregoing, any such representation or warranty shall survive the time at which it would otherwise expire in accordance with this Section 8(a) to the extent that the Buyer or Masco, as the case may be, makes a written claim for indemnification for breach of that representation or warranty (setting forth in reasonable detail the factual and contractual bases upon which such Party is entitled to indemnification under this Agreement) prior to the time at which that representation or warranty would otherwise expire.

          Except as set forth in this Section 8(a) or in Sections 9(q) or 11, the provisions of this Agreement shall survive the Closing and shall continue indefinitely.

          (b) Indemnification Provisions for Benefit of the Buyer. If Masco breaches any of its representations, warranties or covenants contained herein, other than any representations and warranties contained in Section 4(j) to the extent related to Income Taxes (which are governed by Section 9) or to the extent any breach thereof results in any liability related to any other Tax arising in the Post-Closing Period, Masco agrees to indemnify the Buyer, on a Grossed-up Basis, from and against any Adverse Consequences that any of the Buyer and its Affiliates (determined assuming that Masco is not an Affiliate of the Buyer following the Closing, but including the HFG Companies and their Subsidiaries) and their respective officers, employees, directors, agents and representatives (collectively, the "Indemnified Buyer Parties") shall have suffered to the extent resulting from the breach; provided, however, that, with respect to breaches of such representations and warranties contained in Section 4, the representation and warranty contained in the last sentence of Section 5(g) and (to the extent related to breaches of Section 4(g)) the covenant contained in Section 5(c):

               (i) Masco shall not be obligated to make payments to the Buyer for the first $15,000,000 of Adverse Consequences resulting from such breaches, it being understood that the $15,000,000 limitation will not apply to (A) breaches of the representations and warranties in Sections 4(b), 4(d) and 4(p) (but, with respect to Section 4(p), only to the extent that such breaches relate to liabilities due to the PBGC, the U.S. Internal Revenue Service or the U.S. Department of Labor) (the representations and warranties of Masco set forth in this clause (A) (subject to the limitations set forth in this clause (A)) being referred to herein as the "Specified Masco Representations") and (B) breaches of the covenant contained in Section 5(c) (to the extent related to breaches of Section 4(g)), except that such $15,000,000 limitation will apply to any such breach of the covenant contained in Section 5(c) which is not caused by Masco so long as Masco has satisfied its obligation in
     Section 5(c) to notify the divisional heads of HFG Companies regarding the restrictions contained in Section 5(c); provided that for purposes of this subparagraph (i): (x) any Adverse Consequences resulting from any matter disclosed by Masco prior to the Closing by delivery of a notice designated as an optional notice pursuant to Section 5(e)(i) above that relates to facts or circumstances existing but not in the Knowledge of Masco as of the date of this Agreement, or that relates to the occurrence of any events or developments after the date of this Agreement to the extent that such events or developments have resulted in the accrual of a reserve or liability on the Closing Date Balance Sheet and, but for the exclusion specified in clause (C) of Section 2(e)(ii) above, would have resulted in a reduction of the Adjusted Net Investment and Advances, shall be taken into account (notwithstanding the fact that Masco has no indemnity obligations in respect of such facts or circumstances) in determining whether the $15,000,000 amount is exceeded and (y) except for matters referred to in the immediately preceding clause (x), only individual claims (or groups of related claims or claims of the same Person having substantially similar factual and legal bases) resulting in Adverse Consequences in excess of $100,000 will be considered in determining whether the $15,000,000 amount is exceeded;

               (ii) Masco shall not be obligated to make payments to the Buyer of more than $100,000,000 (such number, as reduced to reflect the application of clause (y) of the final proviso of this Section 8(b) being referred to as the "Cap") in respect of Adverse Consequences resulting from all such breaches, it being understood, however, that (1) the Cap shall not apply to any Adverse Consequences resulting from (A) breaches of the representations and warranties contained in Sections 4(b), 4(d), 4(j) (but, with respect to Section 4(j), only to the extent that such breaches relate to Specified Non-Income Taxes) and Section 4(p) or (B) breaches of the covenant contained in Section 5(c), except that the Cap will apply to any breach of the covenant contained in
     Section 5(c) (to the extent related to breaches of Section 4(g)) which is not caused by Masco so long as Masco has satisfied its obligation in
     Section 5(c) to notify the divisional heads of the HFG Companies regarding the restrictions contained in Section 5(c), and (2) any payments made by Masco in respect of Adverse Consequences for breaches of the representations and warranties referred to in clause (1) above (other than the first $25,000,000 in payments made by Masco in respect of Adverse Consequences resulting from breaches of the representations and warranties contained in Section 4(j) that relate to Specified Non-Income Taxes and other than any payments made by Masco in respect of Adverse Consequences resulting from breaches of representations and warranties contained in Sections 4(b), 4(d) and 4(p) (but in the case of Section 4(p), only to the extent that such breaches relate to liabilities due to the PBGC, the U.S. Internal Revenue Service or the U.S. Department of Labor)) shall nonetheless be taken into account in determining whether the Cap is exceeded;

               (iii) Masco shall not be obligated to indemnify the Buyer with respect to any Adverse Consequences resulting from such breaches except to the extent that the Buyer makes a written claim for such indemnification against Masco within the applicable survival period referred to in Section 8(a) above setting forth in reasonable detail the factual and contractual bases upon which the Buyer is entitled to indemnification hereunder;

               (iv) Masco shall not be obligated to indemnify the Buyer with respect to any Adverse Consequences resulting from any matter disclosed in accordance with Section 5(e)(i) prior to the Closing (other than with respect to (x) the Specified Masco Representations and (y) facts and circumstances existing and in the Knowledge of Masco as of the date of this Agreement); and

               (v) In determining Masco's indemnification obligations under this Section 8(b), the "Knowledge of Masco" qualification contained in Section 4(p)(vii) shall be disregarded.

To the extent necessary in order to avoid double counting, all qualifications in Section 4 above (other than the first sentence of Section 4(g) and the last sentence of Section 4(f)) requiring a Material Adverse Effect in order for a particular representation or warranty to have been breached shall be disregarded for purposes of this Section 8. Notwithstanding anything in Section 8(a) or this Section 8(b) to the contrary, Masco also agrees to indemnify the Buyer from and against any and all Adverse Consequences that any Indemnified Buyer Party shall have suffered to the extent relating to (i) the Caldwell Environmental Matter or the Norfolk Veneer Environmental Matter, (ii) any Multiemployer Plan covering employees of Masco and its Subsidiaries other than employees of the HFG Companies and their Subsidiaries, (iii) the New York State use and sales Tax matters disclosed in Item No. 6 of Section 4(j)(i) and Section 4(j)(vi) of the Disclosure Schedule, (iv) any matter listed on Schedule 8(b) to this Agreement, provided that (x) with respect to clause (iv) above Masco shall not be obligated to make payments to the Buyer for the first $3,000,000 of Adverse Consequences relating to the matters described in such clause (iv) and (y) if as of the fifth anniversary of the Closing Date the Buyer has suffered an aggregate of less than $3,000,000 in Adverse Consequences relating to the matters described in such clause (iv), the Cap shall be reduced by an amount equal to the difference between $3,000,000 and the actual amount of the Adverse Consequences suffered by the Buyer relating to the matters described in such clause (iv), and (v) the matter entitled Cal-Style Furniture & Universal Furniture v. Kemper and any related appeals, counter-claims and successor claims.

          (c) Indemnification Provisions for Benefit of Masco. In the event (A) the Buyer breaches any of its representations, warranties or covenants contained herein, or (B) any of the Buyer, the HFG Companies, and the Subsidiaries of the HFG Companies (collectively, the "Covered Companies") is, or is asserted by any third party to be, jointly (or jointly and severally) liable with any of the other Subsidiaries of the Buyer with respect to any matter for which the Covered Companies would not have any liability but for the fact of their affiliation with the other Subsidiaries of the Buyer, the Buyer agrees to indemnify Masco from and against any Adverse Consequences that any of Masco and its Affiliates (determined assuming that the Buyer, the HFG Companies and their respective Subsidiaries are not Affiliates of Masco) and its and their respective officers, employees, directors, agents and representatives (collectively, the "Indemnified Seller Parties") shall have suffered resulting from such breach or relating to such matter except, in each case, to the extent that such Adverse Consequence is merely a diminution in the value of the equity interests of the Buyer in its Subsidiaries (other than any of the HFG Companies and their Subsidiaries); provided that the Buyer shall not be obligated to indemnify Masco with respect to any Adverse Consequences resulting from any breach of a representation or warranty except to the extent that Masco makes a written claim for such indemnification against the Buyer within the applicable survival period referred to in Section 8(a) above setting forth in reasonable detail the factual and contractual bases upon which Masco is entitled to indemnification hereunder. The Buyer also agrees to indemnify Masco following the Closing from and against any Adverse Consequences that any Indemnified Seller Party shall have suffered with respect to any actual or asserted obligation or liability of or relating to the businesses or properties of any of the HFG Companies and their Subsidiaries with respect to the period prior to the Closing Date as to which such Indemnified Seller Party is, or is asserted by any third party to be, jointly (or jointly and severally) liable with any of the HFG Companies and their Subsidiaries, except in each such case to the extent that Masco is obligated to make payments to the Buyer in respect of such Adverse Consequences pursuant to the provisions of Sections 6 or 8(b) above or
Section 9 or 12(p)(i) below. Any payment by the Buyer pursuant to the immediately preceding sentence shall be included in the first $15,000,000 of Adverse Consequences described in clause (i) of the proviso to Section 8(b) above. In addition, the Buyer agrees to indemnify Masco following the Closing from and against any Adverse Consequences that any Indemnified Seller Party shall have suffered to the extent relating to the matter entitled Wyett Consulting Group v. Masco Corporation.

          (d)     Matters Involving Third Parties.

               (i) If any third party (including any governmental agency or authority) shall notify any Indemnified Buyer Party or Indemnified Seller Party (the Buyer in the first instance or Masco in the second instance being referred to herein as the "Indemnified Party" on behalf of the applicable Indemnified Buyer Party or Indemnified Seller Party) with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification (ignoring, for this purpose, the limitations on such indemnification in the proviso to Section 8(b) above) against the Party providing such indemnification (the "Indemnifying Party") under this Agreement, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing and give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice or information shall not relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby).

               (ii) The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that in each such case the Indem-nifying Party will defend the Third Party Claim in a manner it reasonably deems to be appropriate and will not consent to the entry of any judgment or enter into any settlement or compromise with respect to the Third Party Claim without the prior written consent of the Indemni-fied Party (not to be withheld unreasonably) unless the judgment or proposed settlement or compromise (A) involves only the payment of money damages by the Indemnifying Party (without any payment by the Indemnified Buyer

     Parties (where the Buyer is the Indemnified Party) or the Indemnified Seller Parties (where Masco is the Indemnified Party)), (B) does not impose an injunction or any other equitable relief upon the Indemnified Buyer Parties (where the Buyer is the Indemnified Party) or the Indemnified Seller Parties (where Masco is the Indemnified Party) and
     (C) in the case of a settlement or compromise, constitutes a complete and unconditional release of the Indemnified Buyer Parties (where the Buyer is the Indemnified Party) or the Indemnified Seller Parties (where Masco is the Indemnified Party). The Indemnified Buyer Parties (where the Buyer is the Indemnified Party) or the Indemnified Seller Parties (where Masco is the Indemnified Party) may, at their own expense, participate in, but not control, the defense, settlement or compromise of any Third Party Claim controlled by the Indemnifying Party pursuant to this paragraph (ii); provided that if any Third Party Claim involves allegations of criminal conduct by any Indemnified Buyer Party or Indemnified Seller Party, such Person will have the right at its expense to control jointly that portion of the Third Party Claim.

               (iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8(d)(ii) above, the Indemnified Buyer Parties (where the Buyer is the Indemnified Party) or the Indemnified Seller Parties (where Masco is the Indemnified Party) may defend against the Third Party Claim in any manner they reasonably may deem appropriate; provided, however, that the Indemnified Buyer Parties (where the Buyer is the Indemnified Party) or the Seller Indemnified Parties (where Masco is the Indemnified Party) will not consent to the entry of any judgment or enter into any settlement or compromise with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreason-ably).

               (iv) Whether or not the Indemnifying Party assumes the defense of any Third Party Claim, the Parties shall cooperate in the defense thereof. Such cooperation shall include (upon the defending party's request) the retention and the provision to counsel of non-privileged records and information which are reasonably relevant to such Third Party Claim, and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material so provided.

               (v) The specific provisions of Sections 6, 9 and 10 will govern in the event of any conflict with the general provisions of this
     Section 8(d).

          (e) Miscellaneous. The Buyer acknowledges and agrees that Masco is not making any representation or warranty whatsoever with respect to deferred taxes of the HFG Companies and their Subsidiaries or with respect to the quantity, quality or collectibility of the accounts receivable or inventory of the HFG Companies and their Subsidiaries, except to the extent that presentation of such accounts receivable or inventory (including any reserves related thereto) may affect the past results of operations of the HFG Companies and their Subsidiaries. All post-Closing indemnification payments under this Agreement shall be deemed adjustments to the Purchase Price, and the Parties agree that such adjustments shall be allocated for all purposes in accordance with Section 9(j) and, to the extent relevant, Section 9(i)(B) below. The indemnification provisions in this Agreement, and the remedy of specific performance contemplated by
Section 12(c)
below, shall be the exclusive remedies for any breach of the representations, warranties, and covenants contained in this Agreement. Without limiting the generality of the foregoing, the Buyer explicitly waives any rights and remedies under the common law, and any statutory rights and remedies, that it otherwise might have against Masco or any of its remaining Subsidiaries after the Closing with respect to any actual or asserted obligation or liability of or relating to the business or properties of any of the HFG Companies and their Subsidiaries with respect to the period prior to the Closing Date as to which Masco may be jointly (or jointly and severally) liable with any of the HFG Companies and their Subsidiaries; provided, however, that no party waives its rights to commence judicial proceedings to enforce its rights under this Section 8, Section 6 above or Sections 9 or 11(b) or 12(p)(i) below. After the Closing, the HFG Companies and their Subsidiaries will have the right to make any claim (and Masco shall cooperate in connection with such claim) for occurrences prior to the Closing Date against any insurance policy that provides coverage on an occurrence basis under which any of the HFG Companies and their Subsidiaries is insured as of the Closing Date and under which coverage may be afforded for occurrences prior to the Closing Date and which may be collectible after the Closing Date by any of the HFG Companies and their Subsidiaries; provided, however, that Masco does not represent or warrant the actual availability or extent of coverage under any such policies. However, the HFG Companies and their Subsidiaries will not have the right to (and the Buyer will not cause or permit any of them to) make (x) any claim against any other insurance policy maintained by Masco or its Affiliates (determined assuming that the Buyer, the HFG Companies and their respective Subsidiaries are not Affiliates of Masco), (y) any claim against any policy which is retrospectively rated or is otherwise the economic equivalent of self-insurance maintained by Masco or its Affiliates (determined assuming that the Buyer, the HFG Companies and their respective Subsidiaries are not Affiliates of Masco) or (z) any claim against any of Masco and its remaining Subsidiaries on any theory of continuing intercompany "insurance" coverage. The Buyer shall cause the HFG Companies and their Subsidiaries to use commercially reasonable efforts to collect any insurance proceeds and indemnification payments available under the policies and acquisition agreements, respectively, referred to in the definition of "Adverse Consequences."

          Section 9.     Tax Matters.

          (a) Tax Sharing Agreements. Any Tax allocation or sharing agreement, and each other agreement or arrangement relating to Tax matters, between any of the HFG Companies and their Subsidiaries on the one hand and any Seller Party on the other hand shall be terminated as of the Closing (with no further payment thereunder, whether or not accrued, to be made after the Closing) and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

          (b) Allocation of Tax Liability. (A) Masco shall pay or cause to be paid, and indemnifies the Buyer and agrees to protect, save and hold harmless the Buyer from and against, on a Grossed-Up Basis, the following liabilities suffered by any of the Tax Indemnitees:

               (i) any liability of the HFG Companies and their Subsidiaries for any Tax imposed upon (1) any Seller Party for any period or (2) any Third Party for any Pre-Closing Period, in each case for which any of the HFG Companies or their Subsidiaries may be liable (W) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), (X) as a transferee or successor or (Y) by contract;

               (ii) any Income Tax (other than those Taxes described in paragraph (i) above) imposed upon any of the HFG Companies and their Subsidiaries for any Pre-Closing Period;

               (iii)     any Section 338 Tax; and

               (iv) any Income Tax of Buyer, the HFG Companies or the Subsidiaries of the HFG Companies arising from a breach of a representation or warranty in Section 4(j)(vii), (ix), (x), (xi) or
     (xii), regardless of whether a notice disclosing such breach was delivered pursuant to Section 5(e)(i).

          Notwithstanding the foregoing, Masco shall not be obligated to indemnify for any Tax imposed on any Third Party unless the HFG Companies and their Subsidiaries are liable for such Tax as a result of their entering into an arrangement or agreement with the Third Party during any Pre-Closing Period.

          (B) Except as otherwise provided in Section 9(d) below, payment in full of any amount due from Masco under this Section 9(b) shall be made by Masco to Buyer in immediately available funds at the later of (x) five business days before the date payment of the Taxes to which such payment relates is due or (y) fifteen business days after the date on which demand for payment from Buyer has been delivered to Masco.

          (c) Consolidated and Similar Taxes and Tax Returns for Periods Through the Closing Date. Subject to Section 9(k) below, and to the extent permitted by law, Masco will include the income of the HFG Companies and their Subsidiaries (including any deferred income triggered into income by Treas. Reg. Section 1.1502-13 and Treas. Reg. Section 1.1502-14 and any excess loss accounts taken into income under Treas. Reg. Section 1.1502-19) on its consolidated federal income tax Returns and on any applicable combined or consolidated state or local income or franchise tax Returns to the extent consistent with the past practice of Masco for all periods through the Closing Date. The Buyer will cause the HFG Companies and their Subsidiaries to furnish information to Masco for inclusion in Masco's consolidated federal income tax Return (and any applicable combined or consolidated state or local income or franchise tax Return) for the period which includes the Closing Date in accordance with Masco's past custom and practice. Masco will allow the Buyer an opportunity to review and comment upon such income or franchise tax Returns (including any amended Returns) to the extent that they relate to the HFG Companies and their Subsidiaries. Masco will take no position on any Return for the Pre-Closing Period that relates to any of the HFG Companies and their Subsidiaries (or in any amended Return, audit adjustment or other filing or proceeding having similar effect) that would adversely affect any of the HFG Companies and their Subsidiaries after the Closing Date without the prior written consent of the Buyer (which consent shall not be unreasonably withheld) unless such position is consistent with positions previously taken by such HFG Company or such

Subsidiary. Subject to Section 9(k) below, the income of the HFG Companies and their Subsidiaries will be apportioned between the Pre-Closing Period and the Post-Closing Period by closing the books of the HFG Companies and their Subsidiaries as of the end of the Closing Date.

          (d)     Tax Contests.

               (i) If any Taxing Authority asserts a Tax Claim relating to any Pre-Closing Period, then the Party (including any Subsidiary of such Party) receiving any notice related to such Tax Claim shall promptly provide written notice thereof to the other Party.

               (ii) Masco shall have the sole right to diligently defend or prosecute, at its sole expense, such Tax Claim; provided that (A) Masco is obligated (either by Masco's written acknowledgment or by determination as described below) to indemnify the Buyer for such Tax Claim under this Section 9; (B) Masco shall not, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld), enter into any compromise or settlement of such Tax Claim that would result in any Tax detriment to any Tax Indemnitee for any Post-Closing Period unless such position is consistent with positions previously taken by the HFG Companies or their Subsidiaries, and (C) if a Tax Indemnitee is requested by Masco to pay or cause to be paid the Tax claimed and to sue for a refund, then Masco shall advance to the Tax Indemnitee, on an interest-free basis and a Grossed-Up Basis, the amount of the Tax claimed. Masco shall keep the Buyer informed of any developments and events relating to such Tax Claim (including providing the Buyer with copies of all written materials relating to such Tax Claim), and the Buyer shall be entitled, at its own expense, to attend, but not participate in or control, all conferences, meetings and proceedings relating to such Tax Claim. Buyer agrees that it will cooperate with Masco and its counsel in the defense or prosecution of any such Tax Claim to the extent reasonably requested by Masco in writing. If Masco contests its indemnification obligations with respect to any Tax Claim under this Section 9, Masco and Buyer shall undertake in good faith to resolve this issue. If Masco and Buyer are unable to resolve the issue within 10 days, Masco and Buyer shall engage jointly an independent nationally recognized law firm to determine whether Masco's indemnification obligations under this Section 9 encompass such Tax Claim. The determination of such law firm shall be final and binding on the Parties solely for purposes of determining whether Masco shall have the right to defend or prosecute a Tax Claim; provided, however, that if the Party against whom the determination is made does not offer the other Party the opportunity to control the defense or prosecution of such Tax Claim, the determination shall be final and binding on such Party. The fees and other costs charged by such law firm in making such determination shall be paid by the Party against whom the determination is made.

               (iii) Masco and Buyer jointly shall defend or prosecute any Tax Claim relating to any taxable period which includes (but does not end on) the Closing Date, with control of the defense or prosecution being undertaken by the Party with the greatest amount in interest based upon the amount of Taxes asserted in such Tax Claim. All costs, fees and expenses paid to Third Parties in the course of the defense or prosecution of such Tax Claim shall be borne by Masco and Buyer in the same ratio as the ratio in which, pursuant to the terms of this Agreement, Masco and Buyer would share the responsibility for payment of such Taxes.

          (e) Cooperation. Each Party hereto shall, and shall cause its Subsidiaries and Affiliates (determined assuming that Masco is not an Affiliate of the Buyer following the Closing) to, provide to each of the other Parties such cooperation and information as any such Party reasonably may request in filing any Return, amended Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Returns (together with relevant accompanying schedules and relevant workpapers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property, in each case which any such Party, Subsidiary or Affiliate may possess). Each Party shall, and shall cause its Subsidiaries and Affiliates (determined as provided above) to, make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Subject to the preceding sentence, each Party required to file (or cause the filing of) Returns pursuant to this Section 9 shall bear all costs of filing such Returns.

          (f) Payments of Transfer Taxes and Fees. Masco shall pay all Transfer Taxes arising out of or payable in connection with the transactions contemplated by this Agreement, and shall file all necessary documentation and Returns with respect to such Transfer Taxes. The Buyer shall promptly, upon receipt of written request therefor, reimburse Masco for 50% of all amounts paid pursuant to the preceding sentence.

          (g) Carrybacks. The Buyer shall not cause or permit any of the HFG Companies or their Subsidiaries to carry any Post-Closing Period Tax attribute back into Masco's consolidated federal income tax Return, or consolidated or combined state or local income or franchise tax Return, without the consent of Masco (not to be unreasonably withheld). If Masco does consent to any such carryback, Masco will (i) cooperate with the Buyer (at the Buyer's expense) in obtaining any refund (or reduction in Tax liability) resulting from the carryback of such Post-Closing Period Tax attribute of any of the HFG Companies and their Subsidiaries into Masco's consolidated federal income tax Return or consolidated or combined state or local income or franchise tax Return, including through the filing of amended Returns or refund claims, and (ii) promptly pay to the Buyer any incremental Tax refund (or reduction in Tax liability) resulting from such carryback when such refund or reduction is realized by Masco. In any event, the Buyer agrees to indemnify Masco from and against any Adverse Consequences resulting from the disallowance of such Post-Closing Period Tax attribute on audit or otherwise and from any Tax liability incurred by Masco as a result of any such carryback.

          (h) Retention of Carryovers. Masco will not elect to retain any net operating loss carryovers or capital loss carryovers of any of the HFG Companies and their Subsidiaries under Treas. Reg. Section 1.1502-20(g). At the request of Masco, the Buyer will cause any of the HFG

Companies and their Subsidiaries to join with Masco in filing any necessary elections under Treas. Reg. Section 1.1502-20(g).

          (i) Post-Closing Elections. (A) After the Closing, the Buyer will join with Masco in making a timely, effective and irrevocable election under Code Sec. 338(h)(10), and any corresponding elections under state, local, or foreign tax law (collectively, a "Section 338(h)(10) Election"), with respect to the purchase and sale of the capital stock of those HFG Companies and their Subsidiaries indicated on the attached Schedule of Tax Allocations. Masco will pay any Section 338 Tax (as specified in Section 9(b)(iii) above) and retain any Tax benefits derived therefrom. Provided there are no adverse Tax consequences to Masco, the Buyer may make (or cause or permit any of its Affiliates (determined assuming that Masco is not an Affiliate of the Buyer following the Closing) to make) any election under Code Section 338 or any similar election under state, local, or foreign tax law with respect to the purchase and sale of the capital stock of any of the HFG Companies and their Subsidiaries.

          (B) With respect to each Section 338(h)(10) Election, as soon as practicable after the date hereof and in any event within 120 days following the Closing, Buyer and Masco shall agree on (i) MADSP, (ii) AGUB and (iii) the allocation of MADSP and AGUB among the assets of each Affected Corporation (collectively, the "Initial Allocation"). The Initial Allocation shall be determined in accordance with Section 338 of the Code and the applicable Treasury regulations thereunder. The Initial Allocation shall be set forth on a statement (the "Initial Allocation Statement") dated within 120 days following the Closing Date and signed by the president or any vice president of each of the Buyer and Masco. If any increase or decrease in MADSP or AGUB occurs as a result of an adjustment to the Purchase Price pursuant to a purchase price adjustment provision or otherwise, then Masco and Buyer shall agree on the amount of such increase or decrease and the allocation thereof among the assets of each Affected Corporation (collectively, the "Adjustment Allocation"). Masco and each Seller Party will, to the maximum extent permitted under applicable law, (i) file or cause to be filed all Returns in a manner consistent with the Initial Allocation and any Adjustment Allocation and (ii) not take any action inconsistent therewith.

          (j) Allocation of Purchase Price. The Parties agree that the Purchase Price and any adjustments thereto will be allocated among the capital stock of the HFG Companies and their Subsidiaries for Tax purposes in accordance with the provisions of the attached Schedule of Tax Allocations, subject to applicable law. Because the allocation in the Schedule of Tax Allocations was based upon information as of December 31, 1995 and the Preliminary Purchase Price available as of the date hereof, the Parties agree to modify the allocation promptly following the Closing to reflect modifications in that information. Amounts so allocated to the stock of an Affected Corporation then shall serve as the basis for the further allocation described in Section 9(i)(B). The Parties will file all Returns (including amended Returns and claims for refund) and information reports in a manner consistent with such allocation.

          (k) Certain Transactions on the Closing Date. Except as provided in Section 9(i) above with respect to Section 338(h)(10) Elections,
(i) the Buyer and Masco agree to report all transactions undertaken by Buyer, or any of the HFG Companies or their Subsidiaries, not in the Ordinary Course of Business occurring on the Closing Date but after the Closing on the Buyer's consolidated federal income tax Return to the extent permitted by Treas. Reg. Section 1.1502-76(b)(1)(ii)(B) and (ii) the Buyer agrees to indemnify Masco in this regard, on a Grossed-Up Basis, from and against any Adverse Consequences resulting from any transaction undertaken by Buyer, or any of the HFG Companies or their Subsidiaries, not in the Ordinary Course of Business occurring on the Closing Date but after the Closing.

          (l) Separate Returns, Straddle Period Returns and Allocation of Certain Taxes. (A) Masco shall file all separate Returns of the HFG Companies and their Subsidiaries for Tax periods which end on or before the Closing Date. The Buyer shall file all separate Returns of the HFG Companies and their Subsidiaries for Tax periods which begin prior to the Closing Date and end after the Closing Date (each such period, a "Straddle Period") and for all Tax periods beginning and ending after the Closing Date. If any Return is filed in respect of a Straddle Period by the Buyer, Masco shall be liable for Taxes in such Return arising on or before the Closing Date.

          (B) With respect to any Return of any of the HFG Companies or their Subsidiaries for a Straddle Period (a "Straddle Period Return"), Buyer shall deliver a copy of such Return to Masco at least 45 calendar days prior to the due date (giving effect to any extension thereof) for filing such Return, accompanied by an allocation between the Pre-Closing Period and the Post-Closing Period of the Taxes shown to be due on such Return. Such Return and allocation shall be final and binding on Masco, unless, within 20 calendar days after the date of receipt by Masco of such Return and allocation, Masco delivers to the Buyer a written request for changes to such Return or allocation. If Masco delivers such a request, then Masco and the Buyer shall undertake in good faith to resolve the issues raised in such request prior to the due date (giving effect to any extension thereof) for filing such Return. If Masco and the Buyer are unable to resolve any issue prior to the earlier of (i) the tenth calendar day after the date of receipt by the Buyer of the request for changes, or (ii) the tenth calendar day prior to the due date (giving effect to any extension thereof) for filing of such Return, then Masco and the Buyer shall engage jointly the Independent Accounting Firm to determine the correct treatment of the item or items in dispute. The Buyer shall pay all of the fees and other costs charged by the Independent Accounting Firm in making such determination. The determination of the Independent Accounting Firm shall be final and binding on the Parties. If the Independent Accounting Firm is unable to make its determination with respect to any disputed item prior to the due date (giving effect to any extension thereof) for filing the Return in question, then the Buyer may treat the item, for purposes of filing the Return, as it determines in its sole discretion, and may cause the Return to be filed. However, in such a case, the Independent Accounting Firm shall make its determination with respect to the disputed items and the determination of the Independent Accounting Firm shall control the rights of the Parties under this Section 9.

          (C)     In the case of each Straddle Period Return, not later than
(i) five business days before the due date (giving effect to any extension thereof) for payment of Taxes with respect to such Return or (ii) in the event of a dispute, five business days after the resolution thereof either by mutual agreement of the Parties or by a determination of the Independent

Accounting Firm, Masco shall pay to the Buyer the portion of the Taxes set forth on such Return that are allocable to the Pre-Closing Period, net of any payments made prior to the Closing Date in respect of such Taxes, whether as estimated Taxes or otherwise, after giving effect to any agreement of the Parties or any determination by the Independent Accounting Firm. For purposes of this Section 9(l), and except as provided for below with respect to franchise and ad valorem Taxes, Taxes of the HFG Companies and their Subsidiaries will be apportioned between the Pre-Closing Period and the Post-Closing Period by closing the books of the HFG Companies and their Subsidiaries as of the end of the Closing Date.

          (D) For the avoidance of doubt, it is here specified that for purposes of this Section 9, any Tax resulting from the departure of any of the HFG Companies and their Subsidiaries from the Seller Group or any other Affiliated Group of which a Seller Party is a member (to the extent that such Tax results from the triggering into income of Pre-Closing Period deferred intercompany transactions or excess loss accounts) is attributable to the Pre-Closing Period.

          (E) In the case of (i) franchise Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding and (ii) ad valorem Taxes, in either case attributable to any taxable period that includes but does not end on the Closing Date, the portion of such Taxes attributable to the Pre-Closing Period shall be the amount of such Taxes for the entire taxable period, multiplied by a fraction the numerator of which is the number of days in such taxable period ending on and including the Closing Date and the denominator of which is the entire number of days in such taxable period; provided, however, that if any property, asset or other right of any of the HFG Companies or their Subsidiaries is sold or otherwise disposed of prior to the Closing Date, then ad valorem Taxes pertaining to such property, asset or other right shall be attributable entirely to the Pre-Closing Period; provided, further, that if any property, asset or other right is acquired by any of the HFG Companies or their Subsidiaries after the Closing, then ad valorem Taxes pertaining to such property, asset or other right shall be attributable entirely to the Post-Closing Period.

          (m)     Refunds and Related Matters.

               (i) Any refund of Taxes (including any interest thereon) that relate to any of the HFG Companies or their Subsidiaries and that are attributable to a Post-Closing Period and that were paid by the Buyer or any of the HFG Companies or their Subsidiaries in a Post-Closing Period shall be the property of the applicable HFG Company or Subsidiary and shall be retained by such HFG Company or Subsidiary (or, if any such refund is received by Masco or any of its Affiliates, promptly paid by Masco, net of any Taxes imposed on any Seller Party with respect thereto, to such HFG Company or Subsidiary).

               (ii) If (A) after the Closing Date, any of the HFG Companies or their Subsidiaries receives a refund of any Tax that relates to, and that was previously paid by or on behalf of, any of the HFG Companies or their Subsidiaries and that is attributable to a Pre-Closing Period, (B) the Tax was paid by (a) a Seller Party in a Post-Closing Period or (b) a Seller Party or any of the HFG Companies and their Subsidiaries in a

     Pre-Closing Period and (C) Section 9(g) above does not apply with respect to such refund, then the applicable HFG Company or Subsidiary promptly shall pay or cause to be paid to Masco the amount of such refund together with any interest thereon, but net of any Taxes imposed on the Buyer or any of the HFG Companies or their Subsidiaries with respect thereto.

               (iii) In applying paragraphs (i) and (ii) above, any refund of Taxes (including any interest thereon) for a taxable period that includes but does not end on the Closing Date shall be allocated between the Pre-Closing Period and the Post-Closing Period in accordance with paragraph (l) of this Section.

               (iv) If any adjustment to the Preliminary Purchase Price under Section 2 in favor of the Buyer, or any payment by Masco pursuant to its indemnification obligations under this Agreement, is made in respect of an item that results in a reduction in any Tax liability of the Buyer, any Affiliate of the Buyer (determined assuming that Masco is not an Affiliate of the Buyer following the Closing), or any of the HFG Companies or their Subsidiaries, then the Buyer shall promptly pay Masco the amount of such reduction, but only to the extent such reduction is attributable to the portion of such item which results in such adjustment or payment; provided, however, that if such reduction is reasonably expected to occur within one year from the date of the adjustment or the date on which Masco's indemnification payment is due, then the amount of such reduction shall be taken into account in determining such adjustment or Masco's indemnification obligation; provided, further, that if the amount of such reduction is subsequently determined to be less, Masco shall pay to the Buyer the amount of such difference.

          (v)     If any adjustment to the Preliminary Purchase Price under
     Section 2 in favor of Masco is made in respect of an item that results in an increase in any Tax liability of the HFG Companies or their Subsidiaries, then Masco shall promptly pay the Buyer the amount of such increase, but only to the extent such increase is attributable to the portion of such item which results in such adjustment; provided, however, that if the increase is reasonably expected to occur within one year from the date of the adjustment, then the amount of such increase shall be taken into account in determining such adjustment; provided, further, that if the amount of such increase is subsequently determined to be less, the Buyer shall pay to Masco the amount of such difference.

          (vi) If any payment by the Buyer pursuant to its indemnification obligations under this Agreement is made in respect of an item that results in a reduction in any Tax liability of Masco or any Affiliate of Masco (determined assuming that none of the Buyer, the HFG Companies, and their respective Subsidiaries is an Affiliate of Masco following the Closing), then Masco shall promptly pay the Buyer the amount of such reduction, but only to the extent such reduction is attributable to the portion of such item which is attributable to such payment; provided, however, that if such reduction is reasonably expected to occur within one year from the date on which the Buyer's indemnification payment is due, then the amount of such reduction shall be taken into account in determining the Buyer's indemnification obligation; provided, further, that if the amount of such reduction is subsequently determined to be less, the Buyer shall pay to Masco the amount of such difference.

          (n) Requested Transactions. At the request of the Buyer, on or prior to the Closing Date, Masco shall cause all of the capital stock of one or more of the HFG Companies (other than any Affected Corporation) to be contributed to any other HFG Company (other than any Affected Corporation); provided that such contribution does not have an adverse Tax effect on any Seller Party or, with respect to any Pre-Closing Period, on any of the HFG Companies or their Subsidiaries.

          (o)     Miscellaneous.

               (i) Any provision of this Agreement to the contrary notwithstanding, the Buyer will be responsible for any Taxes for the period through and including the Closing Date to the extent of any Tax liability that has been specifically reserved for on the Closing Date Balance Sheet and that is treated as a reduction in calculating the Adjusted Net Investment and Advances and will promptly reimburse Masco therefor to the extent Masco pays any such Taxes.

               (ii) If a Party to this Agreement takes any action which constitutes a breach of this Section 9, such Party shall indemnify the other Party, on a Grossed-Up Basis, for any incremental liability for Tax suffered by such other Party (which (A) in the case of Masco, shall include its Affiliates (determined assuming that none of the Buyer, the HFG Companies and their respective Subsidiaries is an Affiliate of Masco following the Closing) and (B) in the case of the Buyer, shall include Tax Indemnitees) arising from such action.

          (p) Conflict. In the event of a conflict between the provisions of this Section 9 and any other provision of this Agreement, the provisions of this Section 9 shall control. Without limiting the generality of the foregoing, the indemnification obligations of the Parties under this
Section 9 shall not be subject to (i) the limitations (including time and amount limitations) set forth in Section 8(a), 8(b) and 8(c) above or (ii) the procedures relating to Third Party Claims set forth in Section 8(d) above.

          (q) Survival. All rights, obligations and covenants under this Section 9, and the representations and warranties contained in Section 4(j)(vii), (ix), (x), (xi) and (xii) (but in each case only to the extent such representations and warranties relate to Income Tax), shall survive the Closing and continue indefinitely (subject to any applicable statutes of limitations, but without regard to any extension or waiver of the applicable statutory period of limitations granted without the consent of Masco, which consent shall not be unreasonably withheld, by the Buyer or any of the HFG Companies or their Subsidiaries after the Closing; provided that Masco's consent shall not be required for a valid extension or waiver if Masco had an opportunity to contest but did not contest).

          Section 10.     Environmental Matters.

          (a) General. In no event will the provisions of this Section 10, or any exercise by Masco of its rights under this Section 10, increase the obligations and liabilities of Masco with respect to environmental matters involving the HFG Companies and their Subsidiaries beyond what is provided in Section 8 above.

          (b) Reporting, Remediation, and Compliance. After the Closing, and with respect to those environmental matters involving any of the HFG Companies and their Subsidiaries for which Masco is responsible under Section 8 above (ignoring, for this purpose, the limitations in the proviso to Section 8(b) above), Masco shall have the exclusive right (provided that Masco exercises such right in a timely and diligent manner) to undertake the following activities with the prior written consent of the Buyer, such consent not to be unreasonably withheld: (i) obtain any tests, reports, and surveys necessary to define and delineate the extent of any contamination or noncompliance, (ii) contact governmental authorities, make any reports to such authorities, submit any remediation or compliance plans to such authorities, negotiate with such authorities, and otherwise deal with such authorities, (iii) prepare the work plan for any remediation or correction of noncompliance, and (iv) conduct or direct any such remediation or correction of noncompliance. Notwithstanding the foregoing, Masco agrees to provide the Buyer with (i) copies of all workplans for, and test results, surveys and other data generated by, the investigations performed by Masco or its consultants promptly upon the availability thereof, (ii) final and any prior drafts of all reports, plans and other documents to be filed with any governmental authority upon the availability thereof and in any event prior to any such filing being made, (iii) an opportunity to meet with Masco and its representatives prior to and following any substantive communications with governmental authorities, and (iv) an opportunity to timely discuss and comment upon the foregoing and any other proposed determinations or actions relating to the investigation, testing and remediation of any sites (including the Properties) and the reporting thereon with governmental authorities. In order to carry out its obligations under this Agreement, Masco shall have continuing reasonable access to the affected Properties; provided, however, that Masco shall provide the relevant HFG Company or Subsidiary thereof with reasonable notice prior to Masco or any of its agents, representatives, employees, consultants or contractors entering the relevant Property. Masco shall have the right to perform any remediation or actions necessary to achieve compliance by any commonly accepted or reasonable means with the prior written consent of the Buyer (such consent not to be unreasonably withheld) (including the right to construct and maintain wells, dikes, "caps", covers and other impoundments, barriers, pump and treat systems, soil vapor extraction systems, other testing and treatment equipment and systems, related buildings and structures, and supporting utility services on such Properties, the right to perform excavations and exhumations of soils and subsurface materials and withdrawals and reinjections of groundwater on such Properties, and the right to impose deed and land use restrictions and institutional controls on such Properties); provided, however, that Masco will not unreasonably interfere with the normal business operations of any of the HFG Companies and their Subsidiaries. Any investigation, remediation, correction of noncompliance or other activities to be conducted, directed or performed by Masco pursuant to this Section 10 shall be performed by an independent third party environmental professional mutually agreed (or other Person mutually agreed) upon by Buyer and Masco (subject to the dispute resolution proceedings set forth in Section 10(e) below). Any such remediation or actions necessary to achieve compliance shall be deemed sufficient to satisfy Masco's corresponding obligations under this Agreement so long as the result (x) meets or exceeds the least stringent standards (including any lesser standards resulting from any site-specific risk assessments) acceptable under (A) all applicable Environmental Laws as in effect on the Closing Date based on the use of the property on the Closing Date and (B) all applicable Environmental Permits and (y) is consistent with any third-party settlements entered into with the prior written consent of Masco. Notwithstanding anything to the contrary in the immediately preceding sentence, the Buyer may direct Masco, at the Buyer's sole discretion, to undertake remedial action or such other action that (1) exceeds the requirements set forth in clauses (x) and (y) of such sentence, or (2) meets but does not exceed such requirements; provided, however, that in the event the Buyer so directs Masco to undertake any action that exceeds such requirements, the Buyer shall bear the incremental costs, if any, incurred in implementing the more stringent remedy. To the extent Masco fails to exercise its rights or perform its obligations under this Section 10(b) in a diligent and timely manner, the Buyer, upon written notice to Masco, shall have the right to control, direct and perform the relevant investigation or remediation or correct the relevant noncompliance, provided that the procedures in this Section 10(b) and in Section 10(e) below shall be complied with, substituting in each case the Buyer for Masco and vice versa.

          (c) Certain Responsibilities of the Buyer. The Buyer will cooperate with Masco (including by making relevant personnel and records available to Masco at all reasonable times without charge for any internal costs) in connection with this Section 10. Until the Buyer has suffered $15,000,000 in Adverse Consequences pursuant to clause (i) of the proviso in
Section 8(b) with respect to all matters referred to in such clause (i), the Buyer agrees to reimburse Masco, within 30 days of receipt of an invoice, for any reasonable out-of-pocket costs, expenses, fees or other amounts incurred by Masco relating to services provided or activities performed with respect to the matters referred to in this Section 10 (other than the matters referred to in clauses (i) and (iv) of the last sentence of Section 8(b)); and, with respect to matters referred to in such clause (iv), the Buyer agrees to reimburse Masco, within 30 days of receipt of an invoice, for any reasonable out-of-pocket costs, expenses, fees or other amounts incurred by Masco relating to services provided or activities performed with respect to such matters until the Buyer has suffered $3,000,000 in Adverse Consequences with respect to such matters). Once Buyer has suffered the applicable amount of Adverse Consequences specified in the immediately preceding sentence, then, subject to Section 8, Masco shall reimburse any Indemnified Buyer Party for any reasonable out-of-pocket costs, expenses, fees or other amounts incurred by such Indemnified Buyer Party pursuant to this Section 10. Each of the Buyer and Masco shall use its reasonable efforts to minimize the costs associated with Adverse Consequences relating to environmental matters for which Masco is responsible under Section 8 above (ignoring, for this purpose, the limitations in the proviso to Section 8(b) above). In order to better delineate the respective obligations of Masco and the Buyer with respect to environmental matters involving the HFG Companies and their Subsidiaries, the Buyer will take reasonable steps to cause the HFG Companies and their Subsidiaries to conduct their operations so as not to take affirmative action that unreasonably compounds or aggravates any environmental condition or noncompliance for which Masco is responsible (ignoring, for this purpose, the limitations in the proviso to Section 8(b) above) under this Agreement.

          (d) Third Party Actions. Neither the Buyer nor Masco will initiate or encourage any action by any third party, including any governmental agency or authority, which could reasonably be expected to lead to a claim by such third party with respect to any environmental matter of Masco, the HFG Companies and their respective Subsidiaries for which Masco is responsible under Section 8 above (ignoring, for this purpose, the limitations in the proviso in Section 8(b) above), except in each case to the extent required (i) by Environmental Law, (ii) by any Environmental Permit, (iii) by any settlement agreement, or (iv) in the relevant Party's good faith judgment, in order to protect human health or safety; provided, however, that nothing in this Agreement shall be construed to limit Buyer's right (or the right of any of the HFG Companies or their Subsidiaries) to investigate any suspected environmental condition or noncompliance. If the Buyer or Masco determines that it is so required to initiate or encourage any such action, such Party will promptly notify the other party of such requirement.

          (e) Resolution of Certain Disputes. (i) With respect to any matter which requires action by Masco and the consent of the Buyer or the agreement of Masco and the Buyer pursuant to this Section 10, Masco shall notify the Buyer in writing of the action it proposes to take, setting forth with particularity the nature of such action, the identity of the individual or firm proposed to perform such action (if applicable), the proposed time frame for commencing and completing such action, and the estimated cost associated with such action (each such action, a "Recommended Action"). Masco shall provide the Buyer with copies of all sampling data, environmental reports, proposals and correspondence (drafts and final) relating to the subject matter of the Recommended Action. In the event the Buyer disagrees with the Recommended Action, in whole or in part, the Buyer shall notify Masco in writing of its specific disagreement regarding such Recommended Action (a "Dispute Notification") within 15 days of its receipt of notice of the Recommended Action in accordance with this paragraph (e)(i) (the "Dispute Notification Period"). The Buyer and Masco shall thereafter negotiate in good faith in an attempt to reach agreement as to the disputed Recommended Action. In the event that the Buyer and Masco are unable to resolve the dispute within 10 days after Masco's receipt of a Dispute Notification, either the Buyer or Masco may provide written notice to the other of its intent to submit the matter to arbitration, and such dispute shall be resolved by arbitration.

               (ii) In the event the Recommended Action (or portion thereof subject to dispute) is submitted to arbitration, each of the Buyer and Masco shall select an arbitrator, and a third arbitrator shall be chosen by the other two arbitrators, provided that if the two arbitrators fail to agree upon the third arbitrator within 30 days of receipt of notice to submit the matter to arbitration, the additional arbitrator shall be appointed by the American Arbitration Association, in the State in which the relevant site is located; provided, however, that if the relevant site is not in the United States, the "State" for this purpose shall be deemed to be North Carolina. The provisions of the Federal Arbitration Act (9 U.S.C. Sections 1-14) and commercial arbitration rules of the American Arbitration Association shall be followed in any arbitration, unless modified pursuant to mutual agreement of the Buyer and Masco with the concurrence of the arbitration panel.

               (iii) Any arbitration conducted pursuant to this Section 10(e) shall be limited to resolution of the dispute set forth in the Dispute Notification, and the arbitrators shall have no jurisdiction or authority to resolve any claims not related to such dispute, whether arising by way of asserted rights, offsets or otherwise. The arbitrators' decision shall be final and binding on the Buyer and Masco. Any arbitration award shall be enforceable in any court of competent jurisdiction.

The Parties hereby consent to such jurisdiction and to entry of judgment thereon. The costs of arbitration shall be borne by the Buyer.

          (f) Certain Recoveries. Masco and the Buyer shall cooperate with each other with respect to making claims under any occurrence-based policies written by third party insurance companies, to the extent such policies were owned by any of the HFG Companies and their Subsidiaries prior to the Closing Date, under any acquisition agreements with third parties, to the extent such agreements are in effect as of the Closing Date and afford indemnification rights for the benefit of the HFG Companies and their Subsidiaries, and under any underground storage tank or similar environmental reimbursement program, to the extent such programs are available to the HFG Companies and their Subsidiaries at any time after the Closing Date, for reimbursement or contribution in connection with environmental matters for which Masco may be responsible pursuant to Section 8 (ignoring, for this purpose, the limitations in the proviso in Section 8(b) above). Such cooperation shall include making all reasonable claims and demands against such third parties with respect to such environmental matters and pursuing such claims and demands in a commercially reasonable manner.

          Section 11.     Termination.

          (a) Termination of Agreement. One or both of the Parties may terminate this Agreement under certain circumstances as provided below:

               (i) the Buyer and Masco may terminate this Agreement by mutual written agreement at any time prior to the Closing;

               (ii) the Buyer may terminate this Agreement by giving written notice to Masco at any time prior to the Closing in the event
     (A) Masco has within the then previous 15 days given the Buyer any notice designated by Masco as a mandatory notice pursuant to Section 5(e)(i) above or (B) Masco has breached any representation, warranty or covenant contained in this Agreement (other than any such breach that has previously been disclosed to the Buyer in a notice designated by Masco as a mandatory notice pursuant to Section 5(e)(i) above), and such breach, together with all other such breaches by Masco that have not been the subject of notices designated by Masco as mandatory notices pursuant to Section 5(e)(i) above, has had a Material Adverse Effect or a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement and the other Transaction Documents (it being understood that any notice of termination given pursuant to this clause (B) shall identify the breaches which are believed by the Buyer to constitute adequate grounds for the termination of this Agreement); provided, however, that Masco may elect to defer the effectiveness of any such notice of termination for a period of up to 30 additional days within which Masco would attempt to cure the applicable breach or breaches;

               (iii) Masco may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event (A) the Buyer has within the then previous 15 days given Masco any notice designated by the Buyer as a mandatory notice pursuant to Section 5(e)(ii) above or (B) the Buyer has breached any representation, warranty, or covenant contained in this Agreement (other than any such breach that has previously been disclosed to Masco in a notice designated by the Buyer as a mandatory notice pursuant to Section 5(e)(ii) above), and such breach, together with all other such breaches by the Buyer that have not been the subject of notices designated by the Buyer as mandatory notices pursuant to Section 5(e)(ii) above, has had a Material Adverse Effect (determined for this purpose as if the Buyer and its Subsidiaries were included in the Combined Company with the HFG Companies and their Subsidiaries) or a material adverse effect on the ability of Masco to consummate the Transactions contemplated by this Agreement and the other Transaction Documents (it being understood that any notice of termination given pursuant to this clause (B) shall identify the breaches which are believed by Masco to constitute adequate grounds for the termination of this Agreement); provided, however, that the Buyer may elect to defer the effectiveness of any such notice of termination for a period of up to 30 additional days within which the Buyer would attempt to cure the applicable breach or breaches; and

          (iv) either the Buyer or Masco may terminate this Agreement by giving written notice to the other Party at any time prior to the Closing if the Closing shall not have occurred on or before July 31, 1996.

          (b) Effect of Termination. If either Party terminates this Agreement pursuant to Section 11(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party under or with respect to this Agreement (except for any liability of any Party which has theretofore intentionally breached any provision of this Agreement); provided, however, that the provisions of the Buyer Confidentiality Agreement, the Confidentiality Agreement and Section 12(b), (d), (j), (k), (n), (s), (u) and (v) shall survive any termination of this Agreement.

          Section 12.     Miscellaneous.

          (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that Masco may make any public disclosure it believes in good faith based on advice of counsel is required by applicable law or any listing or trading agreement concerning its publicly-traded securities or that it believes in good faith is appropriate in order to preserve the business and value of the HFG Companies and their Subsidiaries (it being understood that in each such case Masco will use reasonable efforts to advise the Buyer prior to making the disclosure and consult with the Buyer regarding the timing and content of such disclosure).

          (b) No Third Party Beneficiaries. With the exception of certain procedural rights arising under Section 8 (d) (ii) and Section 8 (d)
(iii) relating to participation in the defense of Third Party Claims, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

          (c) Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity; provided, however, that each of the Parties agrees to provide the other with written notice at least two business days prior to filing any motion or other pleading seeking a temporary restraining order, a temporary or permanent injunction, specific performance, or any other equitable remedy and to give the other and its counsel a reasonable opportunity to attend and participate in any judicial or administrative hearing or other proceeding held to adjudicate or rule upon any such motion or pleading.

          (d) Entire Agreement. This Agreement (together with the other Transaction Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof or thereof; provided, however, that the Confidentiality Agreement and the Buyer Confidentiality Agreement shall remain in full force and effect.

          (e)     Non-Competition, Non-Interference and Non-Solicitation.
(A) Masco agrees that it will not, during the period commencing on the Closing Date and ending on the date that is five years after the Closing Date, directly or indirectly, through its present or future Subsidiaries, engage anywhere in the world in the design or manufacture of (i) wood, wicker, metal or upholstered furniture for the living room, family room, bedroom or dining room, for porch, deck or outdoor use or for the contract furniture market, or (ii) decorative fabrics for such upholstered furniture (the "Restricted Activities"); provided, however, that nothing in this Agreement shall be construed to prevent or restrict Masco, directly or indirectly through its present or future Subsidiaries, from (a) engaging in any of the businesses, operations and activities currently conducted by Masco and its Subsidiaries (as its Subsidiaries will exist after the Closing) and the expansion of such businesses, operations and activities, including the design, manufacture, and distribution of cabinets and countertops, home theaters and other home entertainment centers, shelving units and bookcases, office and computer furniture, ready-to-assemble furniture, fireplace mantels, and various closets and closet organizers, or
(b) acquiring any business or equity interest in any Person that engages, directly or indirectly, in any Restricted Activities, so long as the annual revenues of Masco from Restricted Activities for its most recent fiscal year prior to such acquisition (including the annual revenues of any previously acquired business or Person), when combined with the annual revenues from Restricted Activities of the business or Person to be acquired for its most recent fiscal year, do not exceed $150,000,000, and either (x) the annual revenue of such business or Person from such Restricted Activities in the most recent fiscal year prior to the acquisition does not exceed $25,000,000 (or, if greater, 10% of the total annual revenue of such business or Person in such fiscal year) or (y) if the annual revenue of such business or Person from such Restricted Activities in the most recent fiscal year exceeds $25,000,000 (or, if greater, 10% of the total annual revenue of such businesses or Person in such fiscal year) but are less than 33 1/3% of the total annual revenues of such businesses or Person, Masco divests sufficient operations within 18 months after such acquisition (even if beyond the five year non-compete period) so that clause (x) would have been satisfied on a pro forma basis as of the date of such acquisition, or (c) owning less than 10%
of the outstanding equity interests in any Person that engages directly or indirectly in any Restricted Activities.

          In the event that any of the restrictions set forth in this subsection shall be determined by a court of competent jurisdiction to be invalid or unenforceable by reason of its extending over too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, such restriction shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action; provided, however, that in each case such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such restriction in the particular jurisdiction in which such determination is made and not with respect to any other restriction or jurisdiction.

          (B) Masco agrees that it will not, during the period commencing on the Closing Date and ending on the date that is two years after the Closing Date, directly or indirectly, through its present or future Subsidiaries, cause or attempt to cause any customer or supplier of any of the HFG Companies and their Subsidiaries to terminate or materially reduce its business with such HFG Company or Subsidiary.

          (C) Masco agrees that it will not, during the period commencing on the Closing Date and ending on the date that is two years after the Closing Date, directly or indirectly, through its present or future Subsidiaries, initiate contact (other than through general solicitation to the public for employment) with any person who is then an officer of any of the HFG Companies or their Subsidiaries for the purpose of said person being employed or being offered employment by Masco or any of its Subsidiaries.

          (f) Confidentiality. For a period of three years following the Closing Date, Masco agrees to, and shall cause each of its Subsidiaries, officers, directors, employees, attorneys, accountants, consultants and other agents and advisors to, maintain in confidence all confidential and proprietary information and data of the HFG Companies and their respective Subsidiaries known to Masco as a result of its ownership of the HFG Companies and their Subsidiaries prior to the Closing Date except any information currently used by Masco and its remaining Subsidiaries in their remaining businesses (the "Confidential Information") and agrees not to disclose the Confidential Information to any Person other than its Subsidiaries, officers, directors, employees, attorneys, accountants, consultants and other agents and advisors that need to know such Confidential Information. Masco further agrees that it shall not use the Confidential Information for any purpose other than monitoring and evaluating its investment in the Buyer and determining and performing its obligations and exercising its rights under this Agreement and the other Transaction Documents. The obligation to hold information in confidence shall be satisfied if Masco exercises the same care with respect to such information as if would take to preserve the confidentiality of its own similar information. Nothing herein shall prevent Masco or its Subsidiaries, officers, directors, employees, attorneys, accountants, consultants and other agents and advisors from using, disclosing or authorizing the disclosure of Confidential Information such Person receives which (i) has been published or is in the public domain through no fault of Masco or any such other Person; (ii) is lawfully received from a third party having rights therein without notice of any restriction against its further disclosure or its disclosure to such Person;
(iii) is independently developed by Masco through parties who have not had, either directly or indirectly, access to or knowledge of such Confidential Information; (iv) is required to be produced under order of a court of competent jurisdiction or other similar requirements of a governmental agency; provided that such Confidential Information to the extent covered by a protective order or its equivalent shall otherwise continue to be Confidential Information; or (v) is required to be disclosed by applicable law or a stock exchange or a securities trading association on which such Person's securities (or those of its Affiliate) are listed.

          (g) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Party, such consent to be within the sole discretion of such other Party.

          (h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (i) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (j) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if and when it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed as set forth below:

     If to Masco:                    Copy to:

     Masco Corporation               Masco Corporation
     21001 Van Born Road             21001 Van Born Road
     Taylor, MI  48180               Taylor, MI  48180
     Attn:  President                Attn:  General Counsel

     If to the Buyer:                Copy to:

     FURNISHINGS INTERNATIONAL INC.  Morgan, Lewis & Bockius LLP
     1314 Hanley Industrial Court    101 Park Avenue
     St. Louis, MO  63144            New York, NY  10178
     Attn:  President                Attn:  Philip H. Werner

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy or ordinary mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received. Any Party may change its address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

          (k) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

          (l) Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed (i) in the case of an amendment, by the Buyer and Masco or (ii) in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          (m) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          (n) Expenses. Except as otherwise provided herein, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

          (o) Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (except to the extent that the requesting Party is entitled to indemnification therefor under Sections 6, 8 or 9 above).

          (p) Risk Management and Litigation Support. (i) Notwithstanding any other provision of this Agreement to the contrary, the Buyer shall not have any liability or responsibility for, and Masco shall be solely responsible for, and indemnify and hold harmless the Buyer from and against, all Adverse Consequences resulting from any claim for general, product and automobile "insurance-type" liabilities covered (whether collectible or not) under Masco's comprehensive general, product and automobile liability policies (including retrospectively rated insurance policies and insurance programs that are an economic equivalent of self-insurance), in each case as in effect as of the date hereof, arising from any occurrence prior to the Closing Date involving any of the HFG Companies and their Subsidiaries (whether known or unknown at the Closing
Date). After the Closing Date, the Buyer and the HFG Companies and their Subsidiaries will cooperate as reasonably requested by Masco in administering such claims, and Masco will administer such claims, in a manner consistent with the past practices of Masco. Such cooperation will include (x) assigning to Masco any pertinent contracts and insurance policies, providing claim files, financial, underwriting and other information and assisting Masco in contesting such claims, all as reasonably requested by Masco, and (y) providing the other support contemplated by clause (ii) below.

          (ii) In the event and for so long as either Party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand brought by any third party in connection with any transaction contemplated under this Agreement or any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving any of the HFG Companies and their Subsidiaries, the other Party shall (i) cooperate with the contesting or defending Party and its counsel in the contest or defense, (ii) make avail-able its personnel, and (iii) provide such testimony and access to its books and records, in each case as the contesting or defending Party may reasonably request, but all at the sole cost and expense of the contesting or defending Party (except to the extent that the contesting or defending Party is entitled to indemnification therefor under 6, 8, 9 or 12(p)(i) above).

          (q) Certain Intercompany Relationships. (i) Except as provided in Section 2(b) or as set forth on the attached Section 12(q) of the Disclosure Schedule, all leases, licenses, contracts, and other agreements, undertakings, representations, obligations and transactions between any of the HFG Companies and their Subsidiaries on the one hand and any of Masco and its remaining Subsidiaries on the other hand shall be deemed terminated as of the Closing, will have no further force or effect and will result in no further obligations or liabilities. The Buyer will cause the HFG Companies and their respective Subsidiaries, and Masco will cause its remaining Subsidiaries, to act in all respects in accordance with the next preceding sentence. The Buyer will cause the HFG Companies and their Subsidiaries to cease using the name "Masco" and its derivatives (the "Masco Tradenames") in their respective businesses promptly following the Closing and, in any event, agrees to indemnify Masco and its remaining Subsidiaries following the Closing from and against any Adverse Consequences resulting from any such use; provided that the Buyer will have the right to use existing stocks of stationery, supplies, catalogs and similar materials which bear the Masco Tradenames until the earlier of (A) 6 months after the Closing Date or (B) in the case of any particular product bearing a Masco Tradename, the date existing stocks of such product are exhausted.

          (ii) After the Closing, Masco shall deliver to the Buyer (or its designated representatives) from time to time, as requested by the Buyer, all books, records, contracts and other documents in its possession that relate solely to one or more of the HFG Companies and their Subsidiaries and will cooperate with the Buyer in providing copies of (or excerpts from) the books, records, contracts and other documents, as requested in reasonable detail by the

Buyer, that have a material relationship to the business or activities of any of the HFG Companies or their Subsidiaries after the Closing and that remain in Masco's possession.

          (r) Certain Releases, Assignments, and Assumptions. As soon as practicable following the Closing, the Buyer will use its commercially reasonable efforts to obtain the release of Masco and its remaining Subsidiaries from all obligations and liabilities under all leases, licenses, contracts, letters of credit, and other agreements between any of Masco and its remaining Subsidiaries on the one hand and any third parties on the other hand, including all guaranties by any of Masco and its remaining Subsidiaries, in each such case to the extent relating to any of the HFG Companies and their Subsidiaries. To the extent that the Buyer is unable to obtain the release of Masco and its remaining Subsidiaries within 180 days following the Closing from any obligation or liability under any such lease, license, contract, letter of credit, or other agreement, the Buyer will pay to Masco a fee of $50,000 per annum, payable quarterly, provided that the Buyer shall have no obligation to pay such fee to Masco for any quarter if the discounted present value (using a 7.5% discount rate), measured as of the Closing Date (the "Guaranteed Amount"), of the aggregate amount of obligations or liabilities (including reimbursement obligations for letters of credit) that remain guaranteed from time to time by Masco and its remaining Subsidiaries as of the first day of such quarter was less than 40% of the Guaranteed Amount of such obligations and liabilities (including reimbursement obligations under letters of credit) that are guaranteed by Masco and its remaining Subsidiaries as of the Closing Date. In no event, however, will the Buyer or any of the HFG Companies and their Subsidiaries expand upon or prolong any of Masco's obligations and liabilities by extending, renewing, or failing to exercise early termination rights which are unilaterally exercisable without the payment of significant penalties, with respect to any such lease, license, contract, letter of credit, or other agreement. In addition, and regardless of whether any such release is obtained, the Buyer agrees to indemnify Masco and its remaining Subsidiaries following the Closing from and against any Adverse Consequences resulting from any obligation or liability referred to in the first sentence, except in each such case to the extent that Masco is obligated to indemnify the Buyer against such Adverse Consequences pursuant to the provisions of Sections 6, 8, 9 or 12(p)(i) above. At or prior to the Closing, and without limiting the generality of the foregoing, Masco and its remaining Subsidiaries shall assign, and the Buyer, the HFG Companies, and the Subsidiaries of the HFG Companies (as indicated) shall assume, all of the rights, obligations, and liabilities of Masco and its remaining Subsidiaries under those leases, licenses, contracts, and other agreements with third parties listed on the Section 12(r) of the Disclosure Schedule, in each such case to the extent relating to any of the HFG Companies and their Subsidiaries.

          Masco agrees that, from and after the Closing Date, it will guarantee or otherwise provide up to $15,000,000 in standby letters of credit or comparable credit enhancement arrangements (collectively, "Guaranteed LCs") in support of any obligation as to which any of the HFG Companies and their Subsidiaries is a primary obligor or an account party (or an equivalent). The obligation of Masco to guarantee or otherwise provide the Guaranteed LCs shall be irrevocably terminated upon the earlier of (i) the date on which the PIK Note becomes due and payable and (ii) any business day if on each business day of the preceding 18-month period the aggregate amount of unused availability for borrowings under credit lines available to the Buyer and its Subsidiaries equals at least $75,000,000. The Buyer agrees to indemnify Masco and its remaining Subsidiaries following the Closing from and against any Adverse Consequences resulting from any failure or delay in making a payment under (or any other breach of its or its Subsidiaries' obligations under) the Guaranteed LCs or any agreement or instrument evidencing obligations or liabilities supported by the Guaranteed LCs, as the case may be; provided that any such indemnification shall be effected through the issuance to Masco of a promissory note of the Buyer having a principal amount equal to the indemnification amount (provided that such principal amount shall be appropriately modified in the same manner used to modify the original principal amount of the PIK Note in accordance with clause (y) of the proviso to Section 2(b)(ii)) and having terms equivalent to the terms of the PIK Note, it being understood that the amount of the Guaranteed LCs that Masco is obligated to provide will be reduced by the amount of any such Adverse Consequences paid by Masco. Immediately upon termination of Masco's obligations in respect of the Guaranteed LCs, the Buyer shall obtain the release of all Guaranteed LCs from the beneficiaries thereof, including, if necessary, through cash collateralization of the underlying obligation or liability of the relevant HFG Company or its Subsidiary.

          (s) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The word "including" shall mean "including without limitation". Except where the context clearly and convincingly requires otherwise, the word "material," when used to qualify any of Masco's representations, warranties, and covenants contained herein, shall mean material in the context of the Combined Company (rather than with reference to any single corporation or business included within the Combined Company) or the transactions contemplated hereby, as applicable. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The fact that a Party has disclosed any particular matter in the Disclosure Schedule or the Buyer Disclosure Schedule, in a written notice pursuant to Section 5(e) above (other than a notice designated by such Party as a mandatory notice), or in the certificate referred to in Section 7(a)(iv) or Section 7(b)(iv) above shall have no bearing on the issue of whether the disclosed matter is "material" for any purpose under this Agreement. The Buyer understands and acknowledges that a disclosure of any matter in the Disclosure Schedule does not indicate such matter's materiality in the context of the Combined Company or the transactions contemplated hereby, as applicable. Any matter that Masco discloses in any section or subsection of the Disclosure Schedule shall be deemed to have been disclosed by Masco only for purposes of the corresponding section or subsection of this Agreement unless this Agreement or the Disclosure Schedule expressly states otherwise. Any matter that the Buyer discloses in any section or subsection of the Buyer Disclosure Schedule shall be deemed to have been disclosed by the Buyer only for purposes of the corresponding section or subsection of this Agreement unless this Agreement or the Buyer Disclosure Schedule expressly states otherwise.

          (t) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          (u) Limited Recourse. Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, (i) the obligations and liabilities of the Parties hereunder and thereunder shall be without recourse to any stockholder of such Party or any of such stockholder's Affiliates, directors, employees, officers or agents and shall be limited to the assets of such Party and (ii) the stockholders of the Buyer (other than Masco) have made no (and shall not be deemed to have made any) representations, warranties or covenants (express or implied) under or in connection with this Agreement or any other Transaction Document.

          (v) Waiver of Jury Trial. EACH OF MASCO AND THE BUYER HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS BETWEEN MASCO AND THE BUYER CONTEMPLATED HEREBY OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER HEREOF. THIS WAIVER IS IRREVOCABLE AND SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO (OR ASSIGNMENTS OF) THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED WITH THE COURT AS A WRITTEN CONSENT TO A TRIAL WITHOUT A JURY.

          (w) No Offset. Notwithstanding anything to the contrary in this Agreement, Masco shall not be entitled to satisfy any of its payment obligations under this Agreement by means of an offset against the Buyer's obligations under the PIK Note or any security evidencing indebtedness of the Buyer issued in exchange for shares of the Buyer's Series A Preferred Stock.

                                                 * * * * *

                               [Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                   FURNISHINGS INTERNATIONAL INC.



                                   By:  /s/ ROBERT L. GEORGE
                                        Robert L. George
                                   Title:  Executive Vice President




                                   MASCO CORPORATION



                                   By:  /s/ JOHN R. LEEKLEY
                                        John R. Leekley
                                   Title:  Vice President and
                                           General Counsel

                                         SCHEDULE OF HFG COMPANIES



Ametex Fabrics, Inc. [DE]
Ametex U.K. Limited [United Kingdom] (1)
The Berkline Corporation [DE]
Dixie Furniture Company, Incorporated [DE]
Drexel Heritage Furnishings Inc. [NY]
Hanhill (Great Britain) Limited [England] (1)
Henredon Furniture Industries, Inc. [NC]
Henry Link Corporation [DE]
Interior Fabric Design, Inc. [NY]
Intro Europe, Inc. [NC]
La Barge, Inc. [MI]
Lexington Furniture Industries, Inc. [NC]
Lineage Home Furnishings, Inc. [DE]
Link-Taylor Corporation [DE]
Maitland-Smith, Inc. [NC]
Marbro Lamp Company [CA]
Masco Home Furnishings, Inc. [NC]
Ramm, Son & Crocker, Inc. [NY]
Ramm, Son & Crocker Limited [England] (1)
Robert Allen Fabrics, Inc. [DE]
Robert Allen Fabrics (Canada) Ltd. [Canada]
Robert Allen Fabrics of N.Y., Inc. [DE]
Sunbury Textile Mills, Inc. [DE]
Universal Furniture Limited [DE]
Young-Hinkle Corporation [DE]




____________________________________

(1) Ametex U.K. Limited, Hanhill (Great Britain) Limited, and Ramm, Son & Crocker Limited are wholly-owned subsidiaries of Masco Corporation Limited, which is a wholly-owned subsidiary of Masco Corporation of Indiana, which is a wholly-owned subsidiary of Masco Corporation. All of the other HFG Companies are wholly-owned subsidiaries of Masco Corporation.

                                         SCHEDULE OF DEFINED TERMS

          "Acquisition Agreement" means the Acquisition Agreement dated as of March 29, 1996, among the Parties, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

          "Adjusted Net Investment and Advances" has the meaning set forth in Section 2(e) of the Acquisition Agreement.

          "Adjusted NIA Report" has the meaning set forth in Section 2(e) of the Acquisition Agreement.

          "Adjustment Schedule" has the meaning set forth in Section 2(e) of the Acquisition Agreement.

          "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, Taxes (other than Income Taxes), penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses; provided, however, that:
(i) Adverse Consequences shall not include any lost profits or any exemplary, punitive, consequential or other similar damages (other than exemplary, punitive, consequential or other similar damages awarded to any third party); (ii) Adverse Consequences shall not be determined through any multiple of earnings approach or variant thereof (except with respect to any breach of the representations or warranties contained in Section 4(f) and the first sentence of Section 4(g), in each case to the extent that such breach relates to any matter that has resulted in a recurring loss of earnings, and then only to the extent that at the time of assessing the Adverse Consequences caused by that breach, there are no developments or areas of earnings growth (whether or not related to the matters giving rise to the breach) not specifically included in the Buyer's business plan as of the date hereof for the segment exhibiting such growth which are then reasonably anticipated to offset or compensate, in whole or in part, for the Adverse Consequences caused by such breach); (iii) the Indemnified Buyer Parties shall not be deemed to have suffered any Adverse Consequences with respect to any matter for which a specific reserve or accrual of liabilities was established in the determination of the Adjusted Net Investment and Advances as of the Closing Date (including any such reserve or accrual of liabilities established on or reflected in the Closing Date Balance Sheet) to the extent of such reserve or accrual of liabilities, (iv) in determining Adverse Consequences, the Parties shall make appropriate adjustments for (A) insurance and indemnity recoveries actually received by the relevant Indemnified Party (net of any out-of-pocket expenses, including court costs and reasonable attorneys' fees and expenses, incurred in pursuing such insurance and indemnity recoveries) under any occurrence-based policies written by third party insurance companies, to the extent such policies are owned by any of the HFG Companies and their Subsidiaries prior to the Closing Date, under any acquisition agreements with third parties, to the extent such agreements are in effect as of the Closing Date and afford indemnification rights for the benefit of the HFG Companies and their Subsidiaries, and under any underground storage tank or similar environmental reimbursement program, to the extent such programs are available to the HFG Companies and their Subsidiaries at any time after the Closing Date and (B) the time value of money and (v) the Indemnified Buyer Parties shall not be deemed to have suffered any Adverse Consequences which result from their continuation after the Closing Date of any of the practices, policies and procedures of the HFG Companies and their Subsidiaries, or which result from their institution of new such practices, policies and procedures, in either case in detrimental reliance upon the representations and warranties of Masco under the Acquisition Agreement; and provided further that Adverse Consequences shall not include (i) the loss of any Tax attribute or (ii) any Tax liability resulting from the receipt of any indemnification payment made under this Agreement.

          "Affected Corporation" means any of the HFG Companies and their Subsidiaries that is subject to a Section 338(g) Election or a Section 338(h)(10) Election.

          "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

          "Affiliated Group" means any affiliated group (within the meaning of Code Section 1504 or any similar group defined under a similar provision of state, local, or foreign law) filing a consolidated, combined or unitary Return.

          "AGUB" means the adjusted grossed-up basis at which an Affected Corporation is deemed to have purchased its assets for Tax purposes as a result of a Section 338(h)(10) Election.

          "Applicable Rate" means simple interest at the rate of 6% per annum based on a year of 360 days and actual days elapsed.

          "Buyer" has the meaning set forth in the preface to the Acquisition Agreement.

          "Buyer Confidentiality Agreement" means the Confidentiality Agreement between the Buyer and Masco dated as of February 26, 1996, as the same may be amended, supplemented or otherwise modified from time to time.

          "Buyer Disclosure Schedule" has the meaning set forth in Section 3(b) of the Acquisition Agreement.

          "Buyer Financial Statements" has the meaning set forth in Section 3(b) of the Acquisition Agreement.

          "Buyer Material Adverse Effect" means any circumstance relating to, change in, or effect on any of the Buyer and its Subsidiaries that, individually or in the aggregate with any other circumstances relating to, changes in, or effects on, any of the Buyer and its Subsidiaries, is materially adverse to the business (based on continuing operations consistent with past practice), assets, financial condition or results of operations of the Buyer and its Subsidiaries,




                                            Definitions Page 2
considered as a single combined business; provided that the HFG Companies and their Subsidiaries shall not be considered Subsidiaries of the Buyer for this purpose.

          "Caldwell Environmental Matter" means any and all Adverse Consequences relating to the site located in the town of Lenoir in Caldwell County, North Carolina known as the Caldwell Superfund Site or to the treatment, storage, disposal, presence, Release or threatened Release of Hazardous Materials at, to or from such site, but only to the extent such Adverse Consequences relate to personal injuries allegedly incurred by any individual as a result of activities occurring or circumstances existing at the site on or prior to the Closing Date; provided, however, that "Caldwell Environmental Matter" shall not include any Adverse Consequences relating to a claim made against any Indemnified Buyer Party (other than the HFG Companies and their Subsidiaries) which does not relate to any of the HFG Companies or their Subsidiaries.

          "Cap" has the meaning set forth in Section 8(b) of the Acquisition Agreement.

          "Class A Common Stock" has the meaning set forth in Section 2(b) of the Acquisition Agreement.

          "Class B Common Stock" has the meaning set forth in Section 2(b) of the Acquisition Agreement.

          "Closing" has the meaning set forth in Section 2(c) of the Acquisition Agreement.

          "Closing Date" has the meaning set forth in Section 2(c) of the Acquisition Agreement.

          "Closing Date Balance Sheet" has the meaning set forth in Section 2(e) of the Acquisition Agreement.

          "Closing Date Cash" has the meaning set forth in Section 2(e) of the Acquisition Agreement.

          "COBRA" means ERISA Sec. 162 and Code Sec. 4980B.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Combined Company" means all of the HFG Companies and their Subsidiaries considered as a single combined business.

          "Confidential Information" has the meaning set forth in Section 12(f) of the Acquisition Agreement.

          "Confidentiality Agreement" means the Confidentiality Agreement between Citicorp Venture Capital, Ltd. and Masco dated as of June 22, 1995, as the same may be amended, supplemented or otherwise modified from time to time.



                                            Definitions Page 3

          "Disclosure Schedule" has the meaning set forth in Section 3(a) of the Acquisition Agreement.

          "Dispute Notification" has the meaning set forth in Section 10(e) of the Acquisition Agreement.

          "Dispute Notification Period" has the meaning set forth in Section 10(e) of the Acquisition Agreement.

          "Employee Benefit Arrangement" means, with respect to any Person, any employment, severance or similar contract, arrangement or policy (exclusive of any such contract which is terminable within 30 days without liability), or any plan or arrangement providing for severance benefits, insurance coverage (including pursuant to any self-insured plan or arrangement), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation, or benefits, in each case for the benefit of any current or former employee of such Person; provided, however, that the term "Employee Benefit Arrangement" shall not include any Employee Benefit Plan covered by or subject to ERISA or any other contract, arrangement, policy, plan or arrangement required to be sponsored, maintained or contributed to by applicable law (other than any domestic workers' compensation statute).

          "Employee Benefit Plan" has the meaning set forth in ERISA
Sec. 3(3).

          "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the Resource Conservation and Recovery Act of 1976, as amended, together with all applicable common laws and other applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, consent decrees, rulings, binding agreements and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) concerning pollution or protection of health and the environment, in each case whether now existing or subsequently enacted, amended or superseded (except to the extent that any additional requirements, financial or other obligations or liabilities of any kind or character are more burdensome than those that would have been imposed under Environmental Laws in effect as of the Closing
Date), including laws relating to Releases or threatened Releases of Hazardous Materials into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials; provided, however, that Environmental Laws shall not include the Occupational Health and Safety Act of 1970, as amended, nor any other law (including any rule, regulation, code, plan, injunction, judgment, order, decree, ruling or charge thereunder) of any federal, state, local or foreign government (or any agency thereof) to the extent concerning the health and safety of employees, except to the extent such laws relate to the presence, Release, exposure or abatement of asbestos or asbestos-containing materials.



                                            Definitions page 4

          "Environmental Permit" means any applicable federal, state, local or foreign permits, licenses, approvals, consents, authorizations, registrations and certificates of authority required, granted or issued by any governmental agency under or in connection with any Environmental Law.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means any Person which would be treated as a single employer together with any of the HFG Companies and their Subsidiaries under Code Sec. 414.

          "Financial Statements" has the meaning set forth in Section 4(f) of the Acquisition Agreement.

          "Financing" has the meaning set forth in Section 3(b)(vi) of the Acquisition Agreement.

          "Foreign Benefit Plan" means each employee benefit plan, program, arrangement or agreement sponsored, maintained, or contributed to by any of Masco, the HFG Companies and their respective Subsidiaries, that is subject to laws of a country, state, or sovereignty other than the United States or a state, territory, or district of the United States.

          "GAAP" means United States generally accepted accounting principles as in effect on the date of the Acquisition Agreement.

          "Grossed-Up Basis" means, when used to describe the basis on which the payment of a specified sum is to be made, a basis such that the amount of such payment, after being reduced by the actual amount of all Taxes imposed on and paid by the recipient of such payment as a result of the receipt or accrual of such payment, will equal the specified sum.

          "Guaranteed Amount" has the meaning set forth in Section 12(r) of the Acquisition Agreement.

          "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Hazardous Materials" means petroleum, petroleum hydrocarbons, petroleum products, petroleum by-products, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, urea formaldehyde, lead or lead-containing materials, polychorinated biphenyls or any other chemicals, materials, substances or wastes in any amount or concentration which, in each case, are regulated under any Environmental Law or defined as or included in the definition of "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted wastes," "toxic substances," "toxic pollutants," "pollutants," "regulated substances," "solid wastes," "contaminants" or "industrial waste," or words of similar import, under any Environmental Law.



                                            Definitions Page 5

          "HFG Companies" has the meaning set forth in the preface to the Acquisition Agreement.

          "HFG Employee" has the meaning set forth in Section 6(d) of the Acquisition Agreement.

          "HFG Participant" has the meaning set forth in Section 6(c) of the Acquisition Agreement.

          "High Value" has the meaning set forth in Section 2(e) of the Acquisition Agreement.

          "Income Tax" of a Person means any tax imposed on such Person (other than tax imposed as a result of such Person's being a withholding agent under the laws) by Subtitle A of the Code or any similar tax imposed by any state, local or foreign jurisdiction, together with any interest, penalties, additions to tax or additional amounts imposed by the applicable Taxing Authorities with respect thereto.

          "Indemnified Buyer Party" has the meaning set forth in Section 8(b) of the Acquisition Agreement.

          "Indemnified Party" has the meaning set forth in Section 8(d) of the Acquisition Agreement.

          "Indemnified Seller Party" has the meaning set forth in Section 8(c) of the Acquisition Agreement.

          "Indemnifying Party" has the meaning set forth in Section 8(d) of the Acquisition Agreement.

          "Independent Accounting Firm" has the meaning set forth in Section 2(e) of the Acquisition Agreement.

          "Intellectual Property" means (a) all inventions (whether patent-able or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registra-tions and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and tech-niques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),



                                            Definitions Page 6

(f) all computer software (including data and related documentation),
(g) all other proprietary rights, and (h) all copies and tangible embodi-ments of any of the foregoing (in whatever form or medium).

          "Knowledge of Masco" (and any other phrase to substantially similar effect) means the actual knowledge of any of Gerard W. Boylan, John
R. Leekley, Wayne B. Lyon, Richard A. Manoogian, Richard G. Mosteller and Robert B. Rosowski and, (i) with respect to Tax matters, David Doran, (ii) with respect to Universal Furniture Limited and its Subsidiaries, Paul Tu,
(iii) with respect to Lexington Furniture Industries, Inc. and its Subsidiaries, Jeff Young, (iv) with respect to Drexel Heritage Furnishings Inc. and its Subsidiaries, Dan Grow and (v) with respect to The Berkline Corporation and its Subsidiaries, Alan Cole, in each case without the necessity of any independent investigation; provided, however, that each such named individual who has an employee reporting directly to him who is principally responsible for the subject matter of any representation or warranty given to the Knowledge of Masco shall review such representation or warranty with such responsible employee.

          "Low Value" has the meaning set forth in Section 2(e) of the Acquisition Agreement.

          "MADSP" means the modified aggregate deemed sales price at which an Affected Corporation is deemed to have sold its assets for Tax purposes as a result of a Section 338(h)(10) Election.

          "Masco" has the meaning set forth in the preface to the Acquisition Agreement.

          "Masco Cash Payment" has the meaning set forth in Section 2(f) of the Acquisition Agreement.

          "Masco Tradenames" has the meaning set forth in Section 12(q) of the Acquisition Agreement.

          "Material Adverse Effect" means any circumstance relating to, change in, or effect on any of the HFG Companies and their Subsidiaries that, individually or in the aggregate with any other circumstances relating to, changes in, or effects on, any of the HFG Companies or their Subsidiaries, is materially adverse to the business (based on continuing operations consistent with past practice), assets, financial condition, or results of operations of the Combined Company.

          "Maximum Permitted Rate" means the maximum rate permitted as of the Closing Date pursuant to Section 163(i)(1) of the Code so as not to cause the PIK Note to be an "applicable high yield debt obligation".

          "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37) or ERISA Sec. 4001(a)(3).



                                            Definitions Page 7

          "Net Intercompany Balance" means the amount by which (x) all intercompany amounts owing as of the Closing by any of the HFG Companies and their Subsidiaries to any of Masco and Masco's remaining Subsidiaries exceed
(y) all intercompany amounts owing as of the Closing by any of Masco and Masco's remaining Subsidiaries to any of the HFG Companies and the Subsidiaries of the HFG Companies, all as set forth on the Closing Date Balance Sheet.

          "Non-HFG Participant" has the meaning set forth in Section 6(c) of the Acquisition Agreement.

          "Norfolk Veneer Environmental Matter" means any and all Adverse Consequences arising out of the existence of Hazardous Materials on, under or migrating to or from the Norfolk Veneer property on or prior to the Closing Date.

          "Ordinary Course of Business" means, with respect to any Person, the regular transaction of such Person's business consistent with past practice (including with respect to quantity and frequency), including entry into contracts, leases and other obligations.

          "Party" has the meaning set forth in the preface to the Acquisition Agreement.

          "PBGC" means the Pension Benefit Guaranty Corporation, or any successor agency.

          "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof), or any other entity.

          "PIK Note" has the meaning set forth in Section 2(b) of the Acquisition Agreement.

          "Post-Closing Period" means any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.

          "Pre-Closing Period" means any taxable period or portion thereof ending on or before the Closing Date. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period to the end of the Closing Date shall constitute a Pre-Closing Period.

          "Preliminary Purchase Price" has the meaning set forth in Section 2(b) of the Acquisition Agreement.

          "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.



                                            Definitions Page 8

          "Properties" means the real properties currently owned, operated or leased by any of the HFG Companies or their Subsidiaries, including all soil, subsoil, surface waters and groundwater thereat.

          "Proposed Closing Date Balance Sheet" has the meaning set forth in
Section 2(e) of the Acquisition Agreement.

          "Purchase Price" has the meaning set forth in Section 2(f) of the Acquisition Agreement.

          "Recommended Action" has the meaning set forth in Section 10(e) of the Acquisition Agreement.

          "Registration Rights Agreement" means the Registration Rights Agreement to be entered into as of the Closing Date among the Parties and certain other Persons and having the terms set forth in Exhibit C to the Acquisition Agreement and such other terms as the Parties and such other Persons shall mutually agree, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

          "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the environment prior to the Closing Date.

          "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

          "Restricted Activities" has the meaning set forth in Section 12(e) of the Acquisition Agreement.

          "Returns" means any returns, reports or statements (including any information returns) required to be filed with a Taxing Authority for purposes of a particular Tax.

          "Revised Adjusted NIA Report" has the meaning set forth in Section 2(e) of the Acquisition Agreement.

          "Section 338(h)(10) Election" has the meaning set forth in Section 9(i) of the Acquisition Agreement.

          "Section 338 Tax" means a Tax imposed on any of the HFG Companies or their Subsidiaries that results from (a) an election made pursuant to this Agreement with respect to any of the HFG Companies or their Subsidiaries under Section 338(g) of the Code or any corresponding election under state, local or foreign Tax law (each such election, a "Section 338(g) Election") or (b) a Section 338(h)(10) Election made pursuant to this Agreement with respect to any of the HFG Companies or their Subsidiaries, in each case irrespective of whether such Tax arises in a Pre-Closing Period or a Post-Closing Period, and including (i) any Tax resulting from a Section 338(g) Election with respect to any of the HFG Companies or their Subsidiaries, but not an accompanying Section 338(h)(10) Election, being given effect for



                                            Definitions Page 9
purposes of a particular Tax and (ii) any Tax imposed on or as a result of the deemed sale of assets resulting from a Section 338(g) Election or a
Section 338(h)(10) Election with respect to any of the HFG Companies or their Subsidiaries or both; provided, however, that the term "Section 338 Tax" shall not include any Tax imposed because the Tax attributes (including tax basis of assets and amounts of earnings and profits) of any of the HFG Companies or their Subsidiaries are changed as a result of a Section 338(g) Election or a Section 338(h)(10) Election.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Security Interest" means any mortgage, pledge, lien, encumbrance or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings (provided that the property subject to such lien is not subject to imminent threat of loss), (c) purchase money liens and liens securing rental payments under capital lease arrangements (but only to the extent that such liens cover the property so purchased or leased), and (d) other items arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money; provided, however, that for purposes of Sections
2(d), 3(a)(iii), 3(a)(v), 3(b)(iii), 3(b)(vii) and 4(b) of the Acquisition Agreement, the items described in clauses (a), (b), (c) and (d) above shall not be excluded from the definition of "Security Interests".

          "Seller Group" means the affiliated group of corporations (excluding the HFG Companies and their Subsidiaries) within the meaning of
Section 1504(a) of the Code, of which Masco is the common parent.

          "Seller Party" means Masco and any Subsidiary or Affiliate of Masco, other than the Buyer, the HFG Companies and their respective Subsidiaries.

          "Series A Preferred Stock" has the meaning set forth in Section 2(b) of the Acquisition Agreement.

          "Series B Preferred Stock" has the meaning set forth in Section 2(b) of the Acquisition Agreement.

          "Specified Buyer Representations" has the meaning set forth in
Section 8(a) of the Acquisition Agreement.

          "Specified Masco Representations" has the meaning specified in
Section 8(b) of the Acquisition Agreement.



                                            Definitions Page 10

          "Specified Non-Income Tax" means (i) any sales or use Tax or (ii) any payroll Tax (including Taxes of any kind required to be withheld from payments to providers of services).

          "Stockholders' Agreement" means the Stockholders' Agreement to be entered into as of the Closing Date among the Parties and certain other Persons and having the terms set forth in Exhibit C to the Acquisition Agreement and such other terms as the Parties and such other Persons shall mutually agree, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

          "Straddle Period" has the meaning set forth in Section 9(l) of the Acquisition Agreement.

          "Subsidiary" means any Person with respect to which a specified Person (together with one or more Subsidiaries of such Person) owns a majority of the common stock (or equivalent voting securities or, if no such voting securities exist, equivalent equity interests) or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (or similar officials) on the board (or similar governing body) of such Person.

          "Tax" or "Taxes" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, sales, use, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority responsible for the imposition of any such Tax with respect thereto.

          "Tax Claim" means any claim with respect to Taxes made by any Taxing Authority or other Person that, if pursued successfully, could serve as the basis for a claim for indemnification under Section 9 of the Acquisition Agreement.

          "Tax Indemnitees" means Buyer and its Subsidiaries and Affiliates (including the HFG Companies and their Subsidiaries and Affiliates after the Closing, but otherwise determined assuming that Masco is not an Affiliate of the Buyer and its Subsidiaries following the Closing).

          "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

          "Third Party" means any Person other than (i) a Seller Party, (ii) the Buyer and its Subsidiaries and Affiliates as of the date of the Acquisition Agreement and (iii) the HFG Companies and their Subsidiaries.

          "Third Party Claim" has the meaning set forth in Section 8(d) of the Acquisition Agreement.



                                            Definitions Page 11

          "Third Party Indebtedness" means, without duplication and disregarding any obligations of any of the HFG Companies and their Subsidiaries to any other HFG Company or Subsidiary thereof, (i) all obligations of any of the HFG Companies and their Subsidiaries for borrowed money, (ii) all obligations of any of the HFG Companies and their Subsidiaries in respect of bankers' acceptances or other similar instruments (other than letters of credit) or reimbursement obligations with respect thereto, (iii) all obligations of any of the HFG Companies and their Subsidiaries to pay the deferred purchase price of property and services (excluding any trade payables in the Ordinary Course of Business), (iv) all obligations of any of the HFG Companies and their Subsidiaries under capitalized leases and (v) all obligations of other Persons of the types described in clauses (i) through (iv) above guaranteed by any of the HFG Companies and their Subsidiaries, in each case to any Person (other than Masco and its remaining Subsidiaries).

          "Transaction Documents" means the Acquisition Agreement, the Stockholders' Agreement, the Registration Rights Agreement and the PIK Note.

          "Transfer Taxes" means sales, use, transfer, real property transfer, recording, gain, stock transfer and other similar taxes and fees.

          "WARN Act" has the meaning set forth in Section 6(b) of the Acquisition Agreement.

          "Year-end Net Investment and Advances" has the meaning set forth in Section 2(f) of the Acquisition Agreement.










                                            Definitions Page 12